UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Charter Communications, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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REIMAGINING. REDEFINING. TRANSFORMING.

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Spectrum
Spectrum

Charter COMMUNICATIONS

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Charter Communications, Inc. (the “Company” or “Charter”), which will be held at 6350 S. Fiddler’s Green Circle, 2nd Floor (Conference Room C), Greenwood Village, CO 80111 on Tuesday, April 23, 2024 at 8:30 a.m. (Mountain Daylight Time).

Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to sign, date, and promptly return the enclosed proxy in the postage-paid envelope that is provided, or you may vote via the Internet pursuant to the instructions on the proxy card. If you decide to attend the annual meeting, you will have the opportunity to vote in person.

Lastly, Craig Jacobson has decided not to stand for re-election to the Board of Directors at the annual meeting. We thank Craig for his commitment to Charter and the many valuable contributions he has made during his tenure on the Board of Directors.

On behalf of management and the Board of Directors, we would like to express our appreciation for your continued interest in Charter.

Sincerely,

Eric L. Zinterhofer	Christopher L. Winfrey
Non-Executive Chairman of the Board	President and Chief Executive Officer, Director

March 14, 2024

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

Charter Communications, Inc. 400 Washington Blvd. Stamford, CT 06902

Notice of Annual Meeting of Stockholders

of Charter Communications, Inc.

Date:	Time:	Place:
April 23, 2024	8:30 a.m. (Mountain Daylight Time)	6350 S. Fiddler’s Green Circle 2nd Floor (Conference Room C) Greenwood Village, CO 80111

How to Vote: By Mail By Phone By Internet At Annual Meeting

Matters to be voted on:

1.  The election of thirteen directors, named in this proxy statement;

2.  An amendment increasing the number of shares in the Company’s 2019 Stock Incentive Plan;

3.  An amendment to the Company’s Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation;

4.  The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2024;

5.  The two stockholder proposals described in the proxy statement if properly presented at the meeting; and

6.  Any other matters properly brought before the stockholders at the meeting.

The  proxy statement more fully describes these proposals.

All stockholders of record at the close of business on February 23, 2024 are invited to attend the meeting. For security reasons, however, to gain admission to the meeting you may be required to present identification containing a photograph and to comply with other security measures.

By order of the Board of Directors,

Jamal H. Haughton

Corporate Secretary

March 14, 2024

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

Charter Communications, Inc.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on April 23, 2024. The 2024 notice and proxy statement and the 2023 annual report to stockholders are available at www.proxyvote.com.

This proxy statement and the Notice of Internet Availability of Proxy Materials were first mailed to stockholders on or about March 14, 2024.

Questions and Answers about Voting and the Annual Meeting

What matters will be voted on at the annual meeting?

As a holder of Class A common stock, you are being asked to vote on the following:

•	Proposal 1: To elect thirteen directors, nominated by our Board of Directors and named in this proxy statement;

•	Proposal 2: To increase the number of shares in the Company’s 2019 Stock Incentive Plan;

•	Proposal 3: To amend the Company’s Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation;

•	Proposal 4: To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2024;

•	Proposal 5: To vote on a stockholder proposal regarding lobbying activities;

•	Proposal 6: To vote on a stockholder proposal regarding political expenditures report; and

•	To vote on any other matters properly brought before the stockholders at the meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	FOR the election of the thirteen directors, nominated by our Board of Directors and named in this proxy statement;

•	FOR the approval of the amendment increasing the number of shares in the Company’s 2019 Stock Incentive Plan;

•	FOR the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation;

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2024; and

•	AGAINST each of the stockholder proposals.

What if other matters come up at the annual meeting?

The items listed on the Notice of Annual Meeting of Stockholders are the only matters that we know will be voted on at the annual meeting. Your proxy gives discretionary authority to the persons named on the proxy card to vote on other matters. On such other business as may properly come before the meeting, your shares will be voted in the discretion and judgment of the proxy holder.

Who has been nominated for election as directors at the annual meeting?

The Board of Directors has nominated thirteen directors for election, twelve of whom are currently serving on our Board of Directors and one new director-nominee, Carolyn J. Slaski. The thirteen directors who have been nominated by the Board of Directors and agreed to serve as directors are Mses. Goodman and Slaski and Messrs. Conn, Maffei, Markley, Merritt, Meyer, Miron, Newhouse, Nair, Ramos, Winfrey and Zinterhofer.

Charter Communications  | 1 |  2024 Proxy Statement

Who can vote at the annual meeting?

As of the close of business on February 23, 2024 (the “Record Date”), a total of 161,279,328 shares of Class A common stock, including Charter Communications Holdings, LLC (“Charter Holdings”) common units on an as-if-exchanged basis, are entitled to be voted by our stockholders at the annual meeting. Each holder of Class A common stock is entitled to one vote per share, representing 144,386,152 votes. Advance/Newhouse Partnership (“A/N”) holds one share of our Class B common stock, which is entitled to a number of votes equal to the number of shares of Class A common stock into which the Charter Holdings common units held by A/N may be exchanged, or 16,893,176 votes. The enclosed proxy card indicates the number of Class A shares that our records show you are entitled to vote. There are no other classes of common stock outstanding.

What is the difference between being a stockholder of record and a beneficial owner?

You are a stockholder of record if at the close of business on the Record Date your shares were registered in your name with Computershare Shareowner Services, our transfer agent and registrar.

You are a beneficial owner if at the close of business on the Record Date, your shares were held by a brokerage firm or other nominee and not directly in your name, but are held in “street name.” As the beneficial owner of your shares, you have the right to direct your broker or other nominee how to vote your shares, i.e., for or against the proposals to be considered at the annual meeting. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. See, “What if I do not provide instructions on how to vote my shares?” below.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker or other nominee, you should return your proxy in the envelope provided by your broker or nominee or instruct the person responsible for holding your shares to execute a proxy on your behalf. In either case, your shares will be voted according to your instructions.

What if I do not provide instructions on how to vote my shares?

If you are a stockholder of record and you submit a proxy, but do not provide voting instructions, your shares will be voted “FOR” the election of each of the Company’s director nominees on proposal 1, “FOR” proposals 2 through 4 and “AGAINST” the stockholder proposals.

If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or nominee has discretionary authority to vote for certain proposals, but not others pursuant to applicable regulatory requirements. Brokers and other nominees have the discretion to vote on routine matters such as proposal 4, but not on non-routine matters such as proposals 1 through 3 and 5 and 6. Therefore, if you do not provide voting instructions to the broker or nominee that holds your shares, the broker or nominee may only vote for proposal 4 and any other routine matters properly presented for a vote at the annual meeting.

What is the quorum required for the meeting?

We will hold the annual meeting if holders of shares having a majority of the voting power of Charter’s capital stock as of the Record Date either sign and return their proxy cards, vote via the Internet or attend the meeting. If you sign and return your proxy card or vote via the Internet, your shares will be counted to determine whether we have a quorum, even if you fail to indicate your vote.

Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum exists at the annual meeting.

How are broker non-votes and abstentions treated?

If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters (a broker non-vote), such shares will be considered present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters.

Charter Communications  | 2 |  2024 Proxy Statement

A stockholder may vote to “abstain” on any of the proposals. If you vote to “abstain” on any matter, your shares will be counted as present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matter. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes cast in connection with each proposal.

With respect to each of proposals 1, 2 and 4 through 6, broker non-votes and abstentions will have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the annual meeting. In addition, because they do not count as votes cast, assuming a quorum is present, abstentions from voting, broker non-votes or a stockholder’s other failure to vote will have no effect on proposals 1, 2 and 4 through 6. With respect to proposal 3, broker non-votes and abstentions will have the same effect as a vote “against” in determining whether the affirmative vote constitutes a majority of the outstanding shares of Class A common stock entitled to vote at the annual meeting.

In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice of Internet Availability of Proxy Materials.

What is the vote required for the proposals on the agenda?

The affirmative vote of the holders of a majority of the votes cast is required for approval of the matters in proposals 1, 2 and 4 through 6. Abstentions and broker non-votes are not considered votes cast. Accordingly, assuming a quorum is present, abstentions, broker non-votes and a stockholder’s other failure to vote will have no effect on the outcome of the applicable proposal.

The affirmative vote of the holders of a majority of the outstanding shares of Class A common stock entitled to vote thereon is required for approval of proposal 3. Accordingly, assuming a quorum is present, abstentions, broker non-votes and a stockholder’s other failure to vote will have the same effect as a vote “against” on the outcome of proposal 3.

What are my choices for each proposal on the agenda?

On proposal 1, for each of the director nominees you can vote your shares “FOR” a nominee or “AGAINST” a nominee, or you can abstain from voting. On proposals 2 through 6 you can vote “FOR” a proposal or “AGAINST” a proposal, or you can abstain from voting.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card. Sign and date the proxy card and mail it back to us in the enclosed envelope. If you receive more than one proxy card it may mean that you hold shares in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. The proxy holder named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not indicate your vote, the proxy holder will vote on your behalf “FOR” each of the director nominees on proposal 1, “FOR” proposals 2 through 4, and “AGAINST” the stockholder proposals and will also have discretionary authority to vote your shares on any other matter that is properly brought before the annual meeting. Stockholders may also vote their proxy by using the toll free number listed on the proxy card and following the instructions.

Can I vote via the Internet?

Stockholders with shares registered in their names with Computershare Shareowner Services, our transfer agent, may authorize a proxy via the Internet at the following address: www.proxyvote.com. A number of brokerage firms and banks participate in a program that permits Internet voting. If your shares are held in an account at a brokerage firm or bank that participates in such a program, you may direct the vote of those shares by following the instructions on the voting form enclosed with the proxy from the brokerage firm or bank.

Proxies submitted via the Internet must be received by 11:59 p.m. (EDT) on April 22, 2024. Please refer to your voting instruction form and/or your proxy card for specific voting instructions. If you vote this year’s proxy via the Internet, you may also elect to receive future proxy and other materials electronically by following the instructions when you vote. Making this election will save the Company the cost of producing and mailing these documents.

Charter Communications  | 3 |  2024 Proxy Statement

Can I change my vote after I return my proxy card?

Yes. At any time before the vote at the annual meeting, you can change your vote either by giving our Corporate Secretary a written notice revoking your proxy card, or by signing, dating and submitting a new later-dated proxy card via the Internet, by telephone or by mail. We will honor the latest dated proxy card which has been received prior to the closing of the voting. You may also attend the meeting and vote in person. If you wish to attend the annual meeting and vote your shares in person and you are the beneficial owner of your shares, you must obtain the documents required to vote your shares in person at the annual meeting from your broker or nominee.

Is my vote confidential?

We will maintain the confidentiality of proxy cards and other votes that identify individual stockholders unless disclosure is required by law.

Who will count the votes?

Broadridge Financial Solutions, Inc. has been appointed to receive and tabulate stockholder votes and to act as the inspector of election and certify to the election results.

Who is soliciting my vote?

The Board of Directors is soliciting your vote. In addition, we retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with our 2024 annual meeting of stockholders at a total cost of approximately $20,000 plus expenses. Charter expects to solicit proxies primarily by mail, but directors, officers and other employees of Charter may also solicit in person or by internet, telephone or mail. Contact information for the proxy solicitor appears below.

Proxy Solicitor

Charter stockholders who need assistance in voting their shares or need a copy of this proxy statement should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York City, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and brokers may call collect: (212) 750-5833

Who pays for this proxy solicitation?

The Company pays for the proxy solicitation. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy material to the beneficial owners of the Class A common stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses.

Where can I find the voting results of the annual meeting?

We will report the voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (“SEC”) within four business days after the date of the meeting and that we will post on our website promptly after it is filed.

Charter Communications  | 4 |  2024 Proxy Statement

Proposal No. 1: Election of Directors

(Item 1 on Proxy Card)

The size of our Board of Directors is thirteen, and we have twelve members standing as nominees for election as well as one new director-nominee, Carolyn J. Slaski. Proxies cannot be voted for a greater number of persons than the number of nominees named. As set forth in more detail below, the Nominating and Corporate Governance Committee of the Board of Directors and the Board of Directors have determined that twelve of our thirteen current directors are independent pursuant to NASDAQ rules, and that twelve of our thirteen director nominees are independent pursuant to NASDAQ rules.

Each of our directors is elected on an annual basis. The Board of Directors is soliciting your vote for the directors to be elected at the annual meeting of stockholders. Once elected, each of the directors will hold office until his or her successor is elected, or he or she resigns or is otherwise removed.

Mr. Rutledge retired from the role of Executive Chairman of the Company and the Board of Directors (“Executive Chairman”) effective November 30, 2023, but continues to serve as a director emeritus. Mr. Winfrey was appointed to the Board of Directors effective November 30, 2023 to fill the vacancy resulting from Mr. Rutledge’s retirement. The Board also appointed Eric L. Zinterhofer as Non-Executive Chairman of the Board effective November 30, 2023 upon the retirement of Mr. Rutledge as Executive Chairman. Craig Jacobson will not stand for reelection to the Board and his term of office will expire as of the end of the annual meeting. To fill the vacancy caused by Mr. Jacobson’s departure, Carolyn J. Slaski has been nominated by the Board of Directors, based on the recommendation of the Nominating and Corporate Governance Committee, for election to the Board of Directors at the upcoming annual meeting. Ms. Slaski was identified by a third party recruiting firm that the Nominating and Corporate Governance Committee engaged to assist in developing its pipeline of potential diverse director candidates.

Under the Second Amended and Restated Stockholders Agreement, dated May 23, 2015, among Charter, Liberty Broadband Corporation (“Liberty Broadband”), A/N and the former Charter Communications, Inc. (the “Stockholders Agreement”), and Charter’s amended and restated certificate of incorporation, the number of Charter’s directors is fixed at thirteen. Under the Stockholders Agreement, Liberty Broadband currently has the right to designate three directors as nominees for Charter’s Board of Directors and A/N currently has the right to designate two directors as nominees for Charter’s Board of Directors. Of our current directors and the director nominees named in this proxy statement, Messrs. Maffei, Meyer and Nair were designated by Liberty Broadband and Messrs. Miron and Newhouse were designated by A/N.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE DIRECTOR NOMINEES.

Information about the Director Nominees

The following information concerns the thirteen individuals who have been nominated by the Board of Directors for election by the stockholders. Each of the following individuals currently serves as a director except new director-nominee Carolyn J. Slaski.

Directors	Position(s)
Eric L. Zinterhofer	Non-Executive Chairman
W. Lance Conn	Director
Kim C. Goodman	Director
Gregory B. Maffei	Director
John D. Markley, Jr.	Director
David C. Merritt	Director
James E. Meyer	Director
Steven A. Miron	Director
Balan Nair	Director
Michael A. Newhouse	Director
Mauricio Ramos	Director
Carolyn J. Slaski	Director
Christopher L. Winfrey	Director

Charter Communications  | 5 |  2024 Proxy Statement

Director Nominees

Eric L. Zinterhofer Non-Executive Chairman Age: 52 Director Since: 2009 Committees: Compensation and Benefits, Nominating and Corporate Governance, Finance

Biographical Information:

Mr. Zinterhofer serves as Non-Executive Chairman of Charter’s board of directors and was previously the Lead Independent Director of the board from May 2016 to November 2023, and served as the Non-Executive Chairman of the board from November 2009 through May 2016. In 2010, Mr. Zinterhofer founded Searchlight Capital Partners, L.P., a private equity firm. Previously, he served as a senior partner at Apollo Management, L.P. and was with Apollo from 1998 until May 2010. Mr. Zinterhofer is a director of Univision Holdings, Inc., Ziply Fiber LLC, and Liberty Latin America Ltd. Mr. Zinterhofer previously served as a director of Hemisphere Media Group until 2022, TouchTunes Interactive until 2022, Global Eagle Entertainment until 2020, Roots Corporation until 2020, Liberty Cablevision of Puerto Rico until 2018, General Communication Inc. until 2018, 160 Over Ninety LLC until 2018, Hunter Boot Limited until 2015, Integra Telecom, Inc. until 2015, and Central European Media Enterprises Ltd. until 2013. Mr. Zinterhofer received B.A. degrees with Honors in Economics and European History from the University of Pennsylvania and received an M.B.A. from Harvard Business School.

Skills and Qualifications:

Mr. Zinterhofer’s qualifications to sit on Charter’s Board include his extensive background in banking and investment industries and his particular knowledge and experience as a financial advisor and investor in the telecommunications industries. This knowledge and experience contributes to the Board’s evaluation of financing opportunities and strategies and consideration of our capital structure, budgets and business plans, provide insight into other company board practices and strengthens the Board’s collective qualifications, skills and attributes.

W. Lance Conn Independent Director Age: 55 Director Since: 2004 Committees: Compensation and Benefits (Chair), Finance

Biographical Information:

Mr. Conn is a businessman, investor and conservationist. From July 2004 to May 2009, Mr. Conn served as the President of Vulcan Capital, the investment arm of Vulcan, Inc. Prior to Vulcan, Mr. Conn was employed by America Online, Inc. from March 1996 to May 2003. From September 1994 to February 1996, Mr. Conn was an attorney with Shaw, Pittman, Potts & Trowbridge LLP in Washington, D.C. Mr. Conn holds a J.D. degree from the University of Virginia, a M.A. degree in history from the University of Mississippi and a B.A. degree in history from Princeton University.

Skills and Qualifications:

Mr. Conn’s qualifications to sit on Charter’s Board include his extensive experience in the media and telecommunications industries, his experience in the investment industry and his knowledge of Charter gained from his long-term service as a director.

Charter Communications  | 6 |  2024 Proxy Statement

Kim C. Goodman Independent Director Age: 58 Director Since: 2016 Committees: Audit

Biographical Information:

Ms. Goodman is Chief Executive Officer of Smarsh, Inc., a global leader in digital communications compliance and intelligence. Prior to joining Smarsh, Ms. Goodman was President, Payments and Risk Solutions of Fiserv, Inc., a leading global provider of financial services and technology solutions. While at Fiserv, Ms. Goodman also served as Head of Merchant Joint Ventures and Acquirer Processing and Head of Card Services. Prior to Fiserv, Ms. Goodman was Chief Executive Officer of Worldpay US, following seven years at American Express (AMEX), where she served as president of its Global Business Travel and Merchant Services Americas units. Prior to joining AMEX, she held executive leadership roles at Dell Inc. in Software and Peripherals, Marketing and Transactional Sales and Dell Networking. Ms. Goodman began her career in management consulting with Bain & Company, where she ascended to the role of partner. Ms. Goodman previously served as a director of Alcatel-Lucent SA, Brocade Communications Systems, and National Life Insurance Company. A graduate of Stanford University with a Master of Science in Industrial Engineering and Bachelor of Arts in Political Science, Ms. Goodman also earned a Master of Business Administration from Harvard Business School where she was a Baker Scholar.

Skills and Qualifications:

Ms. Goodman’s qualifications to sit on Charter’s Board include her experience in software, networking, financial services and customer service, her experience serving on other public company boards, as well as her experience in executive leadership roles at Smarsh, Fiserv, Worldpay US and AMEX and previous senior leadership positions in both software and networking at Dell Inc.

Gregory B. Maffei Independent Director Age: 63 Director Since: 2013 Committees: Compensation and Benefits, Finance

Biographical Information:

Mr. Maffei has served as the President and Chief Executive Officer and a director of Liberty Media Corporation (including its predecessor, Liberty Media) since May 2007, Liberty Broadband Corporation (Liberty Broadband) since June 2014 and Liberty Media Acquisition Corporation since November 2020. He has served as Chairman of the Board of Atlanta Braves Holdings, Inc. since July 2023 and as President and Chief Executive Officer since December 2022. He has served as Chairman of the Board of Liberty TripAdvisor Holdings, Inc. since June 2015 and as a director and the President and Chief Executive Officer since July 2013. He has served as the Chairman of the Board of Qurate Retail, Inc. (formerly named Liberty Interactive Corporation, Qurate Retail) since March 2018 and as a director of Qurate Retail (including its predecessor) since November 2005. Mr. Maffei also served as the President and Chief Executive Officer of Qurate Retail (including its predecessor) from February 2006 to March 2018, having served as its CEO-Elect from November 2005 through February 2006. Mr. Maffei also served as the President and Chief Executive Officer and a director of GCI Liberty, Inc. from March 2018 until December 2020. Prior thereto, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, Chairman of the Board, President and Chief Executive Officer of 360networks Corporation, and Chief Financial Officer of Microsoft Corporation. Mr. Maffei has served as (i) the Chairman of the Board of Tripadvisor, Inc. since February 2013, (ii) the Chairman of the Board of Live Nation Entertainment, Inc. since March 2013 and as a director since February 2011, (iii) the Chairman of the Board of Sirius XM Holdings Inc. since April 2013 and as a director since March 2009 and (iv) a director of Zillow Group, Inc. since February 2015, having previously served as a director of its predecessor, Zillow, Inc., from May 2005 to February 2015. Mr. Maffei served as (i) a director of GCI Liberty from March 2018 until its December 2020 combination with Liberty Broadband, (ii) Chairman of the Board of Starz from January 2013 until its acquisition by Lions Gate Entertainment Corp. in December 2016, (iii) a director of Barnes & Noble. Inc. from September 2011 to April 2014, (iv) a director of Electronic Arts, Inc. from June 2003 to July 2013, (v) a director of DIRECTV and its predecessors from February 2008 to June 2010 and (vi) the Chairman of the Board of Pandora Media, Inc. from September 2017 to February 2019. Mr. Maffei is a member of the Board of Trustees of Dartmouth College and the Council on Foreign Relations. Mr. Maffei has an M.B.A. from Harvard Business School, where he was a Baker Scholar, and a B.A. from Dartmouth College.

Skills and Qualifications:

Mr. Maffei’s qualifications to sit on Charter’s Board include his significant financial and operational experience based on his current senior policy making positions at the Liberty companies described above and his previous executive positions at Oracle Corporation, 360networks and Microsoft. In addition, Mr. Maffei has extensive public company board experience. He provides our Board with an executive leadership perspective on the strategic planning for, and operations and management of, large public companies and risk management principles.

Charter Communications  | 7 |  2024 Proxy Statement

John D. Markley, Jr. Independent Director Age: 58 Director Since: 2009 Committees: Nominating and Corporate Governance (Chair), Audit

Biographical Information:

Mr. Markley is Managing Director of Bear Creek Capital, an investment firm focused on public and private companies in the communications, media and technology industries. Mr. Markley also is a partner at New Amsterdam Growth Capital. From 1996 to 2009, Mr. Markley was a partner at Columbia Capital, a venture capital firm, where he served on the board of numerous private companies. Mr. Markley is a director of Interdigital, Inc. where he serves as the Chair of its governance committee and member of its compensation committee. Mr. Markley previously served as Chairman of the Board of BroadSoft, Inc. until its acquisition by Cisco Systems, Inc. in February 2018 where he also served on the compensation committee, and as a director of Millennial Media, Inc. from July 2006 to May 2014. Mr. Markley also is currently a director of numerous private companies in the communications, media and technology industries. Mr. Markley received a B.A. degree from Washington & Lee University and an M.B.A degree from Harvard Business School.

Skills and Qualifications:

Mr. Markley’s qualifications to sit on Charter’s Board include his private equity and operating experience and his extensive experience with communications, media and technology companies, which allow him to contribute guidance and advice relating to the development and execution of the company’s strategy and analysis of potential business opportunities.

David C. Merritt Independent Director Age: 69 Director Since: 2003 Committees: Audit (Chair), Finance

Biographical Information:

Mr. Merritt is a private investor and consultant. From March 2009 to December 2013, he served as the president of BC Partners, Inc., a financial advisory firm. From October 2007 to March 2009, Mr. Merritt served as Senior Vice President and Chief Financial Officer of iCRETE, LLC. From 1985 to 1999, Mr. Merritt was an audit and consulting partner of KPMG serving in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice. Mr. Merritt sits on the board of directors and Audit Committee of Taylor Morrison Home Corporation. Mr. Merritt previously served as a director and as the Chairman of the Audit Committee of Calpine Corporation until March 2018. He was also a director of Buffet Restaurants Holdings, Inc. until August 2015 and he served as a director of Outdoor Holdings, Inc. until May 2013. Mr. Merritt holds a B.S. degree in Business and Accounting from California State University — Northridge.

Skills and Qualifications:

Mr. Merritt’s qualifications to sit on Charter’s Board include his many years of experience as an audit and consulting partner with a major accounting firm, as a director and audit committee member, and in the media industry. As a seasoned director and audit committee chair with extensive accounting, financial reporting and audit committee experience, Mr. Merritt brings a strong background in leadership, governance and corporate finance to our Board.

Charter Communications  | 8 |  2024 Proxy Statement

James E. Meyer Independent Director Age: 69 Director Since: 2018 Committees: Nominating and Corporate Governance

Biographical Information:

Mr. Meyer served as Chief Executive Officer of Sirius XM Holdings Inc. (“Sirius XM”), an audio entertainment provider, from December 2012 until his retirement on December 31, 2020. Mr. Meyer has been a director of Sirius XM since 2013 and is currently serving as Vice Chairman of the Sirius XM board. Previously, Mr. Meyer was the President, Operations and Sales, of Sirius XM. Prior to joining Sirius XM in May 2004, Mr. Meyer was the President of Aegis Ventures, a general management consulting company. Before Aegis, he held a number of senior management positions in consumer electronics over a 25 year period, including as the Senior Executive Vice President of Digital Media Solutions of Thomson, a worldwide leader in consumer electronics. Prior to joining Thomson, Mr. Meyer held senior management positions at General Electric and RCA. Mr. Meyer served as Chairman of the Board of Directors and a director of TiVo Corporation (and Rovi Corporation prior to its merger with TiVo Corporation) until 2020 and served as a director of Pandora Media, Inc. until 2019. Mr. Meyer holds an M.B.A. and an undergraduate degree in economics, both from St. Bonaventure University.

Skills and Qualifications:

Mr. Meyer’s qualifications to sit on Charter’s Board include his expertise in media and business and his extensive managerial experience. Mr. Meyer brings to our Board demonstrated management ability at senior levels and critical industry, technology and operational insights.

Steven A. Miron Independent Director Age: 57 Director Since: 2016 Committees: Compensation and Benefits

Biographical Information:

Mr. Miron is the Chief Executive Officer of Advance/Newhouse Partnership, a privately-held media company headquartered in Syracuse, New York and a senior executive officer at Advance, a private, family-held business that owns and invests in companies across media, entertainment, technology, communications, education and other promising growth sectors. Advance’s portfolio includes Condé Nast, which produces high quality award-winning journalism, content and entertainment in a variety of media formats, including print, digital and video, for global audiences; Advance Local, which operates America’s leading local media groups news and information companies in more than 20 cities as well as software and data platforms, and marketing agencies; Stage Entertainment, one of the world’s leading producers of musical theatre, operating a network of 16 premier theatres across continental Europe; The IRONMAN Group, the world’s largest operator of mass participation sports platform; in the world; American City Business Journals, the largest publisher producer of local business news, information and events in the United States, covering 44 cities; Leaders Group, a global business intelligence platform for sports and gaming professionals; Turnitin, a leading provider of educational technology to promote academic integrity, streamline grading and feedback and improve educational outcomes; 1010data, a leading provider of cloud-based data analytics; and POP, a digital marketing agency. Advance holds an approximately 13% interest in Charter and is among the largest shareholders in Warner Bros. Discovery, Inc. and Reddit. Mr. Miron previously served as President of Bright House Networks from July 2002 to May 2008 and as Chief Executive Officer from May 2008 until May 2016, when Bright House Networks was acquired by Charter. Mr. Miron currently serves as a director of Warner Bros. Discovery, Inc. and C-SPAN and was previously a member of the board of directors of the National Cable & Telecommunications Association and CableLabs. Mr. Miron previously served for several years on the board of directors and executive committee for CTAM and the boards of Emma Bowen Foundation, CTAM Educational Foundation, Crouse Health Foundation and the Jewish Community Foundation of Central New York. Mr. Miron is a graduate of American University.

Skills and Qualifications:

Mr. Miron’s qualifications to sit on Charter’s Board include his extensive experience as a cable television executive and his experience in the media and technology industries. Mr. Miron has developed a deep understanding of our industry and his expertise in the cable television industry makes him a valued presence on our Board.

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Balan Nair Independent Director Age: 57 Director Since: 2013 Committees: None

Biographical Information:

Mr. Nair is President and Chief Executive Officer and a director of Liberty Latin America, Ltd., an integrated telecommunications company focused on the Caribbean Islands and Latin America. Mr. Nair is an experienced and proven business executive with more than 20 years in the telecommunications industry. He has been a part of the Liberty family of companies since 2007, when he joined Liberty Global as its Senior Vice President and Chief Technology Officer. He most recently served as Executive Vice President and Chief Technology and Innovation Officer. In this role, he was responsible for overseeing Liberty Global’s worldwide network, as well as Technology and Innovation operations, including Product Development, IT, Network Operations, Mobile Operations and Global Supply Chain functions. He was also responsible for Corporate Strategy and Venture investments. Mr. Nair was an executive officer of Liberty Global and sat on Liberty Global’s Executive Leadership Team and the Investment Committee. Prior to joining Liberty Global, from December 2006 to June 2007, Mr. Nair served as Chief Technology Officer and Executive Vice President for AOL LLC, a global web services company. Prior to his role at AOL, he spent more than 12 years at Qwest Communications International Inc., most recently as Chief Information Officer and Chief Technology Officer. Mr. Nair sits on the board of directors and compensation committee of Adtran Corporation. Mr. Nair previously served as a director of Telenet Group Holding, N.V., which trades on EN Brussels. He holds a patent in systems development and is a Licensed Professional Engineer in Colorado. Mr. Nair holds an M.B.A. and a B.S. in electrical engineering, both from Iowa State University.

Skills and Qualifications:

Mr. Nair’s qualifications to sit on Charter’s Board include his significant executive experience in building, integrating and managing technology businesses and his in-depth knowledge of all aspects of technology for delivering telecommunications systems.

Michael A. Newhouse Independent Director Age: 64 Director Since: 2016 Committees: Nominating and Corporate Governance, Finance

Biographical Information:

Mr. Newhouse is a co-president at Advance, a private, family-held business that owns and invests in companies across media, entertainment, technology, communications, education and other promising growth sectors. Advance’s portfolio includes Condé Nast, which produces high quality award-winning journalism, content and entertainment in a variety of media formats, including print, digital and video, for global audiences; Advance Local, which operates America’s leading local media groups news and information companies in more than 20 cities as well as software and data platforms, and marketing agencies; Stage Entertainment, one of the world’s leading producers of musical theatre, operating a network of 16 premier theatres across continental Europe; The IRONMAN Group, the world’s largest operator of mass participation sports platform; in the world; American City Business Journals, the largest publisher producer of local business news, information and events in the United States, covering 44 cities; Leaders Group, a global business intelligence platform for sports and gaming professionals; Turnitin, a leading provider of educational technology to promote academic integrity, streamline grading and feedback and improve educational outcomes; 1010data, a leading provider of cloud based data analytics; and POP, a digital marketing agency. Advance holds an approximately 13% interest in Charter and is among the largest shareholders in Warner Bros. Discovery, Inc. and Reddit. Mr. Newhouse is a graduate of Tufts University.

Skills and Qualifications:

Mr. Newhouse’s qualifications to sit on Charter’s Board include his extensive experience in the cable television, media and technology industries. Mr. Newhouse has developed a deep understanding of our industry and his expertise in the cable television industry makes him a valued member of our Board.

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Mauricio Ramos Independent Director Age: 55 Director Since: 2016 Committees: Compensation and Benefits

Mr. Ramos has been the Chief Executive Officer of Millicom International Cellular S.A. (“Millicom”), a Luxembourg public liability company traded on the Stockholm and U.S. NASDAQ stock exchange since April 2015 and was elected as an Executive Director in June 2020. He was appointed Interim Chairman in September 2023. Millicom is a leading telecommunications and media company dedicated to emerging markets in Latin America and Africa. Before joining Millicom, he was President of Liberty Global’s Latin American division, a position he held from 2006 until February 2015. During his career at Liberty Global, Mr. Ramos held several leadership roles, including positions as Chairman and CEO of VTR in Chile and President of Liberty Puerto Rico. Throughout this period he has successfully developed both mobile and broadband businesses in Latin America, delivering solid operational improvement and outstanding financial results. In 2021 Mr. Ramos was elected as Chair of the U.S. Chamber’s U.S. Colombia Business Council (“USCBC”) and he also joined the Broadband Commission for Sustainable Development as a Commissioner and the INCAE business school Presidential Advisory Council. He is also the Chair of the Digital Communications Industry Community of the World Economic Forum. Mr. Ramos sat on the GSMA Board of Directors from 2017-2019. He has also served as Director of the Biennal of the Americas from 2012 to 2015, Director of Columbus Networks from 2013 to 2014, and Director of the American Chamber of Commerce in Chile from 2007-2011, among various other roles. He is a citizen of the United States and Colombia and received a degree in Economics, a degree in Law, and a postgraduate degree in Financial Law from Universidad de los Andes in Bogota.

Skills and Qualifications:

Mr. Ramos’ qualifications to sit on Charter’s Board include his significant executive experience in the telecommunications and media industries. His experience in these areas as well as his experience developing both mobile and broadband businesses make him a valued member of our Board.

Carolyn J. Slaski Independent Director-Nominee Age: 61 Director Since: N/A Committees: None

Biographical Information:

Ms. Slaski served as the Americas and US Vice-Chair of Talent of EY LLP from 2015 to 2021. Previously, Ms. Slaski was a Senior Audit Partner from 1984-2021 and, during that time, also served as the East Region Assurance Managing Partner from 2013 to 2015, New Jersey Office Managing Partner and Market Segment Leader from 2010-2013 and European Client Service Partner and Capital Markets Leader from 2002 to 2005. Ms. Slaski serves on the board of TELUS International where she sits on the Audit and HR committees. Ms Slaski holds a Bachelor of Arts in Economics (Honors) from Rutgers University, a Certified Public Accountant certification and has completed EY’s Strategic Leadership Program by Harvard University.

Skills and Qualifications:

Ms. Slaski’s qualifications to sit on Charter’s Board include her many years of experience as an audit and lead partner with a major accounting firm. As an experienced director and audit committee member with extensive accounting, financial reporting and audit committee experience, Ms. Slaski will bring a strong background in strategic leadership, risk management, information technology and information management to our Board.

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Christopher L. Winfrey Director Age: 48 Director Since: 2023 Committees: None

Mr. Winfrey was named President and Chief Executive Officer of Charter Communications in December 2022 and appointed to the Board of Directors in November 2023. He most recently served as Chief Operating Officer since 2021, where he oversaw all cable operations, including marketing, sales, field operations and customer operations, as well as Spectrum Enterprise. Mr. Winfrey joined Charter as Chief Financial Officer in 2010 responsible for Charter’s accounting, financial planning and analysis, procurement, real estate, tax and treasury functions, as well as mergers and acquisitions, capital structure activities and investor relations. Charter added oversight of its fiber-based Spectrum Enterprise business to his CFO responsibilities in 2019, and operational leadership of the residential and SMB Sales and Marketing organization, and Spectrum Community Solutions in February of 2021. Prior to joining Charter, Mr. Winfrey served as Chief Financial Officer of Unitymedia GmbH, Germany’s second-largest cable operator, and as Managing Director for Unitymedia’s cable operations, broadcasting and satellite entities. Earlier in his career, Mr. Winfrey served as Senior Vice President, Corporate Finance and Development at Cablecom, GmbH. He was previously a Director of Financial Planning and Analysis and Director of Operations Services of NTL Incorporated’s continental European operations, and a senior associate in the private equity group at Communications Equity Associates. Mr. Winfrey has spent more than 25 years in the cable industry, and in 2015 received The Internet & Television Association’s (NCTA) Vanguard Award for Young Leadership. He currently serves on the Boards of the NCTA, CableLabs and National Urban League. He received a B.S. in accounting and an MBA from the University of Florida.

Skills and Qualifications:

Mr. Winfrey’s qualifications to sit on Charter’s Board include his many years of experience as an executive in the telecommunications industry, including as our President and Chief Executive Officer since December 2022. Mr. Winfrey is responsible for setting and executing the goals and strategies related to our business and provides the Board not only with a knowledge of our day-to-day operations, but also with the essential experience, insight and expertise that can be provided only by a person who is intimately involved in running our business.

Board of Directors and Committees of the Board of Directors

Our Board of Directors meets regularly throughout the year on an established schedule. The Board also holds special meetings and executive sessions and acts by written consent from time to time as necessary. The Company held an annual stockholders’ meeting in 2023, which twelve directors attended. Members of the Board of Directors are encouraged to attend the annual meeting each year. In 2023, the full Board of Directors held fourteen meetings and acted two times by unanimous written consent. All directors attended 75% or more of the aggregate meetings of the Board and of the Board committees on which they served during 2023.

The Board of Directors delegates authority to act with respect to certain matters to Board committees whose members are appointed by the Board of Directors. The current standing committees of the Board of Directors are the following: Audit Committee, Compensation and Benefits Committee, Nominating and Corporate Governance Committee and Finance Committee. The Audit, Compensation and Benefits, Nominating and Corporate Governance and Finance Committees each have a charter that is available on the “Investors” section of our website at ir.charter.com.

Charter’s Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, reviewing the work of the independent registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and reviewing our risk management program. During 2023, the Audit Committee members consisted of Messrs. Merritt and Markley and Ms. Goodman. Mr. Merritt is Chairman of the Audit Committee. Charter’s Board of Directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations. All members of the Audit Committee were determined by the Board of Directors in 2023 to be independent in accordance with the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met five times and acted two times by unanimous written consent in 2023.

The Compensation and Benefits Committee reviews and approves the compensation of the senior management of the Company. During 2023, Messrs. Conn, Maffei, Miron, Ramos and Zinterhofer served on the Compensation and Benefits Committee. Mr. Conn served as the Chairman of the Compensation and Benefits Committee during 2023. All members of the

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Compensation and Benefits Committee were determined by the Board of Directors in 2023 to be independent in accordance with the listing standards of NASDAQ and Rule 10C of the Exchange Act. The Compensation and Benefits Committee met six times and acted three times by unanimous written consent in 2023.

The Nominating and Corporate Governance Committee oversees corporate governance, including recommending Board and committee nominations, overseeing the Corporate Governance Guidelines, reviewing and reporting to the Board as to director independence, overseeing environmental, social and governance matters, reviewing public policy priorities and political engagement strategy and overseeing lobbying activities. The Nominating and Corporate Governance Committee considers director candidates proposed by stockholders if adequate information is submitted in a timely manner (see “Nomination and Qualifications of Directors” below). During 2023, Messrs. Markley, Jacobson, Meyer, Newhouse and Zinterhofer served on the Nominating and Corporate Governance Committee. Mr. Markley is the Chairman of the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee were determined by the Board in 2023 to be independent in accordance with the listing standards of NASDAQ. The Nominating and Corporate Governance Committee met four times in 2023.

The Finance Committee reviews the Company’s financing activities and approves the terms and conditions of certain financing transactions, in consultation with the Company’s legal and financial advisors. During 2023, Messrs. Conn, Maffei, Merritt, Newhouse and Zinterhofer served on the Finance Committee. The Finance Committee met one time and acted four times by unanimous written consent in 2023.

In addition to the standing committees described above, from time to time, the Board of Directors may create “ad hoc” committees for specific projects or transactions. Ad hoc committees acted by written consent during 2023 related to the Company’s stock buyback arrangements with each of A/N and Liberty Broadband.

The Nominating and Corporate Governance Committee and the Board of Directors have determined that a majority of the thirteen current directors are independent, and a majority of the thirteen director nominees are independent. The Nominating and Corporate Governance Committee and the Board of Directors have specifically determined that Ms. Goodman and Messrs. Conn, Jacobson, Markley, Merritt, Ramos and Zinterhofer are independent directors under NASDAQ rules. The Nominating and Corporate Governance Committee and the Board of Directors have also determined that director-nominee Ms. Slaski is independent under NASDAQ rules. The Nominating and Corporate Governance Committee and the Board of Directors also determined that Messrs. Maffei, Meyer and Nair are independent under the NASDAQ rules; however, due to their designation as nominees by, or relationship with, Liberty Broadband, a stockholder of the Company, they may not be considered independent under SEC rules for Audit Committee membership purposes. Similarly, the Nominating and Corporate Governance Committee and the Board of Directors determined that Messrs. Miron and Newhouse are independent under the NASDAQ rules; however, due to their designation as nominees by, or relationship with, A/N, a stockholder of the Company, they may not be considered independent under SEC rules for Audit Committee membership purposes. The Nominating and Corporate Governance Committee and the Board of Directors further determined that Messrs. Maffei, Meyer, Miron, Nair and Newhouse’s designation as nominees by, or relationship with, a stockholder of the Company does not prohibit a finding of independence under SEC rules and NASDAQ Rule 5605(d)(2) for Compensation and Benefits Committee membership purposes. Mr. Winfrey is President and Chief Executive Officer of the Company and is thus not independent for NASDAQ Rule purposes as an executive officer of the Company.

Nomination and Qualifications of Directors

Candidates for director are nominated by the Board of Directors, based on the recommendation of the Nominating and Corporate Governance Committee and subject to certain requirements under the Stockholders Agreement. Charter’s Corporate Governance Guidelines provide that, among other things, candidates for new Board membership to be considered by Charter’s Board of Directors should be individuals from diverse business and professional backgrounds with unquestioned high ethical standards and professional achievement, knowledge and experience. The Corporate Governance Guidelines provide that a candidate’s contribution of diversity to the Board of Directors (based on common factors associated with diversity such as gender, race/ethnicity and other background characteristics that enhance the diversity of the Board) will be one of the many elements considered in evaluating candidates. Further, the Board of Directors and the Nominating and Corporate Governance Committee believe that it is important that Board members represent diverse viewpoints. In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. In addition, director candidates must be individuals with the time and commitment necessary to perform the duties of a Board member and other special skills that complement or supplement the skill sets of current directors.

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We believe that the Board of Directors is comprised of an effective mix of experience, backgrounds, knowledge, and skills, including the following:

•	Nine directors have experience and demonstrated expertise in managing large, complex organizations, such as serving as CEOs or next-level executives of a significant company or organization;

•	Four directors and the new director nominee have significant financial, accounting or other risk management expertise;

•	Two directors have significant technology and product development experience; and

•	Eleven directors and the new director nominee have experience on one or more boards of other significant public or nonprofit organizations.

In addition, we believe that all of our directors have the following attributes that positively contribute to our Board of Directors:

•	Experience with video, internet, telephone, wireless or media businesses;

•	Experience with significant transactions, including financings, investments and acquisitions;

•	Judgment, skill, integrity and reputation; and

•	Diversity of life experiences and backgrounds, as well as gender and ethnic diversity.

At this time, our Board includes an African American woman, an Asian American/Pacific Islander and a Latino American, as well as a female candidate nominated for election at the 2024 annual stockholders’ meeting. In 2023, the Nominating and Corporate Governance Committee engaged a third party recruiting firm to further develop its pipeline of potential female director candidates, which resulted in the nomination of Ms. Slaski for election to the Board at the 2024 annual stockholders’ meeting.

In recent years, some investors have expressed concerns about the number of outside public company boards that certain highly sought-after directors serve on. The Nominating and Corporate Governance Committee considers all aspects of each director’s contributions, skills and dedication to ensure that each remains an effective director for the Company. The Board realizes that Mr. Maffei, a director on the board and President and Chief Executive Officer of Liberty Broadband, also sits on the boards of several other companies in which Liberty Broadband has an investment or a management relationship, as well as the boards of other companies, as more fully discussed in his biographical information above. The Nominating and Corporate Governance Committee has thoroughly evaluated Mr. Maffei’s role in and contributions to the Board, including the significant time and attention he dedicates to the Company, his outside board commitments (which primarily relate to his role with Liberty Broadband and affiliated companies), the overlaps between his service on outside boards and our Board, and Mr. Maffei’s considerable knowledge and experience in the industry. The Nominating and Corporate Governance Committee concluded that Mr. Maffei’s service on outside boards improves, rather than detracts from, his service on the Company’s Board and firmly believes that he will continue to provide the Company with the necessary time and attention to make him an effective director.

Stockholders may nominate persons to be directors by following the procedures set forth in our Bylaws. These procedures require the stockholder to deliver timely notice to the Corporate Secretary at our principal executive offices. That notice must contain the information required by the Bylaws about the stockholder proposing the nominee and about the nominee. No stockholder nominees have been proposed for this year’s meeting.

Stockholders also are free to suggest persons directly to the Board of Directors for the Board to consider as nominees. The Board of Directors will consider those individuals if adequate information is submitted in a timely manner (see “Stockholder Proposals for 2025 Annual Meeting” below for deadline requirements) in writing to the Board of Directors at the Company’s principal executive offices, in care of the General Counsel.

In July 2018, Dr. John C. Malone retired from the Board of Directors, but continues to serve as a director emeritus. As a director emeritus, Dr. Malone continues to attend Board meetings, but does not have a vote on matters presented. Dr. Malone previously served on the Board of Directors as a designee of Liberty Broadband under the terms of the Stockholders Agreement. In November 2023, Mr. Rutledge retired as Executive Chairman from the Board of Directors, but continues to serve as a director emeritus. As a director emeritus, Mr. Rutledge continues to attend Board meetings, but does not have a vote on matters presented.

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Board Diversity Matrix

The table below provides certain information with respect to the composition of Charter’s Board of Directors. Each of the categories listed in the table has the meaning ascribed to it in NASDAQ Listing Rule 5605(f).

Board Diversity Matrix (as of January 30, 2024)
Total Number of Directors:	13
	Female	Male

Part I: Gender Identity

Directors	1	12

Part II: Demographic Background

African American or Black	1

Alaskan Native or Native American

Asian		1

Hispanic or Latino		1

Native Hawaiian or Pacific Islander

White		10

Two or More Races or Ethnicities

LGBTQ	0

Did Not Disclose Demographic Background	0

Governance Under the Stockholders Agreement

On May 23, 2015, the Company entered into an Agreement and Plan of Mergers (the “Merger Agreement”) with the company formerly known as Charter Communications, Inc. (“Legacy Charter”), Time Warner Cable Inc. (“Legacy TWC”), and certain other subsidiary entities, pursuant to which the parties engaged in a series of transactions that resulted in Legacy Charter and Legacy TWC becoming wholly owned subsidiaries of Charter (the “TWC Transaction”) on the terms and subject to the conditions set forth in the Merger Agreement. After giving effect to the TWC Transaction, Charter became the new public company parent that holds the operations of the combined companies.

On March 31, 2015, the Company entered into a definitive Contribution Agreement (the “Contribution Agreement”), which was amended on May 23, 2015 in connection with the execution of the Merger Agreement, with A/N, A/NPC Holdings LLC, Legacy Charter and Charter Communications Holdings, LLC (“Charter Holdings”), pursuant to which the Company became the owner of the membership interests in Bright House Networks, LLC (“Bright House”) and any other assets (other than certain excluded assets and liabilities and non-operating cash) primarily related to Bright House (the “Bright House Transaction,” and together with the TWC Transaction, the “Transactions”).

In connection with the Transactions, Charter entered into the Stockholders Agreement on May 23, 2015. Under the Stockholders Agreement, Liberty Broadband has designated Messrs. Maffei, Meyer and Nair as director nominees and A/N has designated Messrs. Miron and Newhouse as director nominees.

Under the terms of the Stockholders Agreement and Charter’s amended and restated certificate of incorporation, the number of Charter’s directors is fixed at thirteen. Two designees selected by A/N are members of the Board of Directors of Charter and three designees selected by Liberty Broadband are members of the Board of Directors of Charter. The remaining eight directors are not designated by either A/N or Liberty Broadband. Each of A/N and Liberty Broadband is entitled to designate at least one director to each of the committees of Charter’s Board of Directors, subject to applicable stock exchange listing rules and certain specified voting or equity ownership thresholds for each of A/N and Liberty Broadband, and provided that the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee each have at least a majority of directors independent from A/N, Liberty Broadband and the Company. Each of the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee is currently comprised of three directors not designated by either A/N or Liberty Broadband and one designee of each of A/N and Liberty Broadband. Neither A/N nor

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Liberty Broadband has designated a director to serve on the Audit Committee, but each has designated a director to serve in an observer role on the Audit Committee. A/N and Liberty Broadband also have certain other committee designation and governance rights.

Under the Stockholders Agreement, Liberty Broadband and A/N are required to vote (subject to the applicable voting cap) their respective shares of Charter Class A common stock and Charter Class B common stock for the director nominees nominated by the Nominating and Corporate Governance Committee, including the respective designees of Liberty Broadband and A/N, and against any other nominees, except that, with respect to the directors not designated by either A/N or Liberty Broadband, Liberty Broadband and A/N must instead vote in the same proportion as the voting securities are voted by stockholders other than A/N and Liberty Broadband or any group which includes any of them are voted, if doing so would cause a different outcome with respect to any such directors.

Board Leadership Structure, Company Strategy and Risk Oversight

Mr. Zinterhofer is the Non-Executive Chairman of the Board. Mr. Winfrey, President and Chief Executive Officer of the Company and a Board member, is responsible for setting the strategic direction for the Company in consultation and with the necessary approvals of the Board of Directors and is responsible for the day-to-day leadership and performance of the Company.

The Non-Executive Chairman presides over meetings of the Board of Directors and executive sessions of independent directors and provides leadership for the non-A/N and non-Liberty Broadband directors. The Non-Executive Chairman serves as a liaison between the independent directors and the President and Chief Executive Officer and has authority to call meetings of the independent directors. The Non-Executive Chairman leads the Board’s annual evaluation of the President and Chief Executive Officer’s performance. If requested, the Non-Executive Chairman is available for consultation and direct communication with major stockholders and regulators under appropriate circumstances. The Non-Executive Chairman also monitors and coordinates with management on corporate governance issues and developments.

Every year, the Nominating and Corporate Governance Committee reviews and makes a recommendation on the appropriate governance framework for Board leadership. The Committee takes into consideration governance best practices and the facts and circumstances of our Board. In connection with this process, the Company determined that Board leadership is best provided through a clearly defined and significant Non-Executive Chairman role, active and strong committee chairs, and independent-minded, skilled, engaged, diverse and committed directors. The Board believes that its current structure and governance allows it to provide effective challenge and oversight of management.

The Board regularly discusses with management the Company’s competitive positioning, strategic dynamics and business priorities. We are a leading broadband connectivity company and cable operator serving more than 32 million customers in 41 states through our Spectrum brand. Over an advanced communications network, we offer a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice. For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise® provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. We also distribute award-winning news coverage and sports programming to our customers through Spectrum Networks.

The Board discusses and advises management with respect to the Company’s strategies to effectively operate within each of our service areas. These discussions support our core initiatives, which focus on the evolution of our network and products, expansion of our footprint, and the execution of high-quality operations, including customer service. It allows us to maintain a state-of-the-art network delivering the most compelling converged connectivity services in a capital and time-efficient manner, and in turn, offer advanced services to consumers at highly attractive prices, together with outstanding customer service. Offering high quality, competitively priced products and outstanding service allows us to increase both the number of customers we serve over our network and the number of products we sell to each customer. This combination also reduces the number of service transactions we perform per relationship, yielding higher customer satisfaction and lower customer churn, which results in lower costs to acquire and serve customers and greater profitability.

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In addition to discussions with management, our non-management directors meet regularly in executive sessions that are chaired by our Non-Executive Chairman with no members of management present. Non-management directors use these executive sessions to discuss matters of concern, as well as evaluations of the President and Chief Executive Officer and senior management, management and Board successions, matters to be included on Board agendas, and additional information the Board would like management to provide to them.

The chairs and all members of the Board committees are independent directors. These chairs shape the agenda and information presented to their committees. Oversight of critical issues within these committees is owned by the independent directors. All directors have full access to all members of management and all employees on a confidential basis.

The full Board of Directors oversees the various risks to the Company, delegating to the various committees specific responsibilities. The Audit Committee reviews our Enterprise Risk Management (“ERM”) Program on a regular basis, and the Board of Directors regularly reviews reports from management and the Audit Committee regarding the ERM Program. The Audit Committee meets regularly with members of management in executive session, as well as separately with each of the General Counsel, the Senior Vice President of Internal Audit Services and representatives of our independent registered public accounting firm. The Compensation and Benefits Committee oversees our succession planning and compensation policies and practices, including reviewing our incentive and equity-based compensation plans and benefits plans. The Nominating and Corporate Governance Committee oversees corporate governance, including recommending Board and committee nominations and the Corporate Governance Guidelines and determining director independence, as well as overseeing the Company’s public policy priorities, political engagement strategy and lobbying activities. The Government Affairs team manages the Company’s lobbying activities and reports directly to the President and Chief Executive Officer, with oversight from the Nominating and Corporate Governance Committee. While the Nominating and Corporate Governance Committee provides oversight, our Government Affairs Team is responsible for the activities, positions and daily decision-making consistent with this oversight. The Board has delegated authority and responsibility for state and local campaign contributions to the President and Chief Executive Officer, subject to the provisions of the Company’s Code of Conduct and any other applicable Company policies. Procedurally, corporate political spending plans and decisions are reviewed and approved by the President and Chief Executive Officer. The Nominating and Corporate Governance Committee receives an annual report from the Government Affairs team on the Company’s political engagement strategy, including lobbying activities and expenditures made during the past year and the framework for the coming year. The Board of Directors receives quarterly updates on regulatory activities and policy priorities and regular updates on significant policy issues facing the Company.

Compensation Risk Assessment

An independent consultant was engaged to perform a risk assessment of the Company’s compensation programs and did not identify any material risks that might adversely impact the financial health or performance of the Company. After review of the work and conclusion of the independent consultant, the Compensation and Benefits Committee agreed with the conclusion reached by the independent consultant.

Proactive Stockholder Engagement

Charter values and carefully considers the feedback we receive from our stockholders. In 2023, we engaged in constructive dialogue with our leading institutional stockholders. We reached out to and offered to have discussions with our 15 largest stockholders holding approximately 75% of the shares of our outstanding stock. We also engaged with stockholders who contacted us requesting engagement and have engaged with each of the stockholders who have submitted a proposal for consideration at the 2024 annual stockholders’ meeting. We engaged with each stockholder who accepted our offer, making our Executive Vice President, General Counsel and Corporate Secretary, our Senior Vice President, Investor Relations and our Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary available. We also engaged with proxy advisory firms. Stockholder feedback, including through direct discussions and prior stockholder votes, is reported to our Nominating and Corporate Governance Committee regularly throughout the year. We also review our practices against guidelines published by stockholders and proxy advisory firms, among others.

The engagements covered a variety of topics. The topics most often raised and the Company’s response to these discussions are summarized below.

Board Diversity. Our Corporate Governance Guidelines reflect our commitment to diversity and provide that a candidate’s contribution of diversity to the Board of Directors (based on common factors associated with diversity such as gender, race/

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ethnicity and other background characteristics that enhance the diversity of the board) will be one of the many elements to be considered in evaluating candidates. At this time, our Board includes an African American woman, an Asian American/Pacific Islander and a Latino American, as well as a female candidate nominated for election at the 2024 annual stockholders’ meeting. In 2023, the Nominating and Corporate Governance Committee engaged a third party recruiting firm to further develop its pipeline of potential female director candidates, which resulted in the nomination of Ms. Slaski for election to the Board at the 2024 annual stockholders’ meeting.

The business case for significant gender representation on the Board of Directors driven by the adoption of a board diversity policy was raised by four stockholders (British Columbia Investment Management Corporation, Brunel Pension Partnership, Nest Corporation, and UBS Asset Management) in a proposal originally submitted for consideration at the 2024 annual stockholders’ meeting. We engaged with the stockholders who submitted the proposal, and during the engagement, the Company announced that the Board nominated Carolyn J. Slaski for election to the Board of Directors at the 2024 annual stockholders’ meeting to fill the vacancy created by Craig Jacobson’s decision not to stand for re-election. The Company also reaffirmed to these stockholders its ongoing commitment to ensure gender and other forms of diversity are considered in its director recruitment efforts as detailed in its Corporate Governance Guidelines and described elsewhere in this proxy statement. In exchange, each stockholder proposal proponent agreed to withdraw its proposal. This demonstrates the importance of achieving mutually beneficial outcomes through stockholder engagement efforts. We take seriously the views of our stockholders and take into consideration all the various input we receive, and we intend to continue our stockholder engagement efforts in 2024.

Lobbying Activities and Political Spend. Our Company makes significant disclosures regarding lobbying and political contributions, and our Board believes that these current disclosures are appropriate and consistent with the objectives of transparency and accountability reflected in the proposals. During our engagement discussions, some stockholders indicated they would appreciate increased disclosure describing the Company’s management and oversight of lobbying and political spend activities. In this regard, we reviewed our practices against the CPA-Zicklin Index of Corporate Political Disclosure and Accountability and as a result, adopted a Political Activities Policy Statement and amended our Nominating and Corporate Governance Committee Charter to provide the Committee with oversight of our lobbying and political contribution activity. The Nominating and Corporate Governance Committee receives an annual report from the Government Affairs team on the Company’s political engagement strategy, including lobbying activities and expenditures made during the past year and the framework for the coming year, and the Board receives quarterly updates on regulatory activities and policy priorities and regular updates on significant policy issues facing the Company. The Company maintains a public policy website that sets out the Company’s views as to regulatory and other policy issues around our business, including the Political Activities Policy Statement. Those are the public policy issues we focus upon through our government affairs efforts.

We have received a stockholder proposal regarding lobbying activities in each of the last three years, similar to the stockholder proposal regarding lobbying activities contained in this proxy statement. The proposal requests that the Company prepare an annual report disclosing the Company’s policies and procedures governing lobbying, payments by the Company for lobbying, membership in organizations that prepare model legislation and a description of management’s decision-making process regarding, and the board’s oversight of, lobbying activities. We received a similar proposal with respect to political spending. Our position on the lobbying activities and political spend proposals are set forth in greater detail under the description of the proposals in this proxy statement.

Director Overboarding. In recent years, some investors have expressed concerns about the number of outside public company boards that certain highly sought-after directors serve on. In addition, some investors and proxy advisors have instituted “bright-line” proxy voting policies on the number of outside public company boards that a director may serve on. The Board acknowledges the worry that such directors could lack the resources to perform all of their obligations to each board. Accordingly the Nominating and Corporate Governance Committee considers all aspects of each director’s contributions, skills and dedication to ensure that each remains an effective director for the Company. The Board realizes that Mr. Maffei, a director on the board and President and Chief Executive Officer of Liberty Broadband, also sits on the boards of several other companies in which Liberty Broadband has an investment or a management relationship, as well as the boards of other companies, as more fully discussed in his Biographical Information above. The Nominating and Corporate Governance Committee has thoroughly evaluated Mr. Maffei’s role in and contributions to the Board, including the significant time and attention he dedicates to the Company, his outside board commitments (which primarily relate to his role with Liberty Broadband and affiliated companies), the overlaps between his service on outside boards and our Board, and Mr. Maffei’s considerable knowledge and experience in the industry. The Nominating and Corporate Governance Committee concluded that Mr. Maffei’s service on outside boards improves, rather than detracts from, his service on the Company’s Board and firmly believes that he will continue to provide the Company with the necessary time and attention to make him an effective director.

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Frequency of a Vote on Executive Compensation. At the 2023 annual stockholders’ meeting, stockholders were presented with an advisory, nonbinding proposal on whether advisory, nonbinding votes on the Company’s executive compensation should be held every one, two or three years. The Company recommended and the stockholders’ voted in favor of a triennial vote. The Board of Directors approved a triennial vote on executive compensation and referred the frequency of holding an advisory vote on executive compensation to the Nominating and Corporate Governance Committee of the Board of Directors for further assessment and subsequent recommendation to the Board of Directors for further consideration. The Committee solicited input from management and key stakeholders on the topic and considered peer data. After consideration, the Committee concluded and recommended to the Board that the Company continue to hold a triennial vote.

EEO-1 Disclosure and Diversity, Equity and Inclusion Reporting. Two stockholder proposals were submitted for consideration at the 2023 annual stockholders’ meeting regarding EEO-1 disclosure and diversity, equity and inclusion reporting. We engaged with the stockholders who submitted those proposals and reached agreement that, subject to regulatory developments, Charter would begin to release, during 2024 or before, its consolidated EEO-1 form, along with the rates of at least two inclusion indicators (hiring, retention or promotion) for its employees, sharing this data by the gender, race and ethnicity categories established by the Equal Employment Opportunity Commission. In exchange, each stockholder proposal proponent withdrew its proposal.

We take seriously the views of our stockholders and took into consideration all the various input we received, and intend to continue our stockholder engagement efforts in 2024.

Stockholder Contact with Directors

Individuals may communicate directly with members of the Board of Directors or members of the Board’s standing committees by writing to the following address:

Charter Communications, Inc.

400 Washington Blvd.

Stamford, CT 06902

Attn: Corporate Secretary

The Corporate Secretary will summarize all correspondence received, subject to the standards below, and periodically forward summaries to the Board of Directors. Members of the Board may at any time request copies of any such correspondence. Communications may be addressed to the attention of the Board of Directors, a standing committee of the Board of Directors, or any individual member of the Board of Directors. Communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requires investigation to verify its content may not be forwarded. Communications including substantive accounting matters will be forwarded to the Chair of the Audit Committee.

2023 Director Compensation

The non-employee director compensation package for 2023 included an annual retainer of $120,000 in cash or equity as elected by each director. The non-employee director compensation package also included an annual award of $200,000 in restricted stock, except with respect to the Non-Executive Chairman, who received an annual award of $350,000 in restricted stock. In addition to these annual retainers, under the non-employee director compensation package, the Audit Committee chair receives $30,000 per year, the Compensation and Benefits Committee chair receives $25,000 per year, and the Nominating and Corporate Governance Committee chair receives $20,000 per year. Each Audit Committee member (including the chair) receives $30,000 per year, each Compensation and Benefits Committee member (including the chair) receives $25,000 per year, each Finance Committee member receives $20,000 per year and each Nominating and Corporate Governance Committee member (including the chair) receives $20,000 per year. Mr. Winfrey, Charter’s President and Chief Executive Officer, is the only current director who was also an employee during 2023.

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The following table sets forth information regarding the compensation paid or issued to those non-employee members of the Board of Directors listed below, as well as to Mr. Rutledge as a non-employee Director Emeritus, for services rendered for the fiscal year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
W. Lance Conn	190,000	199,935	389,935
Kim C. Goodman	30,000	319,830	349,830
Craig Jacobson	20,000	319,830	339,830
Gregory B. Maffei	45,000	319,830	364,830
John D. Markley, Jr.	190,000	199,935	389,935
David Merritt	200,000	199,935	399,935
James E. Meyer	140,000	199,935	339,935
Steven A. Miron	25,000	319,830	344,830
Balan Nair	—	319,830	319,830
Michael A. Newhouse	160,000	199,935	359,935
Mauricio Ramos	25,000	319,830	344,830
Thomas M. Rutledge (Director Emeritus)	—	127,985	127,985
Eric Zinterhofer	65,000	469,700	534,700

(1)

Cash compensation to the directors is paid in advance on a quarterly basis. In addition to the annual retainer, Mr. Conn received payments for his service as the Compensation and Benefits Committee chair, as a member of the Compensation and Benefits Committee and as a member of the Finance Committee. Ms. Goodman elected to receive her annual retainer in equity for 2023 and she received payments for her service as a member of the Audit Committee. Mr. Jacobson elected to receive his annual retainer in equity for 2023 and he received payments for his service as a member of the Nominating and Corporate Governance Committee. Mr. Maffei elected to receive his annual retainer in equity for 2023 and he received payments for his service as a member of the Compensation and Benefits Committee and as a member of the Finance Committee. In addition to the annual retainer, Mr. Markley received payments for his service on the Audit Committee, and as chair and as a member of the Nominating and Corporate Governance Committee. In addition to the annual retainer, Mr. Merritt received payments for his service as chair and as a member of the Audit Committee and for his service on the Finance Committee. In addition to the annual retainer, Mr. Meyer received payments for his service as a member of the Nominating and Corporate Governance Committee. Mr. Miron elected to receive his annual retainer in equity for 2023 and he received payments for his service on the Compensation and Benefits Committee. Mr. Nair elected to receive his annual retainer in equity for 2023 and did not serve on any committees during 2023. In addition to the annual retainer, Mr. Newhouse received payments for his service as a member of the Nominating and Corporate Governance Committee and as a member of the Finance Committee. Mr. Ramos elected to receive his annual retainer in equity for 2023 and he received payments for his service on the Compensation and Benefits Committee. Mr. Rutledge elected to receive his annual director emeritus retainer in equity for the period from November 30, 2023 to December 31, 2023 and did not serve on any committees during 2023. Mr. Zinterhofer elected to receive his annual retainer in equity for 2023 and he received payments for his service as a member of the Compensation and Benefits Committee, the Nominating and Corporate Governance Committee and the Finance Committee.

(2)

Represents the grant date fair value of restricted stock grants for directors, which were granted on April 24, 2023 and vest one year after the date of grant on April 24, 2024 or, for Mr. Jacobson, which vests on the date of the 2024 annual stockholders’ meeting, April 23, 2024. For Mr. Rutledge only, this amount represents the prorated grant date fair value of the restricted stock grant to Mr. Rutledge on November 30, 2023 which will vest on April 24, 2024. Amounts include the annual equity retainer granted to all directors with a grant date fair value of $199,935 (and $349,804 for Mr. Zinterhofer as the Non-Executive Chairman), except for Mr. Rutledge whose annual director emeritus equity retainer grant had a grant date fair value of $79,891. For Ms. Goodman and Messrs. Jacobson, Maffei, Miron, Nair, Ramos and Zinterhofer, amounts also include the annual retainer that they elected to receive in the form of equity and which had a grant date fair value of $119,895. For Mr. Rutledge, the amount also includes the prorated annual director emeritus retainer that he elected to receive in the form of equity and which had a grant date fair value of $48,094. The grant date fair value amount was calculated in accordance with accounting guidance related to share-based payment transactions. For more information, see “Tax and Accounting” under Compensation Discussion and Analysis.

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Executive Officers

Our executive officers for purposes of Section 16 of the Exchange Act, listed below, are elected by the Board of Directors annually, and each serves at the pleasure of the Board of Directors or until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Executive Officers	Position
Christopher L. Winfrey	President and Chief Executive Officer
Richard J. DiGeronimo	President, Product and Technology
Jessica M. Fischer	Chief Financial Officer
Jamal H. Haughton	Executive Vice President, General Counsel and Corporate Secretary
Kevin D. Howard	Executive Vice President, Chief Accounting Officer and Controller
R. Adam Ray	Executive Vice President, Chief Commercial Officer

Information regarding our executive officers, other than Mr. Winfrey who also serves as a director, is set forth below. Information regarding our other senior company leaders is available on the “Investors” section of our website at ir.charter.com.

Richard J. DiGeronimo President, Product and Technology Age: 46

Mr. DiGeronimo has been President, Product and Technology of the Company since December 2022. Mr. DiGeronimo oversees Charter’s product, engineering, software development and information technology, network operations, advertising sales, business development and programming acquisition organizations. Mr. DiGeronimo joined Charter in 2008 as Vice President of Product Management and has served in several leadership roles, including Senior Vice President of Product and Strategy, Executive Vice President of Product and Strategy, Executive Vice President, Chief Product Officer, and he was appointed Chief Product and Technology Officer in 2019. Mr. DiGeronimo joined Charter from Level 3 Communications, where he served as Vice President and General Manager of the Cable Markets Group. He also held leadership roles in product management and corporate finance over his eight years at Level 3. Mr. DiGeronimo started his career at Bear Stearns where he focused on technology investment banking. Mr. DiGeronimo was named Women in Cable Telecommunications (WICT) Rocky Mountain Mentor of the Year in 2015 and serves on the board of Adaptive Spirit, a significant fundraiser for the United States Paralympics Ski and Snowboard Teams. He received a BBA from the Ross School of Business at the University of Michigan where he graduated with High Distinction.

Jessica M. Fischer Chief Financial Officer Age: 38

Ms. Fischer was named Chief Financial Officer of Charter in October 2021. Ms. Fischer oversees Accounting, Finance, Tax and Risk Management, Procurement, Investor Relations, Internal Audit, Business Intelligence and Corporate Budgeting and Planning. Additionally, she manages Charter’s equity and capital markets strategy and execution, as well as M&A and investing activity. Ms. Fischer most recently served as Executive Vice President, Finance and joined Charter as Corporate Treasurer in 2017. Before joining Charter, she was a partner in the National Tax Department at EY where she advised clients on the tax structuring and implementation of partnership transactions primarily in the media and telecommunications space, including advising Charter on its transactions with Time Warner Cable and Bright House Networks in 2016. She is a graduate of Washington University in St. Louis, where she earned a B.S. in business administration in accounting and managerial economics, and a master of science in business administration with a concentration in accounting.

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Jamal H. Haughton Executive Vice President, General Counsel and Corporate Secretary Age: 49

Mr. Haughton joined Charter as Executive Vice President, General Counsel and Corporate Secretary in 2023. Mr. Haughton serves as Charter’s chief legal officer and oversees all legal functions across a broad range of disciplines including corporate, commercial, transactional, litigation, product, and programming, as well as regulatory legal matters. Mr. Haughton joined Charter from Madison Square Garden Entertainment Corp. (MSG Entertainment), where he served as the Company’s Executive Vice President, General Counsel and Corporate Secretary, working closely with executive leadership to support MSG Entertainment’s long-term direction and growth. Prior to MSG Entertainment, Mr. Haughton served as Senior Vice President and General Counsel at Samsung Electronics America, Inc. He served as Samsung’s chief legal officer for the U.S. and was responsible for providing counsel to the CEO and senior leadership on all legal matters affecting Samsung and its subsidiaries. Mr. Haughton spent 10 years at Cablevision Systems Corporation in roles of increasing responsibility. In his last role at Cablevision as Senior Vice President, Associate General Counsel and Assistant Secretary, Mr. Haughton provided ongoing legal counsel to the Board of Directors and senior executive management on corporate governance, public company reporting, corporate finance and major strategic company-wide corporate transactions, including Cablevision’s sale to Altice USA in 2016. Mr. Haughton began his legal career in the New York office of Cravath, Swaine & Moore LLP, where he spent seven years in the firm’s Corporate Practice where he specialized in domestic and cross-border mergers and acquisitions, corporate finance, and securities law matters. Mr. Haughton has been recognized with several industry honors including Chambers’ “Global Top 100 GC Influencers” (2019). Mr. Haughton received his J.D. from Yale Law School and his B.A. from the University of Michigan.

Kevin D. Howard Executive Vice President, Chief Accounting Officer and Controller Age: 54

Mr. Howard is Executive Vice President, Chief Accounting Officer and Controller at Charter. He joined Charter in 2002 as Director of Financial Reporting and was promoted to Chief Accounting Officer and Controller in 2006. He also served as Interim Chief Financial Officer from August 1, 2010, through October 31, 2010. Mr. Howard is responsible for Charter’s operational and technical accounting, taxes, financial reporting, payables, business continuity and enterprise resource planning operations. Mr. Howard joined Charter from Arthur Andersen LLP, where he served as an auditor in the audit division for nearly a decade. He is a certified public accountant and a certified managerial accountant. He received a B.S. in finance and economics from the University of Missouri-Columbia.

R. Adam Ray Executive Vice President, Chief Commercial Officer Age: 48

Mr. Ray is Executive Vice President, Chief Commercial Officer at Charter. He oversees all residential and SMB marketing and sales activity for Charter, including inbound and outbound telesales, retention, direct and digital sales channels. He is also responsible for Cable Operations Business Planning, Spectrum stores and retail partners, sales analytics and Spectrum Community Solutions, which provides residential TV, Spectrum Internet® and voice services to apartments, condos, and gated single-family community developments. Mr. Ray joined Charter in 2005 and has held several leadership positions, most recently as EVP, Spectrum Community Solutions. Prior to that he served as Regional Vice President of Field Operations for the Florida Region. He also served as Group Vice President, Residential Direct Sales, and earlier in his career at Charter he served as Senior Director, Sales Operations in Los Angeles. He received a B.A. from Maryville College, a master’s degree from Austin Peay State University, and an MBA from the University of Tennessee-Knoxville. In addition, he is a graduate of the Cable Executive Management program at Harvard Business School.

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Compensation Committee Interlocks

and Insider Participation

During 2023, the Compensation and Benefits Committee consisted of Messrs. Conn, Maffei, Miron, Ramos and Zinterhofer, none of which was an officer or employee of Charter or any of its subsidiaries. See “Certain Relationships and Related Transactions” below for information on related party transactions.

During 2023: (1) none of Charter’s executive officers served on the compensation committee of any other company that has an executive officer currently serving on Charter’s Board of Directors or Compensation and Benefits Committee; and (2) none of Charter’s executive officers served as a director of another entity in circumstances where an executive officer of that entity served on the Compensation and Benefits Committee of Charter’s Board of Directors.

Report of the Compensation and Benefits Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, unless we specifically state otherwise.

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below including the accompanying tables and recommended to the board of directors that it be included in this proxy statement.

W. LANCE CONN, Chairman

GREGORY B. MAFFEI

STEVEN A. MIRON

MAURICIO RAMOS

ERIC L. ZINTERHOFER

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes important elements of our executive compensation program and compensation decisions for our named executive officers (“NEOs”) in fiscal year 2023. The Compensation and Benefits Committee of our Board of Directors (the “Committee”), working with management and with input from its independent compensation consultant, oversees these programs and determines compensation for our NEOs. This CD&A should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement.

Fiscal Year 2023 Named Executive Officers

•	Christopher L. Winfrey, President and Chief Executive Officer

•	Richard J. DiGeronimo, President, Product & Technology

•	Jessica M. Fischer, Chief Financial Officer

•	Kevin D. Howard, EVP, Chief Accounting Officer & Controller

•	R. Adam Ray, EVP, Chief Commercial Officer

•	Thomas M. Rutledge, Board Member Emeritus (previously served as Executive Chairman until his retirement effective November 30, 2023)

Executive Summary

Fiscal 2023 Operational and Financial Highlights

In 2023, Charter achieved a number of important successes with respect to its multi-year network evolution and expansion initiatives. First, we added 295,000 new subsidized rural passings, with a penetration rate of nearly 50% (after 12 months) that continues to grow. Second, we continued to enhance our network to deliver multi-gig speeds across our entire footprint, with work on track to be completed by the end of 2026 at a low cost of approximately $100 per passing. Finally, we further advanced the development and convergence of our product offerings, including:

•	Continued strong performance of the high-value Spectrum One bundle of internet and mobile products; and

•	The launch of our industry-leading Xumo platform that allows customers across our entire footprint to access linear and direct-to-consumer content within an easy-to-use interface.

These accomplishments position Charter well for future growth through the delivery of high-quality connectivity and video products to consumers and, for the fiscal year ended December 31, 2023, translated into the following operational and financial performance milestones:

•	Mobile lines grew by 2.5 million, Internet customers by 155,000; 13% of Internet customers now have Spectrum Mobile

•	Revenue grew by 1.1% to $54.6 billion

•	Adjusted EBITDA grew by 1.3% to $21.9 billion(1)

•	Generated free cash flow of $3.5 billion(1)

•

Charter also purchased approximately 9.0 million shares of Charter Class A common stock and Charter Holdings common units for approximately $3.6 billion in 2023 at an average price per share of $396.65.

(1)	See “Non-GAAP Financial Measures” in Appendix A.

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The graph below tracks Charter’s 5-year total shareholder return (TSR) against the S&P 500 and Primary Peer Group companies. No changes were made to Charter’s Primary or Secondary Peer Groups in 2023 (the Secondary Peer Group is not included on the graph). See “Compensation Peer Groups” section below for further details on Charter’s Primary and Secondary Peer Groups.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Charter Communications, Inc., the S&P 500 Index,

and a Peer Group

Talent Planning

Each year, the Committee works closely with the CEO, management and the Committee’s consultants in talent planning and managing executive transitions for the Company’s executive officers. The work conducted includes promoting or hiring executives in connection with the expansion and transition of responsibilities, conducting talent development processes to support such activity, and crafting the proper compensation packages and incentives. The Committee believes this process has been effective at progressing Charter’s highly experienced management team and maintaining the focus to deliver on Charter’s strategies for growth and value creation. Following significant talent activity in 2022, including the transition of the CEO role from Mr. Rutledge to Mr. Winfrey and the promotion of Mr. DiGeronimo to President, Product & Technology, there were no promotions or role changes among the Named Executive Officers in 2023, with the exception of Mr. Rutledge’s retirement effective November 30, 2023 as previously planned and pursuant to his employment agreement and his appointment as Board Member Emeritus effective November 30, 2023.

Compensation Structure & Pay for Performance Alignment

Charter structures its NEO compensation packages to provide a total opportunity that is competitive against the median of Charter’s peer group, create a strong linkage between the actual compensation earned by our NEOs and Company performance, and reward both growth-oriented annual operating results as well as sustainable long-term shareholder returns.

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The following table summarizes the performance-focused elements of Charter’s incentive designs in 2023 and the resulting alignment between compensation realized by our NEOs and results achieved by the Company.

Summary of 2023 Performance-Oriented Incentive Program Designs

Annual Incentive Plan

•

Annual cash incentive with target opportunities based on a percentage of base salary and representing a meaningful portion of the overall cash compensation mix — all NEOs participated in the annual incentive plan with target bonus opportunities ranging from 85% to 250% of base salary, tying a substantial portion of cash compensation to the achievement of financial results and strategic business objectives.

•

Threshold bonus payout level set at 60% of target and maximum bonus payout level set at 150% of target — payout range balances downside and upside earnings potential to create a strong incentive for the achievement of sustainable financial and operational performance, delivered through the execution of Charter’s growth-oriented strategy.

•

Formulaic plan design with financial metrics that are key indicators of Charter’s success and measures of long-term value creation in a subscription business — metrics reward top and bottom-line performance and the achievement of key strategic objectives for the business. For all NEOs, the metrics were total revenue (excluding mobile device related revenue) weighted at 20%, total Adjusted EBITDA weighted at 60%, and Strategic Objectives weighted at 20%. For 2023, Strategic Objectives related to the execution of Charter’s network evolution and expansion initiatives and the effective management of capital and free cash flow.

•	Challenging, meaningful performance objectives — performance levels are set to align with budget and drive strong revenue and Adjusted EBITDA results.

Annual Long-Term Incentive Plan

•

Annual equity grants with target opportunities set as a fixed dollar value and representing the majority of the total annual compensation package — all NEOs participated in the annual long-term incentive plan, which generally awards annual equity grants to participants in January of each year, with a target award value representing between 59% to 76% of total compensation and delivered in a mix of stock options and RSUs.

•

Award mix that emphasizes stock price appreciation — grants generally delivered in a mix of 90% stock options and 10% RSUs. Mr. Rutledge and Mr. Winfrey received awards 100% in stock options to further emphasize the performance-based nature of those awards and in consideration of their key leadership roles within Charter (Mr. Winfrey serving as President and CEO and Mr. Rutledge serving as Executive Chairman until his retirement).

•

Grants with multi-year time-based vesting period — grants 100% vest on the third anniversary of the grant date (3-year cliff vesting), ensuring that performance achievement and value delivered under the program are tied to a long-term time horizon.

5-Year Performance-Based Equity Program (the “2023 Performance Equity Program”)

•

Special equity program providing multiple years of long-term incentive value in a single grant, aligning with multi-year strategic business initiatives — all NEOs except for Mr. Rutledge participated in the 2023 Performance Equity Program, with awards made to program participants in February. Under the program, each participant received a target award value equal to 5x their annual long-term incentive guideline, less value already delivered through the annual long-term incentive plan in January. By combining equity award value that would ordinarily be granted in future years into a single grant with vesting tied to continued service and stock price achievement, the 2023 Performance Equity Program creates additional incentive for participants to drive sustained stock price growth. In particular, the size and length of the program aligns with Charter’s multi-year growth initiatives – including network expansion in both rural and existing markets and network evolution to provide converged gigabit connectivity across Charter’s entire footprint – the successful execution of which are key drivers of stock price growth. The 2023 Performance Equity Program is comparable in design to the program Charter adopted in 2016, which was also intended to incentivize management through a multi-year, transformational period, specifically the integration of multiple businesses following the Transactions completed in that year.

•

Option-heavy award mix that mirrors the annual long-term incentive plan and emphasizes stock price appreciation — all participants received grants such that, of the total number of options and units granted, 90% of such total was stock options and 10% was RSUs. This is comparable to the mix for the annual long-term incentive plan (which uses a

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mix of 90% stock options and 10% RSUs, based on the allocation of value between the different vehicles versus the overall number of options and units granted) and ties the substantial majority of value realized to stock price appreciation.

•

Time-based vesting period of 3 to 5 years, longer than the 3-year cliff vesting schedule used in the annual long-term incentive plan and aligning with the 5-year period over which the program is intended to deliver value — grants are subject to time-based vesting criteria with equal components of the award becoming eligible to vest (subject to additional performance criteria) on each of the third, fourth and fifth anniversaries of the grant date. This vesting structure provides a longer time horizon over which awards are earned relative to the annual long-term incentive plan, consistent with the multiple years of award value delivered under the program.

•

Performance-based vesting criteria that tie vesting to the achievement of targeted levels of stock price appreciation — in addition to time-based vesting criteria, awards under the 2023 Performance Equity Program require the achievement of significant increases to Charter’s stock price in order to vest, with each tranche of stock options and RSUs having an associated stock price hurdle that must be achieved in order for that tranche to vest. There are a total of six price hurdles ranging from $507 to $1,000 and representing between 28% to 152% stock price growth relative to the February 10, 2023 closing stock price of $396.94 (the reference point used by the Committee and the Board when approving performance objectives for the program). These levels of price appreciation correspond to 5-year compound annual growth rates between 5% and 20%, and if a price hurdle is not achieved by the sixth anniversary of the grant date then the associated stock options and RSUs will be forfeited. The specific time and performance-vesting requirements of stock options and RSUs under the 2023 Performance Equity Program, along with other relevant terms and conditions of these awards, are described further in the Long-Term Incentives section of this CD&A.

•

No accelerated vesting upon any involuntary termination or voluntary resignation occurring outside of a change in control — accelerated vesting is only provided in circumstances where the associated price hurdle has been achieved and either (i) the termination is due to death or disability, or (ii) an involuntary termination without cause or voluntary resignation for good reason in connection with a change in control. This treatment is an important shareholder protection mechanism and ensures that participants only recognize value from the program in connection with the achievement of stock price appreciation over a multi-year time horizon.

Long-Term Incentive Program Aligns Pay and Performance

Since the completion of the Transactions, Charter has had the same general approach to incentive design. Specifically, Charter’s philosophy has been to deliver the largest portion of NEO compensation in the form of long-term incentives tied to stock price appreciation, i.e., stock options. These long-term awards have either been delivered through annual grants of time-vested awards or as part of special, multi-year performance-based equity programs. In each case, awards utilize an option-heavy mix, and the multi-year programs further incentivize price appreciation by granting multiple years of value up-front and tying such value to additional stock price hurdle vesting requirements. Over time, Charter’s consistent approach to long-term incentive design has created a strong linkage between compensation realized by NEOs and sustained stock price growth over the long-term. From the time of the Transactions, Charter’s stock price performance can be summarized as follows:

•

Over an approximately 5-year period, Charter achieved significant stock price growth, increasing 261% from $227.41 (the closing price of Charter’s Class A common stock on May 18, 2016) to a high of $821.01 (the closing stock price on September 2, 2021).

•

Over the following year, driven by an overall reduction in equity market valuations (in part due to an inflationary macroeconomic environment and rising interest rates) and a slowdown in growth resulting largely from the post-pandemic reduction in move volume and increased competition, the stock price declined by 63% to a low of $303.35 (the closing stock price on September 30, 2022).

•

Charter’s stock price subsequently moved higher as Charter remained focused on the execution of multi-year network evolution and expansion initiatives that are critical drivers of future value, increasing by 28% to $388.68 (the closing stock price on December 29, 2023).

Over this same time period, the consistent application of Charter’s long-term incentive design philosophy has resulted in both a significant degree of performance accountability as well as a balanced forward-looking incentive profile for our NEOs. Of currently outstanding, unvested NEO equity awards:

•

The 2021 and 2022 annual stock option grants (vesting in 2024 and 2025) are underwater with grant prices of $625.55 and $588.825 and require price appreciation of 61% and 51% (from Charter’s December 29, 2023 closing

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stock price), respectively, to be at-the-money. These stock options, which represented at least 90% of the long-term incentive mix in each year, demonstrate how the long-term incentive plan creates accountability for sustained stock price growth, with future shareholder returns needing to meet and exceed previously achieved levels in order for NEOs to realize value from these historical awards.

•

The 2023 annual stock option awards (vesting in 2026) have a grant price of $387.375, approximately equal to the December 29, 2023 closing stock price. These stock options therefore provide NEOs with an incentive to drive stock price growth from current levels, in particular relative to the 2021 and 2022 awards which will not generate value until Charter’s stock price has grown substantially above current levels.

•

Stock options granted under the 2023 Performance-Based Equity Program (eligible to vest over 2026 – 2029) have a grant price of $380.53 and have vesting tied to the achievement of price hurdles ranging from $507 to $1,000. These stock options provide significant earnings opportunity for price appreciation from current levels, but such value can only be realized upon the achievement of specific price appreciation objectives between 3 to 5 years after the grant date.

Charter believes that the above stock price performance and long-term incentive outcomes demonstrate the desired alignment between NEO compensation opportunities and long-term shareholder value creation. This alignment is further illustrated in the Pay Versus Performance disclosure on page 79 of this proxy statement.

Mix of Pay

Charter’s compensation structure for the NEOs results in an overall mix of pay that is highly performance-based, particularly with respect to the proportion of compensation tied to stock price appreciation via stock options and without taking into account the performance-based incentives derived from previously vested equity awards. The compensation mix delivered in 2023 to the CEO, other NEOs, and the Executive Chairman, based on the values disclosed in the Summary Compensation Table, was as follows:

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Were awards under the 2023 Performance Equity Program to be annualized over 5-years (i.e., through the last vesting date), the mix was as follows for the CEO and Other NEOs (excluding Mr. Rutledge who did not participate in the program):

Compensation Actions in 2023

The Committee established 2023 compensation actions for the NEOs within the framework of the Committee’s compensation philosophy and in accordance with the section below regarding the process for determining executive compensation. Key elements of the Committee’s process include comparing compensation levels against industry and size-appropriate peer group companies, designing pay for performance incentive programs, linking a significant majority of pay to sustained stock price growth, and ensuring that outstanding incentive value appropriately motivates and retains NEOs. Through this approach, the Committee entered into or amended employment agreements, determined any appropriate changes to NEO compensation levels, and established annual and long-term incentive designs for the 2023 fiscal year. The actions undertaken by the Committee for 2023 included the following:

1.	Amended the employment agreements for Messrs. Winfrey and DiGeronimo effective February 22, 2023 in connection with equity awards made under the 2023 Performance Equity Program on the same date.

The amendments to the employment agreements for Messrs. Winfrey and DiGeronimo removed references to future annual equity grants and excluded grants made under the 2023 Performance Equity Program from the section that related to the treatment of certain equity incentive awards upon termination. Specifically, the amendments clarified that 2023 Performance Equity Program grants are not subject to comparable treatment upon termination as other awards made pursuant to the original employment agreements. Such awards are generally subject to full vesting upon death or disability and accelerated pro rata vesting for a termination without cause or resignation for good reason and, for Mr. Winfrey, continued vesting for a termination due to non-renewal following the expiration of the term of his employment agreement. Per the terms of the respective grant agreements, the 2023 Performance Equity Program awards are only eligible for accelerated vesting upon death or disability or upon a termination without cause or resignation for good reason in connection with a change in control, and in each case only to the extent that the associated price hurdles have been satisfied as of such date. For Mr. Winfrey, upon a termination in connection with the non-renewal of his employment agreement, the 2023 Performance Equity Program awards also remain subject to continued vesting for an additional two years following such termination, but contingent upon the time-based and performance vesting criteria being achieved during that period.

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2.	Entered into a new employment agreement with Ms. Fischer in connection with her continued service as Chief Financial Officer.

In December 2022, the Committee approved entering into a new employment agreement with Ms. Fischer, increasing her long-term incentive opportunity from $3.5 million to $5.5 million effective with the annual equity grant on January 17, 2023 and increasing her base salary to $800,000 as of the February 5, 2023 effective date of the new employment agreement. Ms. Fischer’s annual bonus opportunity remained at 150% of base salary. The agreement has an initial term through February 5, 2025, and Ms. Fischer’s resulting annual compensation package is as follows:

Pay Element	Prior	New
Base Salary	$700,000	$800,000*
Annual Incentive	150% of base salary	150% of base salary
Long-Term Incentive	$3.5 million	$5.5 million**

*	Effective as of the February 5, 2023 effective date of the new employment agreement.
**	Effective for the annual equity grant on January 17, 2023.

3.	Established the 2023 annual incentive plan.

Under Charter’s 2023 annual incentive plan design, all NEOs were eligible to earn a cash incentive ranging from 0% to 150% of their target annual incentive opportunity, which is set as a percentage of their annual base salary. Actual performance achievement against the plan’s financial metrics and strategic objectives determined the actual payouts received under the plan. The metrics, weightings and performance ranges were as follows:

Metric	Weighting (All NEOs)	Threshold / Maximum Performance (% of Target)
Revenue	20.0%	98.0% / 101.0%
Adjusted EBITDA	60.0%	96.5% / 102.0%
Strategic Objectives	20.0%	N/A

Strategic objectives related to Capital and Free Cash Flow Management and the execution of Network Evolution and Network Expansion Initiatives for all NEOs.

4.	Granted annual equity awards to Messrs. Winfrey, DiGeronimo, Howard, Ray and Rutledge and Ms. Fischer on January 17, 2023.

All NEOs received grants under Charter’s annual equity program on January 17, 2023 based on their long-term incentive opportunities then in effect. Messrs. Winfrey, DiGeronimo, and Rutledge’s long-term incentive opportunities were as set forth in their employment agreements dated September 20, 2022. The individual grant values and equity mixes were as follows:

Executive	Annual LTI Grant Guideline	Equity Mix

Christopher L. Winfrey	$17.0 million	100% stock options

Richard J. DiGeronimo	$10.0 million	90% stock options / 10% RSUs

Jessica M. Fischer	$5.5 million	90% stock options / 10% RSUs

Kevin D. Howard	$1.5 million	90% stock options / 10% RSUs

R. Adam Ray	$3.0 million	90% stock options / 10% RSUs

Thomas M. Rutledge	$15.0 million	100% stock options

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5.	Granted equity awards under the 2023 Performance Equity Program to Messrs. Winfrey, DiGeronimo, Howard, Ray and Ms. Fischer on February 22, 2023.

Except for Mr. Rutledge, all NEOs participated in and received grants under Charter’s 5-year performance-based equity program on February 22, 2023. The value granted to each NEO was equal to 5x their annual LTI grant guideline less the value granted under the annual equity program on January 17, 2023. The individual grant values under the program were as follows:

Executive	Annual LTI Grant Guideline	5-Year LTI Value	Net Value Granted under 2023 Performance Equity Program
Christopher L. Winfrey	$17.0 million	$85.0 million	$68.0 million
Richard J. DiGeronimo	$10.0 million	$50.0 million	$40.0 million
Jessica M. Fischer	$ 5.5 million	$27.5 million	$22.0 million
Kevin D. Howard	$ 1.5 million	$ 7.5 million	$ 6.0 million
R. Adam Ray	$ 3.0 million	$15.0 million	$12.0 million

Apart from the actions described above, there were otherwise no changes to the base salary, annual incentive and long-term incentive compensation for the NEOs.

See the “Employment Agreements” section below for additional information on the employment agreements for the NEOs.

Compensation Actions in 2024

In addition to the above, in December 2023 the Committee approved a two-year renewal of Mr. Ray’s employment agreement, increasing his base salary from $625,000 to $725,000 and his target long-term incentive opportunity from $3.0 million to $3.75 million as of the January 19, 2024 effective date of the amended agreement. In connection with the increase to Mr. Ray’s long-term incentive opportunity, the Committee also approved an off-cycle equity award of $750,000, equal to the increase in his target long-term incentive opportunity, with a January 19, 2024 grant date. The award was delivered in a mix of 90% stock options and 10% RSUs, vests on the third anniversary of the grant date and provides a 10-year term to exercise stock options. The number of stock options granted equals the portion of the executive’s grant value allocated to stock options divided by the Black-Scholes value per stock option at grant, and the number of RSUs granted equals the portion of the grant value allocated to RSUs divided by the grant price (the average of the high and low prices of Charter common stock on the date of grant).

In December 2023, the Committee also approved the Company’s annual equity program for 2024, with awards under the program granted on January 16, 2024 to all eligible employees. However, none of the NEOs received awards under the annual equity program due to their participation in the 2023 Performance Equity Program. When determining and approving equity awards to executives, the Committee has consistently authorized the annual equity awards to be effective in mid-January of each year, and the Committee has not taken into account any fluctuations in Charter’s stock price with respect to the timing of the annual awards or any other equity awards granted.

Process for Determining Executive Compensation

Role of the CEO and Compensation and Benefits Committee

The Compensation and Benefits Committee of our Board of Directors is responsible for overseeing our overall compensation structure, policies and programs and assessing whether our compensation structure results in appropriate compensation levels and incentives for executive management.

The Committee determines the pay levels for our NEOs in consideration of a number of factors and within the framework of the Company’s compensation philosophy, as described below. Factors considered include each individual’s role and responsibilities within Charter, the individual’s experience and expertise, pay levels for comparable peer positions both within Charter and in the competitive marketplace, and performance of the individual and Charter as a whole. In setting pay levels for each element of compensation, the Committee considers all forms of compensation and benefits and the resulting impact on total value delivered to the executive.

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Each year, the CEO reviews the performance of each of the other NEOs and recommends both compensation adjustments based on overall competitiveness and effectiveness of the compensation program as well as actual bonus payouts under the annual incentive plan in light of performance against the objectives approved by the Committee. The Committee regularly meets in executive session to consider these matters, and while the Committee considers the CEO’s recommendations along with analysis provided by the Committee’s compensation consultant, it retains full discretion to set all compensation for our NEOs other than the CEO. With respect to the CEO, the Committee recommends the CEO’s compensation to Charter’s full Board of Directors, with non-employee directors voting on the approval of any recommendations, subject to any employment agreements.

Role of the Independent Compensation Consultant

The Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to serve as its independent compensation consultant and assist in fulfilling its responsibilities. Semler Brossy reports directly to the Committee, providing recommendations and advice related to all aspects of Charter’s executive compensation program. As necessary, Semler Brossy works with management to obtain information necessary to develop their recommendations.

During the year ended December 31, 2023, Semler Brossy provided no services to Charter other than those provided directly to or for the benefit of the Committee, including: attending meetings; providing information, research and analysis pertaining to executive compensation programs; conducting a comprehensive assessment of our annual executive compensation program relative to our peer groups and broader industry data; updating the Committee on market trends and changing practices; and advising on the design of the executive compensation program and the reasonableness of individual compensation targets and awards, including the design of the 2023 Performance Equity Program and the amount of compensation delivered through the program. The Committee has determined that there was no conflict of interest between its compensation consultant and the Committee during the year ended December 31, 2023.

Compensation Philosophy and Competitive Positioning

The Committee applies the following pay philosophy for purposes of setting NEO compensation and designing annual and long-term incentive programs that motivate the performance and retention of our NEOs:

1.	Base salary, target annual incentive, and annualized grant date values for long-term equity incentive generally positioned between the corresponding 50th and 75th percentile levels of the peer group;

2.	Annual incentive design that rewards the achievement of meaningful year-over-year growth in revenue and Adjusted EBITDA and the execution of key strategic objectives for the business; and

3.

Long-term equity incentive design that emphasizes stock options to create a strong linkage between pay and sustained stock price performance. In order for NEOs to realize their target long-term incentive value, Charter’s stock price must achieve meaningful price appreciation.

Compensation Peer Groups

The Committee maintains a Primary Peer Group and Secondary Peer Group and examines these peer groups on an annual basis. The Committee uses the following criteria to identify members of the Primary Peer Group:

•	North American publicly traded companies, in particular internet providers and organizations in the video programming distribution, wireless communication or advertising spaces

•	Size: Approximately $14 billion to $216 billion in annual revenue (0.25x to 4.0x Charter’s revenue)

•	Relevant Industries: Cable & Satellite, Integrated Telecommunication Services and Wireless Telecommunications, Movies & Entertainment and Broadcast

In addition to the Primary Peer Group, the Committee also examines the executive compensation practices of other larger publicly traded, consumer-oriented companies, which compose the Secondary Peer Group.

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In 2023, the Committee reviewed the composition of the peer groups, including the impact of merger and acquisition activity on companies within the groups, and determined that no changes to either peer group were necessary.

Primary Peer Group
AT&T Inc.	Fox Corp.	Paramount Global	Warner Bros. Discovery, Inc.
Cisco Systems, Inc.	Liberty Global Plc	The Walt Disney Company
Comcast Corporation	Lumen Technologies, Inc.	T-Mobile US, Inc.
DISH Network Corp.	Netflix, Inc.	Verizon Communications Inc.

Secondary Peer Group
3M	IBM	Pfizer Inc.	The Kraft Heinz Co.
American Express Co.	Johnson & Johnson	Philip Morris International, Inc.
Bristol-Myers Squibb Co.	Merck & Co., Inc.	Procter & Gamble Co.
Caterpillar	Mondelez International, Inc.	Qualcomm
Gilead Sciences, Inc.	Nike, Inc.	Raytheon Technologies
Honeywell International, Inc.	PepsiCo, Inc.	The Coca-Cola Co.

Elements of Compensation

Base Salary

Charter sets base salaries with regard to the level of the individual’s position and the individual’s current and sustained performance results. The Committee annually reviews base salary levels for the NEOs and determines any necessary changes in those salary levels. Adjustments to base salary levels may be based on factors such as new roles and responsibilities assumed by the executive or the executive’s impact on our goals and business objectives. The Committee may also make salary adjustments in consideration of competitive market pay levels for comparable executive positions.

Charter does not apply specific weighting to any one factor in setting the level of salary, and the process ultimately relies on the Committee’s judgment. Although we generally target salaries at market median compared to an industry peer group and other compensation survey data for experienced executives, the Committee may also take into account historical compensation, potential as a key contributor, and special recruiting or retention situations when deciding to set salaries for individual executives relative to market median pay levels. Consistent with our pay philosophy and taking into consideration the factors set forth above, salary increases are neither automatic nor the same for each individual.

The Committee reviewed base salaries for our NEOs leading up to and over the course of 2023, with the only base salary change in 2023 relating to Ms. Fischer, whose base salary increased from $700,000 to $800,000 as of the February 5, 2023 effective date of her new employment agreement with the Company. In setting Ms. Fischer’s new base salary, the Committee considered the factors noted above, in particular her performance and contributions since assuming the role of Chief Financial Officer in October 2021. For our other NEOs, the Committee determined that no base salary adjustments were necessary at this time.

Executive Officer	Base Salary as of December 31, 2023		Change from Prior Year

Christopher L. Winfrey	$1,700,000		None

Richard J. DiGeronimo	$1,450,000		None

Jessica M. Fischer	$ 800,000		14.3% increase from $700,000 effective February 5, 2023

Kevin D. Howard	$ 600,000		None

R. Adam Ray	$ 625,000		None

Thomas M. Rutledge	$1,250,000	*	None

*	Mr. Rutledge retired effective November 30, 2023 after which time he no longer received a base salary.

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Annual Incentive Plan

Charter established the Annual Incentive Plan for the NEOs to provide a cash-based incentive that rewards the achievement of strong annual operational and financial results and drives annual progress for key strategic objectives. Each year, the actual amount of compensation earned by participants under the plan is dependent upon performance against pre-established objectives set and approved by the Committee. In determining the particular performance metrics under the plan, the Committee selects what it believes to be the best annual financial and operational metrics that support long-term success with the strongest linkage to shareholder value creation. When establishing the particular threshold, target and maximum performance objectives for each plan metric, the Committee seeks to set goals that represent challenging but attainable year-over-year improvement in Company performance.

For fiscal year 2023, the Annual Incentive Plan for our NEOs utilized both financial measures of top and bottom-line performance as well as strategic objectives that represented operating priorities important to the success of Charter’s business. The financial metrics under the plan were total revenue (weighted 20%) and total Adjusted EBITDA (weighted 60%). The strategic objectives that applied to all NEOs under the plan were Capital and Free Cash Flow Management (weighted 10%) and the execution of Network Evolution and Expansion Initiatives (weighted 10%).

Payouts under the Annual Incentive Plan were set to range from 60% to 150% of each NEO’s target annual incentive opportunity based on the actual performance achieved against the Committee-approved goals for each metric. The Committee also has the discretion to increase or decrease payouts under the Annual Incentive Plan based on organizational considerations, such as acquisitions or significant transactions and performance considerations, such as changes in products or markets and other unusual, unforeseen or exogenous situations.

Based on Charter’s 2023 performance achievement against the Annual Incentive Plan’s revenue and Adjusted EBITDA goals and strategic objectives, the Committee approved an overall incentive payout of 82.35% of the target annual incentives for the NEOs. With respect to the financial performance objectives, Charter’s 2023 revenue and Adjusted EBITDA results both fell below targeted levels under the plan. Revenue results fell slightly below threshold with actual performance representing 97.8% of target versus the plan threshold of 98.0% of target, and, in consideration of the business and economic environment in which such revenue performance was achieved, the Committee decided to pay out the revenue component of the plan at 55.62% of target (versus the 60% of target threshold payout level), extrapolating the payout below threshold on a straight-line basis in proportion to the corresponding revenue achievement relative to threshold. Adjusted EBITDA results fell between the plan’s threshold and target performance levels and the Committee approved a payout level of 75.38% of target.

In determining payout levels for the strategic objectives regarding Network Evolution and Expansion and Capital and Free Cash Flow Management, the Committee evaluated the Company’s 2023 performance achievement against these objectives, considering the following in particular:

•	Constructed and activated over one million total passings including rural subsidized, residential, and commercial passings.

•

Continued to build and staff the construction teams necessary to expand Charter’s footprint, including further development of the underground construction team established in 2022 and the creation of a new aerial construction team.

•	Completed the initial wave of the high split project in certain targeted markets.

•

In October 2023, launched the new Xumo product, which allows customers to access linear and direct-to-consumer video content in an easy-to-use interface and serves as Charter’s go-to-market platform for new video sales.

•	Actively managed our balance sheet and free cash flow in anticipation of rising interest rates.

•	Calibrated share buybacks within leverage targets to reflect higher investments in the business.

With respect to the strategic objectives that applied for all NEOs, the Committee approved payouts of 130% for the Capital and Free Cash Flow Management objective and 130% for the Network Evolution and Expansion strategic objective, resulting in an overall strategic objectives payout of 130% for NEOs. The tables below detail the annual incentive calculations for the NEOs.

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2023 Annual Incentive Payout

Metric	Target ($ million)	Performance ($ million)	Payout %	Weighting	Weighted Payout %
Revenue	$53,845	$52,650	55.62%	20.0%	11.12%
Adjusted EBITDA	$22,376	$21,894	75.38%	60.0%	45.23%
Strategic Objectives	Discretionary Assessment		130.00%	20.0%	26.00%
Total				100.0%	82.35%

Note: Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to non-controlling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets. For purposes of calculating bonus attainment, revenue does not include mobile device related revenue, and Adjusted EBITDA does not include such revenue or mobile device related expenses. Capital Management is an after-the-fact, objective evaluation of our capital spend by the Committee.

Each NEO has a target annual incentive opportunity set as a percentage of the NEO’s base salary. In setting opportunities each year, the Committee reviews current opportunities relative to those among peer group companies and evaluates criteria with respect to each NEO’s particular role, including changes in scope and complexity, impact on Company strategy, and degree of enterprise-wide influence. Mr. Rutledge’s 2023 target annual incentive was prorated to reflect his retirement on November 30, 2023, but the Committee otherwise determined that no annual incentive adjustments were necessary for our other NEOs as current opportunities continued to be competitive and appropriate for their roles. The table below summarizes the 2023 target annual incentive opportunities and actual incentive payouts for each of our NEOs.

		Target Annual Incentive			Annual Incentive
Executive Officer	Base Salary	% of Base Salary	$ Value		% of Target	$ Value
Christopher L. Winfrey	$1,700,000	250%	$4,250,000		82.35%	$3,499,875
Richard J. DiGeronimo	$1,450,000	200%	$2,900,000		82.35%	$2,388,150
Jessica M. Fischer	$ 800,000	150%	$1,200,000		82.35%	$988,200
Kevin D. Howard	$ 600,000	85%	$510,000		82.35%	$419,985
R. Adam Ray	$ 625,000	150%	$937,500		82.35%	$772,031
Thomas M. Rutledge	$1,250,000	300%	$3,431,507	(1)	82.35%	$2,825,846

(1)

Represents Mr. Rutledge’s target annual incentive amount prorated based on his base salary of $1,250,000 and target annual incentive of 300% of base salary in effect from January 1, 2023 through his retirement date of November 30, 2023.

Long-Term Incentives

Charter’s long-term incentive awards align the interests of the NEOs with those of our stockholders by linking a significant portion of NEO compensation to sustained growth in the Company’s stock price over multi-year periods. The Committee establishes long-term incentive designs and opportunities in consideration of each NEO’s level within the organization, the nature of their particular role and job responsibilities, the desired mix of short and long-term incentive compensation, retention and succession planning considerations, the executive’s line-of-sight to our stock price performance, competitive pay levels observed among peer and general industry organizations, and how such designs align with overall business financial and strategic objectives. In 2023, the NEOs participated in two long-term incentive programs established by the Committee: the annual long-term incentive plan and the 2023 Performance Equity Program.

Annual Long-Term Incentive Plan

Under the annual long-term incentive plan, participants receive annual grants of equity in mid-January (the “annual grant date”), delivered in a mix of stock options and RSUs and with the particular mix determined by the participant’s level, vesting in full on the third anniversary of the grant date (i.e., 3-year cliff vesting), and having a 10-year term to exercise stock options. Each year, the Committee determines the long-term incentive opportunities for NEOs and approves annual equity grants

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based on that opportunity. The number of stock options granted equals the portion of the executive’s grant value allocated to stock options divided by the Black-Scholes value per stock option at grant. The number of RSUs granted equals the portion of the executive’s grant value allocated to RSUs divided by the grant price (the average of the high and low prices of Charter common stock on the grant date). All NEOs received grants under the 2023 annual long-term incentive plan on the January 17, 2023 annual grant date, based on their approved long-term incentive opportunities. The value and mix of the long-term incentive awards for Messrs. Winfrey, DiGeronimo and Rutledge were as set forth in their employment agreements in effect at that time, with Messrs. Winfrey and Rutledge receiving their awards 100% in the form of stock options and Mr. DiGeronimo and all other NEOs receiving their awards in a mix of 90% stock options and 10% RSUs. The grant details under the annual long-term incentive plan for each NEO are as follows:

2023 Annual Long-Term Incentive Plan Award Details

Executive Officer	Target Award Value	Equity Award Mix	Grant / Strike Price	# of Stock Options Granted	# of RSUs Granted
Christopher L. Winfrey	$17.0 million	100% Stock Options	$387.375	124,922	—
Richard J. DiGeronimo	$10.0 million	90% Stock Options /10% RSUs	$387.375	66,135	2,581
Jessica M. Fischer	$ 5.5 million	90% Stock Options /10% RSUs	$387.375	36,374	1,420
Kevin D. Howard	$ 1.5 million	90% Stock Options /10% RSUs	$387.375	9,920	387
R. Adam Ray	$ 3.0 million	90% Stock Options /10% RSUs	$387.375	19,841	774
Thomas M. Rutledge	$15.0 million	100% Stock Options	$387.375	110,225	—

For changes to long-term incentive opportunities occurring during the year after the annual grant date, the Committee generally also approves additional off-cycle equity awards based on the difference between the NEO’s new and prior opportunities and prorates the award value delivered based on the timing of the change. Prorated award guidelines range from 100% of the value difference for changes occurring in the first quarter to 25% for changes occurring in October or November, and in certain circumstances the Committee may provide for a different off-cycle award amount in order to ensure that such award delivers the appropriate amount of retentive value and alignment with long-term performance. There were no off-cycle equity awards granted under the annual long-term incentive plan in 2023 to any of the NEOs.

2023 Performance Equity Program

In February 2023, the Committee also approved the 2023 Performance Equity Program in consideration of Charter’s commitment to a number of multi-year transformational and industry-leading network expansion and evolution initiatives. Under the program, participants received 5x their annual long-term incentive grant value, less the value already issued in January 2023 under the annual long-term incentive plan. Awards were delivered in a mix of 90% stock options and 10% RSUs, subdivided into 18 tranches of stock options and 12 tranches of RSUs, each with a time-based vesting requirement ranging from 3 to 5 years after the grant date and performance-based vesting requirement in the form of a stock price hurdle. There are a total of six price hurdles under the program, representing between 5% to 20% compound annual stock price growth over a 5-year period, and the achievement of each price hurdle is determined based on the 60-trading day average closing stock price of Charter common stock. In order to vest, both the time and performance vesting criteria for a tranche must be satisfied, and if a tranche’s associated price hurdle is not achieved by the sixth anniversary of the grant date, that tranche is forfeited. Furthermore, no awards under the program are eligible to vest in connection with any termination, except upon death or disability or for an involuntary termination without cause or resignation for good reason following a change in control; in each case, only award tranches for which the price hurdle is satisfied at the time of termination are eligible to vest. All stock options granted under the 2023 Performance Equity Program have a 10-year term to exercise.

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The table below summarizes the vesting requirements for all grants made under the program, and both the time and performance-vesting criteria for each tranche must be satisfied in order for the associated tranche to vest.

Vesting Structure of 2023 Performance Equity Program Awards

Vesting Structure							Price Growth(3)
Approximate(1) % of Stock Options Eligible to Vest			Approximate(1) % of RSUs Eligible to Vest			Price Hurdle Vesting Requirement	Total	5-Year CAGR
On or After 3rd Anniversary of the Grant Date	On or After 4th Anniversary of the Grant Date	On or After 5th Anniversary of the Grant Date	On or After 3rd Anniversary of the Grant Date	On or After 4th Anniversary of the Grant Date	On or After 5th Anniversary of the Grant Date

6.7%	6.7%	6.7%	—	—	—	$507 / $564(2)	28% / 42%	5% / 7%

6.7%	6.7%	6.7%	—	—	—	$639	61%	10%

6.7%	6.7%	6.7%	11.1%	11.1%	11.1%	$798	101%	15%

6.7%	6.7%	6.7%	11.1%	11.1%	11.1%	$870	119%	17%

3.3%	3.3%	3.3%	5.6%	5.6%	5.6%	$988	149%	20%

3.3%	3.3%	3.3%	5.6%	5.6%	5.6%	$1,000	152%	20%

(1)	Percentages may not sum to 100% due to rounding.

(2)

For Mr. Winfrey who participated in the similar performance-based award program in 2016, the lowest stock price hurdle for awards under the 2023 Program is $564, which is equivalent to the highest stock price hurdle under the 2016 awards.

(3)	Equals stock price growth – both as a total percentage increase and a compound annual growth rate (CAGR) over a 5-year period – relative to Charter’s February 10, 2023 closing stock price of $396.94.

All NEOs except Mr. Rutledge participated in the 2023 Performance Equity Program. The number of stock options and RSUs granted to each participant was based upon: (i) the target grant value of the award, (ii) the value per each stock option and RSU for each tranche, as calculated by a Monte Carlo model of the value of such awards, and (iii) the number of stock options and RSUs required to deliver the targeted grant value such that 90% of the total combined number of stock options and RSUs granted was comprised of stock options and 10% of the total combined number of stock options and RSUs granted was comprised of RSUs. Grants under the 2023 Performance Equity Program were made on February 22, 2023, and the grant details for each NEO were as follows:

2023 Performance Equity Program Award Details

Executive Officer	Target Award Value	Equity Award Mix	Grant / Strike Price	# of Stock Options Granted	# of RSUs Granted
Christopher L. Winfrey	$68.0 million	90% Stock Options / 10% RSUs	$380.53	531,840	59,093
Richard J. DiGeronimo	$40.0 million	90% Stock Options / 10% RSUs	$380.53	310,996	34,555
Jessica M. Fischer	$22.0 million	90% Stock Options / 10% RSUs	$380.53	171,048	19,005
Kevin D. Howard	$ 6.0 million	90% Stock Options / 10% RSUs	$380.53	46,649	5,184
R. Adam Ray	$12.0 million	90% Stock Options / 10% RSUs	$380.53	93,299	10,366

As noted above, all NEOs except for Mr. Rutledge (who, pursuant to the terms of his employment agreement, only received an award under the annual long-term incentive plan) received a total target award value equal to 5x their annual long-term incentive opportunity from the combined grants under the annual long-term incentive plan and the 2023 Performance Equity Program. Total target award values delivered over the course of 2023 were therefore as follows:

•	Christopher L. Winfrey - $85.0 million

•	Richard J. DiGeronimo - $50.0 million

•	Jessica M. Fischer - $27.5 million

•	Kevin D. Howard - $7.5 million

•	R. Adam Ray - $15.0 million

•	Thomas M. Rutledge - $15.0 million

The target award values described above differ from the corresponding values in the Summary Compensation Table and Grants of Plan-Based Awards Table due to: (i) rounding to the nearest whole stock option and RSU when converting award

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values into a number of stock options and RSUs to be granted, and (ii) variation between the initial Monte Carlo value estimates used to calculate the number of stock options and RSUs to be granted under the 2023 Performance Equity Program and the finalized Monte Carlo values calculated after the grant date for purposes of expensing and disclosing the value of such awards.

2009 Stock Incentive Plan and 2019 Stock Incentive Plan

Charter granted long-term incentive awards made prior to April 23, 2019 under the 2009 Stock Incentive Plan (the “2009 Plan”), and granted awards made after this date under the 2019 Stock Incentive Plan (the “2019 Plan” and, collectively, the “Stock Incentive Plans”). Each of the Stock Incentive Plans is an omnibus plan, administered at the discretion of the Committee, that provides for a range of compensation programs including the potential grant of non-qualified stock options, incentive stock options, stock appreciation rights, dividend equivalent rights, performance units and performance share awards, phantom stock, restricted stock units and restricted stock (each term as defined in the Stock Incentive Plans). The Board of Directors approved the 2019 Plan in January 2019 and shareholders approved the 2019 Plan at the annual meeting on April 23, 2019. The terms of the 2019 Plan, after its approval, do not permit additional awards under the 2009 Plan, which terminated on November 30, 2019. Unless terminated sooner, the 2019 Plan terminates on January 29, 2029, with no further options or awards permitted thereafter under that plan.

As of December 31, 2023, 5,113,241 million shares remained available for future grants under the 2019 Plan. As of December 31, 2023, there were 5,690 participants in the 2019 Plan and there remained 371 participants with awards outstanding under the 2009 Plan.

The 2009 Plan authorized the repricing of options. No repricing occurred under the 2009 Plan through its termination. While the 2019 Plan also initially authorized the repricing of options, on January 28, 2020 the Board approved an amendment to the 2019 Plan prohibiting the repricing of stock options without shareholder approval.

Other Elements of Compensation

The NEOs are eligible to participate in all other benefit programs offered to all employees generally.

Employment Agreements

Over the course of 2023, Charter amended the employment agreements for Messrs. Winfrey and DiGeronimo effective February 22, 2023, removing references to future annual equity grants and excluding grants under the 2023 Performance Equity Program from the sections of their employment agreements relating to the treatment of certain equity incentive awards upon termination. Charter also entered into new employment agreements with Ms. Fischer and Mr. Ray, with Ms. Fischer’s agreement effective February 5, 2023 and Mr. Ray’s agreement executed on December 21, 2023 with a January 19, 2024 effective date. The agreements with Ms. Fischer and Mr. Ray renewed the terms of their employment for an additional two years from each agreement’s respective effective date. Ms. Fischer’s prior employment agreement was effective February 5, 2021 with a term through February 5, 2023 and Mr. Ray’s prior employment agreement was effective July 1, 2022 with a term through July 1, 2024. There were otherwise no new employment agreements entered into with an NEO or amendments to existing employment agreements during the year. A more detailed description of employment arrangements with our NEOs is set forth below under the section titled “NEO Employment Agreements.”

Tax and Accounting

Prior to the Tax Cuts and Jobs Act, Section 162(m) of the Internal Revenue Code placed a $1 million limit on the amount of non-performance-based compensation the Company can deduct in any year for certain NEOs. The Committee had designed the compensation programs with the intention to qualify a majority of compensation as performance-based compensation under Section 162(m). Effective January 1, 2018, performance-based compensation potentially no longer qualifies for exemption from the Section 162(m) limitation. Certain awards under the existing plans may be deductible, but future awards would be analyzed under the new laws and may not create a tax deduction. Once an individual has become an NEO, these individuals will remain subject to the limitation under Section 162(m) for all current and future compensation. These tax effects are only one factor considered by the Committee when entering into compensation arrangements, and the Committee maintains flexibility in compensating executive officers in a manner designed to promote varying corporate goals, which may not be deductible under Section 162(m).

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We account for stock-based compensation in accordance with United States generally accepted accounting principles (“GAAP”). Restricted stock, restricted stock units, stock options as well as equity awards with market conditions are measured at the grant date fair value and amortized to stock compensation expense over the requisite service period. The fair value of options is estimated on the grant date using the Black-Scholes option-pricing model and the fair value of equity awards with market conditions is estimated on the grant date using Monte Carlo simulations.

Additional Compensation Governance Policies

Stock Ownership Guidelines

The stock ownership guidelines require the achievement of a certain specified multiple of the applicable officer’s base salary or outside director’s cash retainer. The guidelines do not apply to officers, directors or affiliates of any stockholder of the Company beneficially holding 10% or greater of the outstanding shares of the Company’s stock.

Executive Officer	Ownership Multiple of Salary (for employees) or Cash Retainer (for directors)
CEO	5x
Executive Vice President	2x
Other Covered Individuals	1x
Outside Director	3x

In determining whether a covered individual has met the applicable stock ownership level, management evaluates annually stock beneficially owned outright and 25% of the value of time-based restricted stock and restricted stock units that are only subject to time-based vesting (the performance-based restricted stock unit awards do not count toward the ownership guidelines). There is no time requirement to meet the guidelines. However, until the officer or outside director achieves the minimum ownership level, a covered individual is required to retain a minimum of 25% of the shares received when options to purchase stock are exercised or restricted stock vests (unless an exemption is granted). As of December 31, 2023 all covered directors and the NEOs met the applicable stock ownership guidelines (except for recently hired or promoted individuals who have had limited or no vesting events).

Compensation Recovery Policy

Prior to October 1, 2023, Charter’s Compensation Recovery Policy (the “Prior Policy”) provided that all executive officers, including the NEOs, as well as all members of Company management with the title of executive vice president, may be required under certain circumstances to repay or forfeit annual incentive or other performance-based compensation received in the event of a restatement of Charter’s financial statements filed with the SEC. Under this policy, there was a three-year look back period for compensation recovery and it applied regardless of whether or not the individual was at fault in the circumstances leading to the restatement. In addition, the Prior Policy granted the Committee greater authority to recover any outstanding equity-based awards, vested and unvested, if it determines that a covered executive was engaged in any fraud or intentional misconduct with regard to the circumstances leading to the restatement.

On October 24, 2023, the Committee adopted a new Compensation Recovery Policy (the “New Policy”), which was effective October 1, 2023 (applying to compensation received after such date) and designed to comply with NASDAQ Listing Rule 5608 relating to such policies (with such listing rule itself having been adopted as required by SEC rules adopted pursuant to the Dodd-Frank Act). The New Policy applies to Charter’s executive officers, including the NEOs, and provides for the repayment of certain incentive compensation received over a covered period if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws. The covered period under the New Policy is the three full fiscal years prior to the date the Company is required to prepare an accounting restatement. Compensation subject to recovery is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, which would include (i) the portion of bonuses received over the covered period due to the financial misstatement, and (ii) performance-based equity vested over the covered period due to the financial misstatement.

In connection with the adoption of the New Policy, the Committee also approved phasing out the Prior Policy, which continues to apply for executive officers and executive vice presidents subject to the Prior Policy as of September 30, 2023, with only compensation realized prior to October 1, 2023 being subject to recovery under the Prior Policy.

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Hedging

The Company prohibits Restricted Employees from hedging transactions or similar arrangements with respect to Company securities without the prior approval of the Company’s Legal department. Specific transactions prohibited are sales of Company securities of the same class for at least six months after the purchase, short sales of Company securities, buying or selling puts or calls or other derivative securities on the Company’s securities, and entering into hedging or monetization transactions or similar arrangements with respect to Company securities.

Restricted Employees include any employee with the title of Vice President or equivalent and above; all persons employed in the Finance, Investor Relations, Legal and Stock Administration departments; members of corporate executive staff; members of the Board of Directors; and any other designated employee identified by senior management as a “Restricted Employee” (e.g., key consultants, executive staff support, compensation personnel, senior Marketing staff).

Stockholder Vote on Say on Pay

At the Company’s 2023 annual stockholders’ meeting, the stockholders considered an advisory proposal on the frequency of holding a vote on executive compensation and, as the Board of Directors recommended, voted to hold an advisory vote on executive compensation every three (3) years with approximately 51% of the votes cast in favor of the triennial frequency proposal. At this same meeting, the stockholders also considered an advisory vote on executive compensation for the NEOs and, as the Board of Directors recommended, the stockholders approved the 2023 executive compensation program with approximately 71% of the votes cast voting in favor of the proposal. At the annual stockholders’ meeting in 2026, stockholders will consider an advisory vote on executive compensation as described in the Compensation Discussion and Analysis.

Charter designs its executive compensation program to ensure management’s interests align with those of our investors’ to support long-term value creation, while also maintaining the consistency over time that is imperative for motivating and retaining employees. After considering the stockholders’ advisory votes, including the level of support received for each proposal, the Committee continues to believe that the Company’s executive compensation structure best achieves the desired alignment. In addition, the Committee views a three-year period between advisory votes on executive compensation as the most effective approach, providing investors sufficient time to evaluate the effectiveness of both short and long-term compensation strategies and corresponding business outcomes of the Company. Although the Committee will continue to monitor the frequency of the vote, the Committee considers a triennial vote on executive pay to be the appropriate frequency to provide time to thoughtfully consider and implement appropriate changes to our executive compensation program.

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Summary Compensation Table

The following table sets forth compensation information for our named executive officers (“NEOs”) that were identified as such as of December 31, 2023.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in pension value and nonqualified deferred compensation earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Christopher L. Winfrey President and Chief Executive Officer	2023	1,700,000	—	8,696,687	74,956,650	3,499,875	—	223,866	89,077,078
	2022	1,359,038	—	—	12,001,909	2,035,221	—	230,799	15,626,967
	2021	1,041,346	—	712,575	7,038,681	2,747,200	—	145,914	11,685,716
Richard J. DiGeronimo President, Product and Technology	2023	1,450,000	—	6,085,226	43,139,414	2,388,150	—	251,010	53,313,800
	2022	1,298,461	—	880,296	7,921,224	1,740,968	—	200,572	12,041,521
	2021	1,041,346	—	499,824	4,500,594	2,747,200	—	77,878	8,866,842
Jessica M. Fischer Chief Financial Officer	2023	734,615	—	3,347,020	23,726,633	988,200	—	23,188	28,819,656
	2022	700,000	—	349,762	3,150,523	811,020	—	21,530	5,032,835
	2021	555,752	250,000	295,982	1,704,509	777,767	—	19,476	3,603,486
Kevin D. Howard EVP, Chief Accounting Officer and Controller	2023	600,000	—	912,843	6,470,815	419,985	—	23,646	8,427,289
R. Adam Ray EVP, Chief Commercial Officer	2023	625,000	—	1,825,353	12,941,899	772,031	—	25,014	16,189,297
Thomas M. Rutledge Former Executive Chairman	2023	1,250,000	—	—	14,999,418	2,825,846	—	390,357	19,465,621
	2022	2,447,115	—	—	30,005,043	6,364,251	(249,614)	646,555	39,213,350
	2021	2,500,000	—	—	30,004,409	8,901,000	59,302	395,552	41,860,263

(1)

Ms. Fischer’s salary calculation is prorated based on the adjustment to her base salary effective February 5, 2023. Mr. Rutledge retired effective November 30, 2023 after which time he no longer received a base salary.

(2)	Ms. Fischer received a $250,000 lump sum payment made in connection with her relocation in 2021.

(3)

Amounts reported in this column reflect the aggregate grant date fair value of restricted stock unit grants, if any, to each NEO during the applicable fiscal years set forth above. Amounts reported represent the aggregate grant date fair value based on the average of the high and low stock prices on the applicable grant date. For more information on accounting guidance regarding stock compensation, see “Tax and Accounting” under Compensation Discussion and Analysis.

(4)

Amounts reported in this column were calculated in accordance with GAAP and reflect the aggregate grant date fair value of options granted to each NEO during the applicable fiscal years set forth above. For more information on accounting guidance regarding stock compensation, see “Tax and Accounting” under Compensation Discussion and Analysis.

(5)

The amounts reported under this column for 2023 are executive bonus plan payments made in 2024 for each NEO under the 2023 Executive Bonus Plan. Mr. Rutledge’s target annual incentive amount is prorated with his prior base salary of $1,250,000 and target annual incentive of 300% of base salary in effect from January 1, 2023 through his retirement date of November 30, 2023.

(6)

The Time Warner Cable Pension Plan was frozen in 2016 and no benefits accrued after that date. For 2022 and 2021, this amount represents the aggregate change in the actuarial present value of Mr. Rutledge’s accumulated pension benefits under the Time Warner Cable Pension Plan. For 2023, a change in pension value is not shown as Mr. Rutledge received a lump sum distribution of his entire accrued benefit in the amount of $1,535,429 on December 8, 2023 in connection with his retirement as Executive Chairman of the Board of Directors of the Company effective November 30, 2023. See the Pension Benefits Table and “Legacy TWC Pension Benefits” for additional information regarding these benefits.

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(7)

The amounts reported in the “All Other Compensation” column for 2023 include the perquisites and personal benefits received by each NEO that exceeded $10,000 in the aggregate, 401(k) matching contributions, group term life and executive long-term disability premiums and certain tax gross-ups for the year ended December 31, 2023, as detailed in the table below:

Name	Personal Use of Corporate Airplane ($)(a)	401(k) Matching Contributions ($)	Group Term Life Premiums ($)	Executive Long- Term Disability Premiums ($)	Gross-up for Executive Long Term Disability ($)	Other ($)
Christopher L. Winfrey	197,952	19,800	3,510	906	1,698
Richard J. DiGeronimo	227,796	19,800	810	906	1,698
Jessica M. Fischer	—	19,800	784	906	1,698
Kevin D. Howard	—	19,800	1,242	906	1,698
R. Adam Ray	—	19,800	2,610	906	1,698
Thomas M. Rutledge	377,620	—	10,268	836	1,633

(a)

As set forth in more detail below under the section titled “NEO Employment Agreements”, Messrs. Winfrey, DiGeronimo and Rutledge are allowed to use the Company’s aircraft for a certain amount of hours of discretionary personal use every year in accordance with their respective employment agreements. Mr. Winfrey also has the authority to allow other executives to use the Company’s aircraft for personal use. Amounts reported above for Messrs. Winfrey, DiGeronimo and Rutledge are calculated as the aggregate incremental cost to the Company using a method that takes into account variable costs such as aircraft fuel and oil expenses per hour of flight; crew travel expenses; landing and parking fees; and trip-related inspections, repairs and maintenance. The aggregate incremental costs reported above also take into account costs associated with private aircraft for hire services. Because the Company’s aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as salaries of pilots and crew or purchase or lease costs of aircraft. For purposes of determining an executive’s taxable income, personal use of our aircraft is valued using a method based on Standard Industry Fare Level (“SIFL”) rates, as published by the Internal Revenue Service. The amount determined using the SIFL rates is typically lower than the amount determined using the incremental cost method.

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2023 Grants of Plan Based Awards

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
		Threshold – 0% ($)	Target – 100% ($)(3)	Maximum – 150% ($)(3)
Christopher L. Winfrey	—	—	4,250,000	6,375,000	—	—	—	—
	1/17/2023	—	—	—	—	124,922	387.375	16,999,386
	2/22/2023	—	—	—	—	531,840	380.53	57,957,264
	2/22/2023	—	—	—	59,093	—	—	8,696,687
Richard J. DiGeronimo	—	—	2,900,000	4,350,000	—	—	—	—
	1/17/2023	—	—	—	—	66,135	387.375	8,999,651
	1/17/2023	—	—	—	2,581	—	—	999,815
	2/22/2023	—	—	—	—	310,996	380.53	34,139,763
	2/22/2023	—	—	—	34,555	—	—	5,085,411
Jessica M. Fischer	—	—	1,200,000	1,800,000	—	—	—	—
	1/17/2023	—	—	—	—	36,374	387.375	4,949,774
	1/17/2023	—	—	—	1,420	—	—	550,073
	2/22/2023	—	—	—	—	171,048	380.53	18,776,859
	2/22/2023	—	—	—	19,005	—	—	2,796,947
Kevin D. Howard	—	—	510,000	765,000	—	—	—	—
	1/17/2023	—	—	—	—	9,920	387.375	1,349,914
	1/17/2023	—	—	—	387	—	—	149,914
	2/22/2023	—	—	—	—	46,649	380.53	5,120,901
	2/22/2023	—	—	—	5,184	—	—	762,929
R. Adam Ray	—	—	937,500	1,406,250	—	—	—	—
	1/17/2023	—	—	—	—	19,841	387.375	2,699,963
	1/17/2023	—	—	—	774	—	—	299,828
	2/22/2023	—	—	—	—	93,299	380.53	10,241,936
	2/22/2023	—	—	—	10,366	—	—	1,525,525
Thomas M. Rutledge	—	—	3,431,507	5,147,261	—	—	—	—
	1/17/2023	—	—	—	—	110,225	387.375	14,999,418

(1)

As described in the section titled “Compensation Actions in 2023” in the Compensation Discussion and Analysis, Messrs. Winfrey, DiGeronimo, Howard, Ray and Rutledge and Ms. Fischer received grants on January 17, 2023 under Charter’s annual equity program. As further detailed in the section titled “Compensation Actions in 2023” in the Compensation Discussion and Analysis, Messrs. Winfrey, DiGeronimo, Howard and Ray and Ms. Fischer received grants on February 22, 2023 under Charter’s 2023 Performance Equity Program.

(2)

These columns show the range of payouts under the 2023 Executive Bonus Plan based on the applicable 2023 performance criteria. Related payments were made in 2024 for 2023 performance based on the metrics described in the section titled “2023 Executive Bonus Plan” in the Compensation Discussion and Analysis. These payments are reflected in the Non-Equity Incentive Plan column in the Summary Compensation Table.

(3)

Mr. Rutledge’s target annual incentive amount is prorated based on his base salary of $1,250,000 and target annual incentive of 300% of base salary in effect from January 1, 2023 through his retirement date of November 30, 2023.

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(4)	Awards under this column were granted as restricted stock units under the 2019 Stock Incentive Plan and are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table.

(5)	These option awards were granted as options under the 2019 Stock Incentive Plan and are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table.

(6)	The exercise prices of the option awards were determined using the average of high and low stock prices on the date of grant.

(7)

Amounts were calculated in accordance with accounting guidance related to share-based payment transactions and represent the aggregate grant date fair value. For more information, see “Tax and Accounting” under Compensation Discussion and Analysis.

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Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options and unvested restricted stock and restricted stock units for each of our NEOs that remained outstanding as of December 31, 2023. In connection with the closing of the Transactions the merger exchange ratio of 0.9042 was applied to the exercise price and performance targets (divided by 0.9042) and the number of restricted stock units and stock options (multiplied by 0.9042) for all equity awards outstanding on May 18, 2016.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Christopher L. Winfrey	36,976	(2)	—		—		150.88	1/15/2024	—		—	—		—
	34,046	(3)	—		—		175.76	1/15/2025	—		—	—		—
	24,064	(4)	—		—		183.87	1/15/2026	—		—	—		—
	497,309	(5)	—		—		221.25	6/17/2026	—		—	—		—
	55,758	(6)	—		—		512.06	1/15/2030	—		—	—		—
	—		31,819	(7)	—		625.55	1/15/2031	—		—	—		—
	—		5,176	(8)	—		704.21	7/15/2031	—		—	—		—
	—		3,099	(9)	—		714.99	10/19/2031	—		—	—		—
	—		57,356	(10)	—		588.83	1/18/2032	—		—	—		—
	—		17,073	(11)	—		342.24	9/22/2032	—		—	—		—
	—		124,922	(12)	—		387.38	1/17/2033	—		—	—		—
	—		—		531,840	(13)	380.53	2/22/2033	—		—	—		—
	—		—		—		—	—	1,119	(14)	434,933	—		—
	—		—		—		—	—	—		—	59,093	(15)	22,968,267
Richard J. DiGeronimo	23,620	(16)	—		—		353.20	1/16/2028	—		—	—		—
	27,151	(17)	—		—		292.31	1/15/2029	—		—	—		—
	6,760	(18)	—		—		378.67	8/15/2029	—		—	—		—
	24,781	(6)	—		—		512.06	1/15/2030	—		—	—		—
	—		21,212	(7)	—		625.55	1/15/2031	—		—	—		—
	—		4,462	(9)	—		714.99	10/19/2031	—		—	—		—
	—		41,296	(10)	—		588.83	1/18/2032	—		—	—		—
	—		6,146	(11)	—		342.24	9/22/2032	—		—	—		—
	—		66,135	(12)	—		387.38	1/17/2033	—		—	—		—
	—		—		310,996	(13)	380.53	2/22/2033	—		—	—		—
	—		—		—		—	—	4,953	(19)	1,925,132	—		—
	—		—		—		—	—	—		—	34,555	(15)	13,430,837
Jessica M. Fischer	5,765	(17)	—		—		292.31	1/15/2029	—		—	—		—
	3,289	(6)	—		—		512.06	1/15/2030	—		—	—		—
	—		2,815	(7)	—		625.55	1/15/2031	—		—	—		—
	—		4,610	(20)	—		621.71	2/5/2031	—		—	—		—
	—		2,231	(9)	—		714.99	10/19/2031	—		—	—		—
	—		18,067	(10)			588.83	1/18/2032	—		—	—		—
	—		36,374	(12)	—		387.38	1/17/2033	—		—	—		—
	—		—		171,048	(13)	380.53	2/22/2033	—		—	—		—
	—		—		—		—	—	2,478	(21)	963,149	—		—
	—		—		—		—	—	—		—	19,005	(15)	7,386,863
Kevin D. Howard	6,131	(4)	—		—		183.87	1/15/2026	—		—	—		—
	4,371	(22)	—		—		299.61	1/17/2027	—		—	—		—
	2,058	(23)	—		—		340.44	4/24/2027	—		—	—		—
	6,495	(16)	—		—		353.20	1/16/2028	—		—	—		—
	7,467	(17)	—		—		292.31	1/15/2029	—		—	—		—
	1,593	(24)	—		—		289.52	1/28/2029	—		—	—		—
	6,195	(6)	—		—		512.06	1/15/2030	—		—	—		—
	—		5,303	(7)	—		625.55	1/15/2031	—		—	—		—
	—		5,162	(10)	—		588.83	1/18/2032	—		—	—		—
	—		1,452	(25)	—		478.38	7/26/2032	—		—	—		—
	—		9,920	(12)	—		387.38	1/17/2033	—		—	—		—
	—		—		46,649	(13)	380.53	2/22/2033	—		—	—		—
	—		—		—		—	—	769	(26)	298,894	—		—
	—		—		—		—	—	—		—	5,184	(15)	2,014,917

Charter Communications  | 45 |  2024 Proxy Statement

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
R. Adam Ray	5,015	(16)	—		—		353.20	1/16/2028	—		—	—		—
	5,765	(17)	—		—		292.31	1/15/2029	—		—	—		—
	3,289	(6)	—		—		512.06	1/15/2030	—		—	—		—
	3,802	(27)	—		—		515.62	7/1/2030	—		—	—		—
	—		9,280	(7)	—		625.55	1/15/2031	—		—	—		—
	—		2,570	(28)	—		702.13	6/23/2031	—		—	—		—
	—		12,905	(10)	—		588.83	1/18/2032	—		—	—		—
	—		2,602	(29)	—		581.19	1/19/2032	—		—	—		—
	—		19,841	(12)	—		387.38	1/17/2033	—		—	—		—
	—		—		93,299	(13)	380.53	2/22/2033	—		—	—		—
	—		—		—		—	—	1,645	(30)	639,379	—		—
	—		—		—		—	—	—		—	10,366	(15)	4,029,057
Thomas M. Rutledge	62,051	(3)	—		—		175.76	1/15/2025	—		—	—		—
	904,200	(5)	—		—		222.92	4/25/2026	—		—	—		—
	723,360	(5)	—		—		232.34	4/26/2026	—		—	—		—
	195,022	(31)	—		—		597.16	11/3/2030	—		—	—		—
	—		176,770	(7)	—		625.55	1/15/2031	—		—	—		—
	—		172,067	(10)	—		588.83	1/18/2032	—		—	—		—
	—		110,225	(12)	—		387.38	1/17/2033	—		—	—		—

(1)	Based on the closing stock price at December 29, 2023 of $388.68 per share.

(2)	Amounts shown reflect time-vesting stock options granted on January 15, 2014 under the 2009 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

(3)	Amounts shown reflect time-vesting stock options granted on January 15, 2015 under the 2009 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

(4)	Amounts shown reflect time-vesting stock options granted on January 15, 2016 under the 2009 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

(5)

Amounts shown reflect grants of performance-vesting stock options that vested subject to achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days. For Mr. Rutledge, represents the awards that were granted on April 25, 2016 and April 26, 2016, respectively. For Mr. Winfrey, represents the awards of stock options that were granted on June 17, 2016.

(6)	Amounts shown reflect time-vesting stock options granted on January 15, 2020 under the 2019 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

(7)	Amounts shown reflect time-vesting stock options granted on January 15, 2021 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(8)	Amounts shown reflect time-vesting stock options granted on July 15, 2021 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(9)	Amounts shown reflect time-vesting stock options granted on October 19, 2021 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(10)	Amounts shown reflect time-vesting stock options granted on January 18, 2022 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(11)	Amounts shown reflect time-vesting stock options granted on September 22, 2022 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(12)	Amounts shown reflect time-vesting stock options granted on January 17, 2023 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

Charter Communications  | 46 |  2024 Proxy Statement

(13)

Amounts shown reflect grants of performance-vesting options granted on February 22, 2023 that vest subject to achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days.

(14)	Amounts shown reflect time-vesting RSUs granted on January 15, 2021 and July 15, 2021 under the 2019 Stock Incentive Plan that fully vest on the third anniversary of the grant date.

(15)

Amounts shown reflect grants of performance-vesting RSUs granted on February 22, 2023 that vest subject to achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days.

(16)	Amounts shown reflect time-vesting stock options granted on January 16, 2018 under the 2009 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

(17)	Amounts shown reflect time-vesting stock options granted on January 15, 2019 under the 2009 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

(18)	Amounts shown reflect time-vesting stock options granted on August 15, 2019 under the 2019 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

(19)

Amounts shown reflect time-vesting RSUs granted January 15, 2021, October 19, 2021, January 18, 2022, September 22, 2022 and January 17, 2023 under the 2019 Stock Incentive Plan that fully vest on the third anniversary of the grant date.

(20)	Amounts shown reflect time-vesting stock options granted on February 5, 2021 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(21)

Amounts shown reflect time-vesting RSUs granted on January 15, 2021, February 5, 2021, October 19, 2021, January 18, 2022 and January 17, 2023 under the 2019 Stock Incentive Plan that fully vest on the third anniversary of the grant date.

(22)	Amounts shown reflect time-vesting stock options granted on January 17, 2017 under the 2019 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

(23)	Amounts shown reflect time-vesting stock options granted on April 24, 2017 under the 2019 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

(24)	Amounts shown reflect time-vesting stock options granted on January 28, 2019 under the 2019 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

(25)	Amounts shown reflect time-vesting stock options granted on July 26, 2022 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(26)

Amounts shown reflect time-vesting RSUs granted on January 15, 2021, January 18, 2022, July 26, 2022 and January 17, 2023 under the 2019 Stock Incentive Plan that fully vest on the third anniversary of the grant date.

(27)	Amounts shown reflect time-vesting stock options granted on July 1, 2020 under the 2019 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

(28)	Amounts shown reflect time-vesting stock options granted on June 23, 2021 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(29)	Amounts shown reflect time-vesting stock options granted on January 19, 2022 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(30)

Amounts shown reflect time-vesting RSUs granted on January 15, 2021, June 23, 2021, January 18, 2022, January 19, 2022 and January 17, 2023 under the 2019 Stock Incentive Plan that fully vest on the third anniversary of the grant date.

(31)	Amounts shown reflect time-vesting stock options granted on November 3, 2020 under the 2019 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

Charter Communications  | 47 |  2024 Proxy Statement

2023 Options Exercised and Stock Vested

The following table provides information on option awards exercised and restricted stock and stock unit awards that vested during 2023 for each of the Company’s NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting or Transfer for Value (#)	Value Realized on Vesting ($)(1)
Christopher L. Winfrey(2)	—	—	1,758	680,030
Richard J. DiGeronimo(3)	—	—	781	302,106
Jessica M. Fischer(4)	—	—	311	120,301
Kevin D. Howard(5)	—	—	195	75,430
R. Adam Ray(6)	—	—	419	159,931
Thomas M. Rutledge(7)	222,042	57,435,134	—	—

(1)	Amount attributed to the average high and low market values of the stock on the day of vesting.

(2)	Mr. Winfrey had 1,758 time vesting RSUs vest on January 13, 2023 and 911 shares were withheld to cover taxes at a market value of $386.82 (the average of the high and low trading prices on that day).

(3)	Mr. DiGeronimo had 781 time vesting RSUs vest on January 13, 2023 and 373 shares were withheld to cover taxes at a market value of $386.82 (the average of the high and low trading prices on that day).

(4)	Ms. Fischer had 311 time vesting RSUs vest on January 13, 2023 and 113 shares were withheld to cover taxes at a market value of $386.82 (the average of the high and low trading prices on that day).

(5)	Mr. Howard had 195 time vesting RSUs vest on January 13, 2023 and 68 shares were withheld to cover taxes at a market value of $386.82 (the average of the high and low trading prices on that day).

(6)

Mr. Ray had 311 time vesting RSUs vest on January 13, 2023 and 112 shares were withheld to cover taxes at a market value of $386.82 (the average of the high and low trading prices on that day). Mr. Ray had 108 time vesting RSUs vest on June 30, 2023 and 34 shares were withheld to cover taxes at a market value of $366.94 (the average of the high and low trading prices on that day).

(7)

Mr. Rutledge exercised 147,905 shares that were set to expire on January 15, 2024 on a net exercise basis at an exercise price of $150.88 per option on November 14, 2023 at a market value of $417.855 with 97,197 shares withheld to cover the exercise price and taxes. Mr. Rutledge exercised 74,137 shares that were set to expire on January 15, 2025 on a net exercise basis at an exercise price of $175.76 per option on November 14, 2023 at a market value of $417.855 with 51,089 shares withheld to cover the exercise price and taxes.

Retirement Benefits

We sponsor a 401(k) plan, which is a qualified retirement plan offered to all eligible employees, including our NEOs, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis.

Legacy TWC Pension Benefits

In connection with Mr. Rutledge’s employment by a predecessor and/or affiliate of Legacy TWC, Mr. Rutledge participated in the Time Warner Cable Pension Plan, a tax qualified defined benefit pension plan (the “Pension Plan”) offered by those employers and accrued a benefit as a result. No other NEO is entitled to benefits under the Pension Plan. As of the closing of the Transactions, Charter is the sponsor of the Pension Plan. As of December 31, 2023, Mr. Rutledge no longer had an accrued benefit under the Pension Plan as it was paid out in the sum of $1,535,429 on December 8, 2023 in connection with Mr. Rutledge’s retirement as Executive Chairman of the Board of Directors of the Company effective November 30, 2023.

Federal tax law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits that may be paid to participants under a tax-qualified plan, such as the Pension Plan. Benefit payments under the Pension Plan are calculated using the highest consecutive five-year average annual compensation (subject to federal law limits and the $350,000 limit referred to above), which is referred to as “average compensation.” Compensation covered by the

Charter Communications  | 48 |  2024 Proxy Statement

Pension Plan takes into account salary, bonus, some elective deferrals and other compensation paid, but excludes the payment of deferred or long-term incentive compensation and severance payments. The annual pension payment under the terms of the Pension Plan, if the retired employee is vested, and if paid as a single life annuity, commencing at age 65, is an amount equal to the sum of:

•

1.25% of the portion of average compensation that does not exceed the average of the Social Security taxable wage base ending in the year the employee reaches the Social Security retirement age, referred to as “covered compensation,” multiplied by the number of years of benefit service up to 35 years, plus

•	1.67% of the portion of average compensation that exceeds covered compensation, multiplied by the number of years of benefit service up to 35 years, plus

•	0.5% of average compensation multiplied by the employee’s number of years of benefit service in excess of 35 years, plus

•	a supplemental benefit in the amount of $60 multiplied by the employee’s number of years of benefit service up to 30 years, with a maximum supplemental benefit of $1,800 per year.

Reduced benefits are available in the case of retirement before age 65 and in other optional forms of benefits payouts, as described below.

The benefits under the Pension Plan are payable as (i) a single life annuity, (ii) a 50%, 75% or 100% joint and survivor annuity, (iii) a life annuity that is guaranteed for 10 years, or (iv) as of January 1, 2015, a lump sum. Spousal consent is required in certain cases. The participant may elect the form of benefit payment at the time of retirement or termination of employment (in which case, benefits are payable as (i) a single life annuity, (ii) a 50% or 75% joint and survivor annuity or (iii) a lump sum). In the case of a single life annuity, the amount of the annuity is based on the applicable formulas described above. In the case of a joint and survivor annuity, the amount of the annuity is based on the single life annuity amount but is reduced to take into account the ages of the participant and beneficiary at the time the annuity payments begin and the percentage elected by the participant. In the case of a life annuity that is guaranteed for a period of time, the amount of the annuity is based on the single life annuity amount but is reduced to take into account the guaranteed period.

Pension Benefits Table

Set forth in the table below are payments made during the last fiscal year to Mr. Rutledge. Number of years of credited service and present value are not shown as of December 31, 2023 because Mr. Rutledge received a lump sum distribution of his entire accrued benefit in the amount of $1,535,429 on December 8, 2023 in connection with his retirement as Executive Chairman of the Board of Directors of the Company effective November 30, 2023.

Pension Benefits for 2023

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year(1)
Thomas M. Rutledge	Time Warner Cable Pension Plan	—	—	$1,535,429

(1)	Mr. Rutledge received a lump sum distribution of his entire accrued benefit under the Pension Plan on December 8, 2023.

NEO Employment Agreements

Christopher L. Winfrey

On September 20, 2022, Charter and Mr. Winfrey entered into an amended and restated employment agreement which was amended effective as of February 22, 2023 (collectively, the “Winfrey Agreement”). The Winfrey Agreement provides that effective December 1, 2022, Mr. Winfrey became employed in an executive capacity as President and Chief Executive Officer with such responsibilities, duties and authority as are customary for such role, at a base salary of at least $1,700,000 per year during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. Pursuant to the Winfrey Agreement, Mr. Winfrey was appointed as a member of the Board of Directors effective November 30, 2023. Under the Winfrey Agreement, he is eligible to participate in the Executive Bonus Plan with a target bonus of not less than 250% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. In addition, Charter must reimburse Mr. Winfrey for all reasonable and

Charter Communications  | 49 |  2024 Proxy Statement

necessary expenses incurred in connection with the performance of his duties, and Mr. Winfrey is entitled to use Company aircraft for such travel and for up to 100 hours of discretionary personal use per calendar year (without carryover). The Winfrey Agreement has an initial term from the effective date through December 1, 2025, provided that the term can be extended by the Company for unlimited one-year periods. The Winfrey Agreement contains a two-year non-compete provision and a two-year non-solicitation clause.

Richard J. DiGeronimo

Effective as of September 20, 2022, Charter and Mr. DiGeronimo entered into an employment agreement which was amended effective as of February 22, 2023 (collectively, the “DiGeronimo Agreement”). The DiGeronimo Agreement provides that effective December 1, 2022, Mr. DiGeronimo became employed in an executive capacity as President, Product and Technology with such responsibilities, duties and authority as are customary for such role, at a base salary of $1,450,000 per year during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. The DiGeronimo Agreement provides that he is eligible to participate in the Executive Bonus Plan with a target bonus of 200% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. In addition, Charter must reimburse Mr. DiGeronimo for all reasonable and necessary expenses incurred in connection with the performance of his duties and Mr. DiGeronimo is entitled to use Company aircraft for such travel and for up to 40 hours of discretionary personal use per calendar year (without carryover). The DiGeronimo Agreement has an initial term from the effective date through December 1, 2025 provided that the term can be extended by the Company for unlimited one-year periods. The DiGeronimo Agreement contains a two-year non-compete provision and a one-year non-solicitation clause.

Jessica M. Fischer

Effective as of February 5, 2023, Charter and Ms. Fischer entered into an employment agreement (the “Fischer Agreement”). The Fischer Agreement provides that Ms. Fischer shall be employed in an executive capacity as Chief Financial Officer with such responsibilities, duties and authority as are customary for such role, at a base salary of $800,000 per year during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. The Fischer Agreement provides that Ms. Fischer is eligible to participate in the Executive Bonus Plan with a target bonus of 150% of her annual base salary. She is also eligible to receive such other employee benefits as are generally made available to other senior executives. In addition, Charter must reimburse Ms. Fischer for all reasonable and necessary expenses incurred in connection with the performance of her duties. The Fischer Agreement has an initial term from the effective date through February 5, 2025 provided that the term can be extended by the Company for unlimited one-year periods. The Fischer Agreement contains a two-year non-compete provision and a one-year non-solicitation clause.

Kevin D. Howard

Effective as of July 26, 2022, Charter and Mr. Howard entered into an employment agreement (the “Howard Agreement”). The Howard Agreement provides that Mr. Howard shall be employed in an executive capacity as Executive Vice President, Chief Accounting Officer and Controller with such responsibilities, duties and authority as are customary for such role, at a base salary of $600,000 per year during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. The Howard Agreement provides that Mr. Howard is eligible to participate in the Executive Bonus Plan with a target bonus of 85% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. In addition, Charter must reimburse Mr. Howard for all reasonable and necessary expenses incurred in connection with the performance of his duties. The Howard Agreement has an initial term from the effective date through July 26, 2024 provided that the term can be extended by the Company for unlimited one-year periods. The Howard Agreement contains a two-year non-compete provision and a one-year non-solicitation clause.

R. Adam Ray

Effective as of January 19, 2024, Charter and Mr. Ray entered into an employment agreement (the “Ray Agreement”). The Ray Agreement provides that Mr. Ray shall be employed in an executive capacity as Executive Vice President, Chief Commercial Officer with such responsibilities, duties and authority as are customary for such role, at a base salary of $725,000 per year during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. The Ray Agreement provides that Mr. Ray is eligible to participate in the Executive Bonus Plan with a target bonus of 150% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. In addition, Charter must reimburse Mr. Ray for all reasonable and necessary expenses incurred in connection with

Charter Communications  | 50 |  2024 Proxy Statement

the performance of his duties. The Ray Agreement has an initial term from the effective date through January 19, 2026 provided that the term can be extended by the Company for unlimited one-year periods. The Ray Agreement contains a two-year non-compete provision and a one-year non-solicitation clause.

Thomas M. Rutledge

On September 20, 2022, Charter and Mr. Rutledge entered into an amended and restated employment agreement (the “Rutledge Agreement”). The Rutledge Agreement had a term ending November 30, 2023. Effective November 30, 2023, Mr. Rutledge transitioned from Executive Chairman to the role of director emeritus of the Board of Directors. Under the Rutledge Agreement, Mr. Rutledge’s base salary was $1,250,000 effective December 1, 2022, in connection with his transition to the role of Executive Chairman. The Rutledge Agreement also provided for continued eligibility to participate in the Executive Bonus Plan with a target bonus equal to 300% of his base salary. Mr. Rutledge was also eligible to participate in other employee benefit plans, programs and arrangements available to other senior executives through November 30, 2023. In addition, Charter had to reimburse Mr. Rutledge for all reasonable and necessary expenses incurred in connection with the performance of his duties, and Mr. Rutledge was entitled to use Company aircraft for such travel and for commuting and up to 65 hours of discretionary personal use per calendar year (without carryover). The Rutledge Agreement contained a two-year non-compete provision and a two-year non-solicitation clause, which will expire on November 30, 2025.

Separation and Related Arrangements

Named Executive Officers

Unless otherwise noted, the stock price used in the separation tables that follow is based on $388.68 per share, the closing price of Charter’s Class A common stock on the NASDAQ Global Select Market on December 29, 2023. The paragraphs that follow describe the payments that each NEO would have received assuming the applicable termination event occurred on December 31, 2023. Mr. Rutledge, whose employment with Charter ended on November 30, 2023 in connection with the expiration of his employment agreement, is only included in the section pertaining to such a termination; for sections relating to other termination events, all references to NEOs exclude Mr. Rutledge. The descriptions that follow cover only information regarding benefits that are not generally available to other employees. Benefits generally available to other employees include:

•	Salary earned through date of termination;

•	Lump sum payment for COBRA coverage; and

•	Lump sum payment of accrued and unused vacation.

As used in the following sections:

•

“Severance”: NEOs may be eligible for certain payments following the occurrence of certain termination events specified in their employment agreements. If eligible for severance: (1) Mr. Winfrey will receive severance equal to two and one-half times his applicable annual base salary and target bonus; and (2) Ms. Fischer and Messrs. DiGeronimo, Howard and Ray will each receive severance equal to two times their applicable annual base salary and target bonus. Mr. Rutledge was not eligible for severance payments under any termination event.

•

“Bonus”: As used in the tables below, “Bonus” is the target bonus set forth and defined in each NEO’s employment agreement. For the purposes of these separation tables, amounts represent the NEO’s target bonus opportunity under the 2023 Executive Bonus Plan, prorated based on any changes to the NEO’s target bonus opportunity during the year and with an assumed 100% performance attainment under the Plan. See the “Annual Incentive Plan” section in the Compensation Discussion and Analysis for further details of the plan, including the target bonus opportunities which applied for the NEOs under the 2023 Executive Bonus Plan. See the “Summary Compensation Table” for actual 2023 Executive Bonus Plan payouts.

•

“Stock Options” and “Restricted Stock Units”: includes grants made under the Stock Incentive Plans. See “Long-Term Incentives” under the Compensation Discussion and Analysis section for further details on equity incentives offered by the Company.

Termination by Charter for Cause or a Voluntary Termination by the Executive without Good Reason

Under the current employment agreements, equity award agreements and Company policies applicable to our NEOs, in the event of a termination by the Company for cause or a voluntary termination by an NEO without good reason, each NEO would

Charter Communications  | 51 |  2024 Proxy Statement

only be entitled to any bonus earned for periods ending on or before the termination date but not yet paid as of such date, including a bonus under the 2023 Executive Bonus Plan for a termination occurring on December 31, 2023. NEOs are otherwise not provided any severance and all unvested equity would be forfeited and cancelled effective as of the date of termination. Under the equity award agreements with our NEOs, vested stock options generally may be exercised for a period of six months following a for cause/voluntary termination, or through the original expiration date, if earlier.

“For cause” is generally defined under our NEOs’ employment agreements and applicable Company policies to include: willful breaches of material obligations, fiduciary duties, the Company’s code of conduct or other material Company policies (which, in the case of Mr. Winfrey, causes or should reasonably be expected to cause substantial injury to the business or reputation of the Company); acts of fraud or willful and material misrepresentations or concealments from the Company or the Board of Directors; misappropriation of a material amount of Company property; criminal convictions, guilty or no contest pleas with respect to felonies or any crime expected to materially adversely affect the Company; or admission or finding of liability for a knowing and deliberate breach of any securities laws (which, in the case of Mr. Winfrey, materially adversely affects or could reasonably be expected to materially adversely affect the Company). Under our employment agreements with Ms. Fischer and Messrs. DiGeronimo, Howard and Ray, “for cause” also includes criminal convictions, guilty or no contest pleas with respect to fraud, embezzlement, dishonesty, breach of trust or moral turpitude; illegal possession or use of a controlled substance or excessive alcohol use, in each case in connection with executive’s duties, on the Company’s premises or at a Company function; or willful or grossly negligent commission of an act or willful failure to act in connection with executive’s duties which causes or is reasonably expected to cause substantial economic injury to the business reputation of the Company.

For a definition of “good reason”, see the section below titled “Termination by the Company without Cause or by the Executive for Good Reason (other than for a Change in Control)”.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Christopher L. Winfrey	—	4,250,000	—	—	4,250,000
Richard J. DiGeronimo	—	2,900,000	—	—	2,900,000
Jessica M. Fischer	—	1,200,000	—	—	1,200,000
Kevin D. Howard	—	510,000	—	—	510,000
R. Adam Ray	—	937,500	—	—	937,500

(1)	No severance is payable in the event of a termination by Charter for cause or a voluntary termination by the executive without good reason.

(2)

“Bonus” is the bonus payable under the 2023 Executive Bonus Plan, which would be earned but unpaid for all NEOs upon a termination on December 31, 2023; performance attainment for such bonuses is assumed at 100% for the purposes of these separation tables. Upon any termination, all NEOs are entitled to any bonus earned for a performance period ending on or before the termination date but unpaid as of such date.

(3)

Upon a termination by Charter for cause, all unvested stock option grants made to our NEOs will be forfeited and cancelled. Upon a voluntary resignation without good reason, all unvested stock option grants made to our NEOs will be forfeited and cancelled.

(4)	Upon a termination by Charter for cause or a voluntary resignation by the executive without good reason, all unvested restricted stock unit grants made to our NEOs will be forfeited and cancelled.

Termination in Connection with Expiration of Term

Under the employment agreements, equity award agreements and Company policies applicable to our NEOs, we may be required to make certain payments to, or allow pro rata or continued equity vesting for, Messrs. Winfrey, DiGeronimo and Rutledge if they are terminated in connection with the expiration of the term of their employment agreements. Unless their respective employment agreement is otherwise renewed or extended, Mr. Winfrey’s employment will terminate immediately upon the expiration of the term of the agreement on December 1, 2025, and Mr. DiGeronimo may terminate his employment for any reason within thirty (30) days following the expiration of the term of his employment agreement on December 1, 2025. In each case, no severance is payable to Messrs. Winfrey and DiGeronimo, but they are entitled to a pro rata bonus in the year

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of termination. In addition, Mr. Winfrey’s stock options granted on or after September 22, 2022 and pursuant to his employment agreement would continue to vest and such stock options would remain exercisable through their original expiration date. Any unvested performance-vesting stock options and RSUs granted to him on February 22, 2023 would remain outstanding and eligible to vest through the second anniversary of the date of termination, contingent upon the applicable time and performance-vesting criteria of such awards being satisfied during that time, and any performance-vesting stock options vested as of the date of termination will remain exercisable for 12 months following such date and performance-vesting stock options vesting after the date of termination will remain exercisable for 12 months following the date of vesting, but in no event will any such option remain exercisable past the original expiration date. Mr. DiGeronimo’s stock options and RSUs granted on or after September 22, 2022 and pursuant to his employment agreement would pro rata vest and such vested stock options would remain exercisable until the fifth anniversary of the date of his termination, or the original expiration date, if earlier. Any unvested performance-vesting stock options granted to him on February 22, 2023 would be forfeited. Mr. Rutledge’s employment terminated upon the expiration of his employment agreement on November 30, 2023, and he was entitled to the amounts set forth in the table below and descried in the corresponding footnotes. As the respective terms for Messrs. Winfrey and DiGeronimo’s employment agreements expire after 2024, no payment or benefit amounts would apply as of December 31, 2023 and they are therefore not included in the table below.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)	Total ($)
Thomas M. Rutledge	—	3,431,507	1,405,920	—	4,837,427

(1)	No severance is payable in the event of a termination in connection with the expiration of the term of an employment agreement.

(2)

“Bonus” is the bonus payable under the 2023 Executive Bonus Plan. Mr. Rutledge is entitled to a pro rata bonus in the year of termination if terminated in connection with the expiration of the term of his employment agreement as described above. The bonus amount for Mr. Rutledge is prorated based on his November 30, 2023 termination date.

(3)

All of Mr. Rutledge’s stock options granted pursuant to his employment agreement continue to vest following his termination on November 30, 2023, will remain exercisable through the original expiration date, and are valued in the table above at the November 30, 2023 closing stock price of $400.13.

Termination due to Death or Disability

Under the current employment agreements, equity award agreements and Company policies, as applicable, for each of our NEOs, we may be required to make certain payments to, or allow full equity vesting for, these executives or their estates or beneficiaries in the event that the executive is terminated as a result of death or “disability.” Under the equity award agreements with our NEOs, vested stock options generally may be exercised for a period of eighteen months following a termination due to death or disability, or through the original expiration date, if earlier.

An executive is deemed to have a “disability” if, due to illness or injury: the executive is unable to perform his or her duties without accommodation for a certain period of time; or the executive is considered disabled for the purposes of receiving long term disability benefits under a participating plan or policy. In the event there is a period of time during which an NEO is not being paid annual base salary and not receiving long-term disability insurance payments, the executive will receive interim payments equal to such unpaid disability insurance payments until commencement of disability insurance payments.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Christopher L. Winfrey	—	4,250,000	955,979	434,933	5,640,912
Richard J. DiGeronimo	—	2,900,000	371,757	1,925,132	5,196,889
Jessica M. Fischer	—	1,200,000	47,468	963,149	2,210,617
Kevin D. Howard	—	510,000	12,946	298,895	821,841
R. Adam Ray	—	937,500	25,893	639,379	1,602,772

(1)	No severance is payable in the event of a termination based on death or disability of any NEO.

Charter Communications  | 53 |  2024 Proxy Statement

(2)

“Bonus” is the bonus payable under the 2023 Executive Bonus Plan, which would be earned but unpaid for all NEOs upon a termination on December 31, 2023; performance attainment for such bonuses is assumed at 100% for the purposes of these separation tables. Upon any termination, all NEOs are entitled to any bonus earned for a performance period ending on or before the termination date but unpaid as of such date. Mr. Winfrey is also entitled to a pro rata bonus in the year of termination for a termination due to death or disability occurring during the bonus plan year.

(3)

All unvested time-vesting option grants made to our NEOs are subject to full vesting in the event of a termination due to death or disability, and all unvested performance-vesting option grants where the applicable stock price vesting requirement has been achieved are subject to full vesting.

(4)

All unvested time-vesting restricted stock unit grants made to our NEOs are subject to full vesting in the event of a termination due to death or disability, and all unvested performance-vesting option grants where the applicable stock price vesting requirement has been achieved are subject to full vesting.

Termination due to Retirement by the Executive

Charter generally defines “retirement” eligibility in its long-term incentive plan documents as the employee’s age (at least 55) plus years of service equal to 70 (with a minimum of 5 years of service required for grants made in or after 2021). Under the current employment agreements, equity award agreements and Company policies applicable to our NEOs, in the event that an NEO terminates his or employment with Charter due to retirement, no severance is payable to any NEO but each NEO would be entitled to any bonus earned for periods ending on or before the termination date but not yet paid as of such date, including a bonus under the 2023 Executive Bonus Plan for a termination occurring on December 31, 2023. In addition, time-vesting stock option and RSU grants made prior to 2021 are subject to pro rata vesting after the first anniversary of the respective award’s grant date and vested stock options remain exercisable for three years following termination or through the original expiration date, if earlier, and, for grants made in or after 2021, unvested time-vesting stock option and RSU grants are subject to continued vesting through the original vesting date if retirement occurs at or above age 60 and are otherwise subject to pro rata vesting after the first anniversary of the respective award’s grant date. Unvested performance-vesting stock option and RSU grants made on February 22, 2023 would be forfeited and cancelled as of the date of termination. For a retirement at or above age 60, all vested time-vesting and performance-vesting stock option awards remain exercisable for five years after the termination date or, in the case of stock options that continue to vest, the vesting date, but in no event will stock options remain exercisable beyond the original expiration date. For a retirement at or above age 55 but below age 60, stock options remain exercisable for three years after the termination date or through the original expiration date, if earlier. None of the NEOs were eligible for retirement as of December 31, 2023.

Termination by Charter Without Cause or by the Executive for Good Reason (other than for a Change in Control)

In the event that Charter terminates an NEO’s employment without cause or the executive terminates his or her employment with Charter for good reason other than in connection with a change in control, Charter may be required to make certain payments to the executive and the executive may be entitled to pro rata or continued vesting of unvested equity awards granted to the executive. Under the equity award agreements with our NEOs, vested stock options generally may be exercised for a period of six months following a termination without cause or resignation for good reason, or through the original expiration date, if earlier.

For a definition of “for cause,” see the prior section titled “Termination by Charter for Cause or a Voluntary Termination by the Executive without Good Reason.”

An NEO may generally only terminate his or her employment for “good reason” following thirty (30) days written notice to the Company of his or her intent to terminate, or, in certain circumstances, advance notice to the Company detailing the “good reason” and giving the Company an opportunity to cure prior to termination. As the term is used in the employment agreements of our NEOs, “good reason” includes: a reduction in base salary or bonus; a material adverse change or diminution in title, authority, duties, or responsibilities of the executive; a material failure by the Company to comply with provisions of the executive’s employment agreement including paying compensation when due; changing the location of the executive’s primary workplace by more than 50 miles (for Ms. Fischer and Messrs. Winfrey, DiGeronimo, Howard and Ray); any change in reporting structure such that the executive no longer reports directly to the Board (for Mr. Winfrey); or any failure by a successor company to assume the executive’s employment agreement following a change in control.

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For a definition of “change in control”, see the section immediately following titled “Termination within 30 days before or 12 months after Change in Control without Cause or for Good Reason.”

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stoc kand Restricted Stock Units ($)(4)	Total ($)
Christopher L. Winfrey	14,875,000	4,250,000	388,190	418,649	19,931,839
Richard J. DiGeronimo	8,700,000	2,900,000	148,512	985,097	12,733,609
Jessica M. Fischer	3,700,000	1,200,000	15,072	495,172	5,410,244
Kevin D. Howard	2,220,000	510,000	4,110	161,667	2,895,777
R. Adam Ray	3,125,000	937,500	8,221	357,988	4,428,709

(1)

All NEOs as of December 31, 2023 are entitled to severance in accordance with the terms and conditions of each executive’s respective employment agreement with the Company or the Company’s policies, as applicable.

(2)

“Bonus” is the bonus payable under the 2023 Executive Bonus Plan, which would be earned but unpaid for all NEOs upon any termination on December 31, 2023; performance attainment for such bonuses is assumed at 100% for the purposes of these separation tables. Upon any termination, all NEOs are entitled to any bonus earned for a performance period ending on or before the termination date but unpaid as of such date. Mr. Winfrey is also entitled to a pro rata bonus in the year of termination for a without cause/good reason termination.

(3)

All unvested time-vesting stock option grants made to our NEOs are subject to pro rata vesting in the event of a without cause/good reason termination. Unvested performance-vesting stock options granted on February 22, 2023 are forfeited.

(4)

All unvested time-vesting restricted stock unit grants made to our NEOs are subject to pro rata vesting in the event of a without cause/good reason termination. Unvested performance-vesting RSUs granted on February 22, 2023 are forfeited.

Termination within 30 days before or 12 months after Change in Control without Cause or for Good Reason

Under the employment agreements, equity award agreements and Company policies, as applicable, for each of our NEOs, we may be required to make payments to, or allow pro rata or full vesting of unvested equity awards for, these executives in the event that, within 30 days before, or 12 months following, the occurrence of a change in control, Charter or any of its subsidiaries terminates the executive’s employment without cause or he or she terminates his or her employment with Charter and its subsidiaries for good reason.

For a definition of “for cause,” see the prior section titled “Termination by Charter for Cause or a Voluntary Termination by the Executive without Good Reason.”

For a definition of “good reason”, see the prior section titled “Termination by the Company without Cause or by the Executive for Good Reason (other than for a Change in Control)”.

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A “change in control” is defined to include: any person or entity acquires beneficial ownership of 35% or more of our outstanding common stock or combined voting power over our outstanding voting securities; the incumbent directors (as defined in the employment agreements) cease to constitute a majority of the Board of Directors; the completion of certain corporate transactions including a reorganization or merger subject to certain exceptions; the complete liquidation or dissolution of the Company; and the sale or disposition of all or substantially all of the assets of the Company.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Christopher L. Winfrey	14,875,000	4,250,000	955,979	434,933	20,515,912
Richard J. DiGeronimo	8,700,000	2,900,000	371,757	1,925,132	13,896,889
Jessica M. Fischer	3,700,000	1,200,000	47,468	963,149	5,910,617
Kevin D. Howard	2,220,000	510,000	12,946	298,895	3,041,841
R. Adam Ray	3,125,000	937,500	25,893	639,379	4,727,772

(1)

All NEOs as of December 31, 2023 are entitled to severance in accordance with the terms and conditions of each executive’s respective employment agreement with the Company or the Company’s policies, as applicable.

(2)

“Bonus” is the bonus payable under the 2023 Executive Bonus Plan, which would be earned but unpaid for all NEOs upon any termination on December 31, 2023; performance attainment for such bonuses is assumed at 100% for the purposes of these separation tables. Upon any termination, all NEOs are entitled to any bonus earned for a performance period ending on or before the termination date but unpaid as of such date. Mr. Winfrey is also entitled to a pro rata bonus in the year of termination for a without cause/good reason termination.

(3)

All unvested time-vesting stock option grants made to our NEOs are subject to full vesting in the event of a change in control termination, and all unvested performance-vesting stock options granted on February 22, 2023 are subject to full vesting should the associated stock price performance objective be satisfied as of the date of termination. For the purposes of calculating the amounts set forth in the table above, the Company has assumed that the highest price paid per share in the change in control transaction was $388.68, the closing price of the Company’s Class A common stock on December 29, 2023.

(4)

All unvested time-vesting RSUs grants made to our NEOs are subject to full vesting in the event of a change in control termination, and all unvested performance-vesting RSUs granted on February 22, 2023 are subject to full vesting should the associated stock price performance objective be satisfied as of the date of termination. For the purposes of calculating the amounts set forth in the table above, the Company has assumed that the highest price paid per share in the change in control transaction was $388.68, the closing price of the Company’s Class A common stock on December 29, 2023.

Limitation of Directors’ Liability and Indemnification Matters

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:

(1)	any breach of the director’s duty of loyalty to the corporation and its stockholders;

(2)	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	unlawful payments of dividends or unlawful stock purchases or redemptions; or

(4)	any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we will indemnify all persons whom we may indemnify pursuant thereto to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by them of their duties for us or our subsidiaries.

We have also entered into indemnification agreements that require us to indemnify each of our directors and executive officers to the fullest extent permitted by law for any claims made against each of these persons because he or she is, was or may be deemed to be a stockholder, director, officer, employee, controlling person, agent or fiduciary of Charter or any of our subsidiaries. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

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Certain Beneficial Owners of

Charter Class A Common Stock

The following table sets forth information as of February 23, 2024 regarding the beneficial ownership of Charter Class A common stock by:

•	each holder of more than 5% of outstanding shares Charter Class A common stock;

•	each Charter director, director nominee and named executive officer; and

•	all Charter directors and executive officers as a group.

	Shares Beneficially Owned(1)
Name	Number	Percent of Class
5% Stockholders:
Liberty Broadband Corporation(2) 12300 Liberty Boulevard Englewood, CO 80112	46,056,001	28.56%
Advance/Newhouse Partnership(3) One World Trade Center, 44th Floor New York, NY 10007	20,029,687	12.42%
Dodge & Cox(4) 555 California Street, 40th Floor San Francisco, CA 94104	8,399,842	5.21%
The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	8,251,684	5.12%
Directors and Executive Officers:
W. Lance Conn(6)	6,194	*
Kim C. Goodman(7)	5,388	*
Craig A. Jacobson(8)	10,249	*
Gregory B. Maffei(9)	6,379	*
John D. Markley, Jr.(10)	15,629	*
David C. Merritt(11)	9,918	*
James E. Meyer(12)	2,619	*
Steven A. Miron(13)	10,144	*
Balan Nair(14)	7,023	*
Michael A. Newhouse(15)	3,835	*
Mauricio Ramos(16)	6,223	*
Thomas M. Rutledge(17)	2,290,883	1.42%
Carolyn J. Slaski	—	*
Eric L. Zinterhofer(18)	48,327	*
Christopher L. Winfrey(19)	848,258	*
Richard J. DiGeronimo(20)	109,331	*
Jessica M. Fischer(21)	17,669	*
Kevin D. Howard(22)	44,462	*
R. Adam Ray(23)	27,911	*
All executive officers and directors as a group (18 persons) (24)	1,179,559	0.73%

*	less than 1%

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(1)

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Common stock subject to options that are currently exercisable or exercisable within 60 days of February 23, 2024 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 161,279,328 shares of Class A common stock outstanding as of February 23, 2024, including Charter Communications Holdings, LLC (“Charter Holdings”) common units on an as-if-exchanged basis. Each holder of Class A common stock is entitled to one vote per share. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is 400 Washington Blvd., Stamford, CT 06902.

(2)

Based on a Schedule 13D/A, dated February 23, 2021 and filed February 24, 2021 and Form 4s filed by Liberty Broadband on March 16, 2021, April 15, 2021, May 17, 2021, June 15, 2021, July 16, 2021, August 16, 2021, September 16, 2021, October 18, 2021, November 16, 2021, December 15, 2021, January 18, 2022, March 15, 2022, April 15, 2022, May 16, 2022, June 15, 2022, July 18, 2022, August 15, 2022, September 16, 2022, October 18, 2022, November 16, 2022, December 15, 2022, January 18, 2023, October 17, 2023, November 15, 2023, December 15, 2023 and January 17, 2024. For information on Liberty Broadband’s designees to Charter’s Board of Directors and the Stockholders Agreement, see “Governance Under the Stockholders Agreement” above and “Certain Relationships and Related Transactions” below. Of the shares reported in the Schedule 13D/A, Liberty Broadband reported that it had sole voting and dispositive power over 59,465,776 shares. The Form 4s filed by Liberty Broadband on (i) March 16, 2021 reported that Liberty Broadband sold 834,576 shares of Class A Common Stock to Charter on March 15, 2021; (ii) April 15, 2021 reported that Liberty Broadband sold 735,209 shares of Class A Common Stock to Charter on April 15, 2021; (iii) May 17, 2021 reported that Liberty Broadband sold 569,514 shares of Class A Common Stock to Charter on May 17, 2021; (iv) June 15, 2021 reported that Liberty Broadband sold 622,309 shares of Class A Common Stock to Charter on June 15, 2021; (v) July 16, 2021 reported that Liberty Broadband sold 404,158 shares of Class A Common Stock to Charter on July 16, 2021; (vi) August 16, 2021 reported that Liberty Broadband sold 344,239 shares of Class A Common Stock to Charter on August 16, 2021; (vii) September 16, 2021 reported that Liberty Broadband sold 452,150 shares of Class A Common Stock to Charter on September 16, 2021; (viii) October 18, 2021 reported that Liberty Broadband sold 724,555 shares of Class A Common Stock to Charter on October 18, 2021; (ix) November 16, 2021 reported that Liberty Broadband sold 621,437 shares of Class A Common Stock to Charter on November 16, 2021; (x) December 15, 2021 reported that Liberty Broadband sold 769,517 shares of Class A Common Stock to Charter on December 15, 2021; (xi) January 18, 2022 reported that Liberty Broadband sold 535,092 shares of Class A Common Stock to Charter on January 18, 2022; (xii) March 15, 2022 reported that Liberty Broadband sold 435,149 shares of Class A Common Stock to Charter on March 15, 2022; (xiii) April 15, 2022 reported that Liberty Broadband sold 863,719 shares of Class A Common Stock to Charter on April 15, 2022; (xiv) May 16, 2022 reported that Liberty Broadband sold 708,454 shares of Class A Common Stock to Charter on May 16, 2022; (xv) June 15, 2022 reported that Liberty Broadband sold 685,270 shares of Class A Common Stock to Charter on June 15, 2022; (xvi) July 18, 2022 reported that Liberty Broadband sold 783,807 shares of Class A Common Stock to Charter on July 18, 2022; (xvii) August 15, 2022 reported that Liberty Broadband sold 459,381 shares of Class A Common Stock to Charter on August 15, 2022; (xviii) September 16, 2022 reported that Liberty Broadband sold 481,352 shares of Class A Common Stock to Charter on September 16, 2022; (xix) October 18, 2022 reported that Liberty Broadband sold 468,388 shares of Class A Common Stock to Charter on October 18, 2022; (xx) November 16, 2022 reported that Liberty Broadband sold 580,093 shares of Class A Common Stock to Charter on November 16, 2022; (xxi) December 15, 2022 reported that Liberty Broadband sold 167,469 shares of Class A Common Stock to Charter on December 15, 2022; (xxii) January 18, 2023 reported that Liberty Broadband sold 120,149 shares of Class A Common Stock to Charter on January 18, 2023; (xxiii) October 17, 2023 reported that Liberty Broadband sold 110,946 shares of Class A Common Stock to Charter on October 17, 2023; (xxiv) November 15, 2023 reported that Liberty Broadband sold 390,405 shares of Class A Common Stock to Charter on November 15, 2023; (xxv) December 15, 2023 reported that Liberty Broadband sold 329,221 shares of Class A Common Stock to Charter on December 15, 2023; and (xxvi) January 17, 2024 reported that Liberty Broadband sold 213,216 shares of Class A Common Stock to Charter on January 17, 2024. John C. Malone, Chairman of the Board of Directors of Liberty Broadband and a director emeritus of Charter, may be deemed to have voting and dispositive control, pursuant to Rule 13d-3(a), over the shares of Charter owned by Liberty Broadband as a result of the positions he holds with Liberty Broadband as well as his control of approximately 48.9% of the voting power of Liberty Broadband, among other factors. Mr. Malone, however, disclaims beneficial ownership of any Charter shares owned by Liberty Broadband on

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the basis that he is not, individually, a party to any agreement, arrangement or understanding relating to the voting or disposition of any such shares. Decisions with respect to the voting or disposition of any Charter shares owned by Liberty Broadband are made by Liberty Broadband’s Board of Directors.

(3)

Based on a Schedule 13D/A, Amendment No. 17, dated October 31, 2023 and filed on November 2, 2023 and Form 4s filed November 6, 2023, December 7, 2023, January 5, 2024 and February 6, 2024 by A/N, Newhouse Broadcasting Corporation (“NB”), Advance Publications, Inc. (“AP”), Newhouse Family Holdings, L.P. (“NF”) and Advance Long-Term Management Trust (“ALM”). For information on A/N’s designees to Charter’s Board of Directors and the Stockholders Agreement, see “Governance Under the Stockholders Agreement” above and “Certain Relationships and Related Transactions” below. The 13D/A, Amendment No. 17, reports as follows: A/N, NB, AP, NF and ALM reported sole voting and dispositive power over all 20,520,419 of the reported shares. The 13D/A, Amendment No. 17, reported that the shares reported as beneficially owned represented 20,520,419 shares of Class A Common Stock (including Class B Common Units on an as-exchanged basis). The Form 4s filed by A/N, NB, AP, NF and ALM on (i) November 6, 2023 reported that A/N, NB, AP, NF and ALM sold 149,153 Class B Common Units to Charter on November 3, 2023; (ii) December 7, 2023 reported that A/N, NB, AP, NF and ALM sold 137,857 Class B Common Units to Charter on December 6, 2023; (iii) January 5, 2024 reported that A/N, NB, AP, NF and ALM sold 104,768 Class B Common Units to Charter on January 4, 2024; and (iv) February 6, 2024 reported that A/N, NB, AP, NF and ALM sold 98,954 Class B Common Units to Charter on February 5, 2024.

(4)	Based on a Schedule 13G/A filed by Dodge & Cox on February 13, 2024.

(5)	Based on a Schedule 13G filed by The Vanguard Group on February 13, 2024.

(6)	Includes 607 shares of restricted stock that are not yet vested but eligible to be voted.

(7)	Includes 971 shares of restricted stock that are not yet vested but eligible to be voted.

(8)	Includes 971 shares of restricted stock that are not yet vested but eligible to be voted.

(9)

Includes 971 shares of restricted stock for Mr. Maffei that are not yet vested but eligible to be voted. Mr. Maffei is the President and Chief Executive Officer of Liberty Broadband. Liberty Broadband beneficially owns 28.56% of the outstanding shares of Charter Class A common stock. Mr. Maffei expressly disclaims beneficial ownership of any shares owned by Liberty Broadband.

(10)

Includes 14,478 shares held jointly with his spouse, 1,151 shares held by the John Markley Family Trust and 607 shares of restricted stock that are not yet vested but eligible to be voted. Mr. Markley’s shares are pledged as collateral security for a line of credit.

(11)	Includes 1,602 shares held by the Merritt Family Trust, 7,709 shares held in the David C. Merritt IRA and 607 shares of restricted stock that are not yet vested but eligible to be voted.

(12)	Includes 607 shares of restricted stock that are not yet vested but eligible to be voted.

(13)	Includes 9,173 shares held jointly with his spouse and 971 shares of restricted stock that are not yet vested but eligible to be voted.

(14)	Includes 971 shares of restricted stock that are not yet vested but eligible to be voted.

(15)	Includes 607 shares of restricted stock that are not yet vested but eligible to be voted.

(16)	Includes 971 shares of restricted stock that are not yet vested but eligible to be voted.

(17)

Includes 322 shares of restricted stock that are not yet vested but eligible to be voted. Also includes (i) 210,958 shares held in Family Foundation, (ii) 1,275,992 options that are vested and exercisable; (iii) 723,360 options that are vested and exercisable and held in the Rutledge 2023 GRAT I; and (iv) 62,051 options that are vested and exercisable and held in the Rutledge 2022 GRAT I. Also includes (a) 9,100 shares held in a Trust FBO TP Rutledge, and (b) 9,100 shares held in a Trust FBO A Alonso (collectively, the “Children’s Trusts”). The Children’s Trusts are irrevocable trusts for the benefit of Mr. Rutledge’s adult children. Mr. Rutledge is trustee of the Children’s Trusts. Mr. Rutledge is not a beneficiary of the Children’s Trusts and disclaims beneficial ownership of the shares held by the Children’s Trusts.

(18)	Includes 1,426 shares of restricted stock that are not yet vested but eligible to be voted.

(19)

Includes (i) 20,674 shares beneficially held by Mr. Winfrey and owned by Atalaya Management, LLC which is 100% owned by The Christopher Lawrence Winfrey Revocable Trust, a revocable trust pursuant to which Mr. Winfrey is the grantor and beneficiary with the power to revoke the trust (the “Winfrey Revocable Trust”); (ii) 57,703 shares held in the Winfrey

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Revocable Trust; (iii) 38,385 shares held in the Winfrey Dynasty Trust; (iv) 38,454 shares held in the Yeniley Lorenzo Winfrey Irrevocable Trust; and (v) 50,046 shares held in the GST Non-Exempt Winfrey Dynasty Trust. Also includes (a) 407,238 options that are vested and exercisable, (b) 180,000 options that are vested and exercisable and held in The Christopher L. Winfrey 2023 GRAT I and (c) 55,758 options that are vested and exercisable and held in The Christopher L. Winfrey 2023 GRAT II. The 57,703 shares held by the Winfrey Revocable Trust are pledged as security for a margin loan with a balance of approximately $708,000 as of the date of this proxy statement.

(20)	Includes 103,524 options that are vested and exercisable.

(21)	Includes 16,479 options that are vested and exercisable.

(22)	Includes 4,745 shares held in the Kevin D. Howard Irrevocable Trust and 39,613 options that are vested and exercisable.

(23)	Includes 27,151 options that are vested and exercisable.

(24)	Includes options and restricted stock units that are exercisable or eligible to become vested within sixty (60) days of February 23, 2024.

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Certain Relationships and Related Transactions

We maintain written policies and procedures covering related party transactions. The Audit Committee reviews the material facts of Related Party Transactions (as defined below). Management has various procedures in place, e.g., our Code of Conduct, which requires annual certifications from employees that are designed to identify potential related party transactions. Management brings those to the Audit Committee for review as appropriate. Our Related Party Transactions Policy provides that a “Related Party Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) the Company is a participant; and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “Related Party” is any person: (a) who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director; (b) who is a greater than 5 percent beneficial owner of the Company’s common stock; or (c) who is an immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee). Open market purchases or privately-negotiated transactions, excluding any distributions by the Company, involving any securities of the Company or its subsidiaries, are not deemed to be a “Related Party Transaction” under our Related Party Transactions Policy.

The following sets forth certain transactions in which we are involved and in which a director, executive officer or other Related Party of Charter have or may have a material interest. Charter has determined that all of our transactions entered into with Related Parties are in Charter’s best interest. Related Party Transactions are approved by the Audit Committee or another independent body of Charter’s Board of Directors.

On May 23, 2015, Charter entered into the Stockholders Agreement. Under the terms of the Stockholders Agreement, the number of Charter’s directors is fixed at 13. Two designees selected by A/N are members of the Board of Directors of Charter and three designees selected by Liberty Broadband are members of the Board of Directors of Charter. The remaining eight directors are not affiliated with either A/N or Liberty Broadband. Each of A/N and Liberty Broadband is entitled to nominate at least one director to each of the committees of Charter’s Board of Directors, subject to applicable stock exchange listing rules and certain specified voting or equity ownership thresholds for each of A/N and Liberty Broadband, and provided that the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee each have at least a majority of directors independent from A/N, Liberty Broadband and Charter. Each of the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee is currently comprised of three directors not designated by either A/N or Liberty Broadband and one designee of each of A/N and Liberty Broadband. A/N and Liberty Broadband also have certain other committee designation and governance rights.

In connection with the closing of the Transactions, a number of agreements were entered into with Liberty Broadband and/or A/N, including the Charter Holdings operating agreement (the “LLC Agreement”), an exchange agreement, a registration rights agreement, a tax receivables agreement, an amendment agreement (that amended the Stockholders Agreement and the Liberty Broadband investment agreement) and a transition services agreement. These agreements were approved by the Board of Directors. In 2023, Charter paid approximately $156 million to A/N as tax distributions under the LLC Agreement and $14 million to A/N under the tax receivables agreement.

In December 2017, Charter and A/N entered into an amendment to the letter agreement dated December 23, 2016 that requires A/N to sell to Charter or to Charter Holdings, on a monthly basis, a number of shares of Charter Class A common stock or Charter Holdings common units that represents a pro rata participation by A/N and its affiliates in any repurchases of shares of Charter Class A common stock from persons other than A/N effected by Charter during the immediately preceding calendar month, at a purchase price equal to the average price paid by Charter for the shares repurchased from persons other than A/N during such immediately preceding calendar month. A/N and Charter both have the right to terminate or suspend the pro rata repurchase arrangement on a prospective basis. Pursuant to the tax receivables agreement between Charter and A/N, Charter must pay to A/N 50% of the tax benefit when realized by Charter from the step-up in tax basis resulting from any future exchange or sale of the preferred and common units.

In February 2021, Charter and Liberty Broadband entered into a letter agreement that requires Liberty Broadband to sell to Charter, on a monthly basis, a number of shares of Class A common stock representing an amount sufficient for Liberty Broadband’s ownership of Class A common stock to be reduced such that it does not exceed the ownership cap then applicable to Liberty Broadband under the Stockholders Agreement (the “LBB Cap”), at a purchase price equal to the average price paid by Charter for the shares repurchased from persons other than A/N during such immediately preceding

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calendar month. The letter agreement with Liberty Broadband terminates upon the earliest of (i) mutual written agreement of the parties, (ii) the termination of the Stockholders Agreement, or (iii) 12:01 a.m. following the first end date of a repurchase period occurring at least ten days after either party, in its sole discretion, delivers a written termination notice to the other party (provided, that, in the case of clause (iii), the rights and obligations of the parties under the letter agreement with Liberty Broadband survive with respect to a repurchase period ending prior to such termination). Upon the termination of the letter agreement with Liberty Broadband, the requirement of Liberty Broadband to sell shares of Class A Common Stock to Charter to the extent necessary so that Liberty Broadband’s ownership of Charter does not exceed the LBB Cap would revert to the terms of the Stockholders Agreement.

Dr. John Malone, a director emeritus of Charter and Chairman of the board of directors of Liberty Broadband and holder of a 48.9% voting interest in Liberty Broadband, also serves on the board of directors of Qurate Retail, Inc. (“Qurate”). As reported in Qurate’s SEC filings, Dr. Malone owns approximately 30.4 million shares of the Series A common stock and approximately 0.9 million shares of the Series A Cumulative Redeemable Preferred Stock of Qurate and has a 6.6% voting interest in Qurate for the election of directors. Mr. Gregory Maffei, a member of Charter’s Board of Directors, serves as the Chairman of the Board of Qurate. As reported in Qurate’s SEC filings, Mr. Maffei owns approximately 0.4 million shares of the Series A common stock and approximately 9.6 million shares of the Series B common stock of Qurate and has a 20.1% voting interest in Qurate for the election of directors. Qurate wholly owns HSN, Inc. (“HSN”) and QVC, Inc. (“QVC”). The Company has programming relationships with HSN and QVC. For the year ended December 31, 2023, the Company recorded revenue in aggregate of approximately $47.0 million from HSN and QVC as part of channel carriage fees and revenue sharing arrangements for home shopping sales made to customers in the Company’s footprint.

Liberty Broadband and A/N each have a number of subsidiary or affiliated companies with which Charter has customer or vendor relationships, some of which involved amounts in excess of $120,000 for 2023 or may involve amounts in excess of $120,000 for 2024. The following summarizes each of these relationships with Liberty Broadband and A/N subsidiaries and affiliates:

•

Live Nation Entertainment, Inc. (Mr. Maffei is the Chairman of the Board; and Dr. Malone has a 48.8% voting interest in Liberty Media, which owns 30.29% of the Live Nation equity) is a customer of Spectrum Enterprise and Spectrum Reach and purchased approximately $2.0 million of services during 2023.

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Proposal No. 2: Increase the Number of Shares in the Company’s 2019 Stock Incentive Plan

(Item 2 on Proxy Card)

Our Board of Directors recommends that stockholders approve an amendment to the 2019 Plan (the “Plan Amendment”) to increase the number of shares of Class A common stock available for issuance under the 2019 Plan by 7.0 million shares. The Board adopted the Plan Amendment on January 30, 2024 upon recommendation of the Compensation and Benefits Committee. The Plan Amendment will only become effective if approved by stockholders at the annual meeting. If approved, the effective date of the Plan Amendment will be April 23, 2024.

The 2019 Plan was approved by shareholders on April 23, 2019 with an initial share authorization of 16.0 million shares. Over the approximately five-year period from adoption through January 31, 2024, the Company made awards of approximately 14.2 million shares under the 2019 Plan. Of these awards, approximately 0.8 million shares have been forfeited or cancelled and approximately 0.3 million shares have been withheld for payment of taxes and exercise prices, leading to approximately 2.9 million shares remaining for future awards. See “Long-Term Incentives” in the Compensation Discussion and Analysis, above, for a description of the 2019 Plan and awards made under the 2019 Plan.

Our long-term incentive award compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of our executives with that of our stockholders, and incentivize and retain our executives through the term of the awards. We believe that performance-based incentives help to drive our performance through their direct linkage to controllable business results while, at the same time, rewarding executives for the value created through stock price appreciation. Approval of the Plan Amendment would allow the Compensation and Benefits Committee to continue making awards to participants as the Committee deems appropriate. The 2,871,620 million shares currently available for future grant under the 2019 Plan represents approximately 1.6% of the Company’s outstanding shares on a fully diluted basis. Approval of the Plan Amendment would result in the Company having 9,871,620 million shares available for future grants under the 2019 Plan, representing approximately 5.5% of the Company’s outstanding shares on a fully diluted basis.

If the Plan Amendment is approved by stockholders, we intend to file with the SEC a registration statement on Form S-8 to register the increased number of shares issuable under the 2019 Plan pursuant to the Plan Amendment.

Material Terms of the 2019 Plan

The following summary of the material terms of the 2019 Plan, as amended by the Plan Amendment, is qualified in its entirety by the full text of the 2019 Plan, a copy of which is filed with our Annual Report on Form 10-K for the year ended December 31, 2023, as amended by the Plan Amendment, a copy of which is attached to this Proxy Statement as Appendix B. You also may obtain a copy of the 2019 Plan, as amended, free of charge, by writing to the Company, 400 Washington Boulevard, Stamford, CT 06902, Attention: Investor Relations.

Effective Date; Duration of the 2019 Plan

The 2019 Plan became effective upon approval by the Company’s stockholders on April 23, 2019 and no awards were granted under the 2019 Plan prior to such approval. Except with respect to awards then outstanding, unless sooner terminated, the 2019 Plan will expire on January 29, 2029, the tenth anniversary of the date it was adopted by the Board, and no further awards may be granted after such date.

2019 Plan Administration

The 2019 Plan is administered by the Compensation and Benefits Committee or, in the Board’s discretion, by the Board. The Compensation and Benefits Committee has the authority to, among other things, interpret the 2019 Plan, determine who will be granted awards under the 2019 Plan, prescribe the terms and conditions of each award, interpret, administer, reconcile any inconsistency in, correct any defect in and supply any omission in the 2019 Plan, and exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the 2019 Plan.

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Eligibility

The Board in its discretion selects participants from among the employees, consultants and directors of the Company and its affiliates and other individuals designated by the Compensation and Benefits Committee who are reasonably expected to become employees, consultants and directors and who, in such capacities, are reasonably expected by the Board to contribute to the Company’s success. Only employees are eligible to receive incentive stock options. Approximately 101,300 employees, twelve non-employee directors and two non-employee director emeriti, and 6,600 consultants are eligible to participate in the 2019 Plan as of January 31, 2024, however, historically the Company has limited awards to a select number of individuals. For example, as of January 31, 2024, only 5,660 eligible persons held awards issued under the 2019 Plan. We do not currently anticipate granting any awards under the 2019 Plan to independent contractors of our Company.

Shares Available for Awards; Limits on Awards

The Company initially reserved an aggregate of 16.0 million shares of Class A common stock to be awarded under the 2019 Plan (the “Initial Share Reserve”) at the time of its adoption, and upon approval the Plan Amendment would reserve an additional 7.0 million shares of Class A common stock to be awarded under the 2019 Plan (the “Additional Share Authorization”). Both the Initial Share Reserve and Additional Share Authorization were determined after reviewing the comprehensive assessment of our annual executive compensation program relative to our peer groups and broader industry data prepared by Semler Brossy, which included advice regarding the design of the executive compensation program and the reasonableness of individual compensation targets and awards. The Initial Share Reserve was intended to be sufficient to cover awards granted over a five-year period through the annual grants in January 2024, and the Additional Share Authorization is intended to cover the remaining five-year period through the January 29, 2029 expiration date of the 2019 Plan. Following the Additional Share Authorization, up to 23.0 million of shares (the “Total Share Reserve”) could be issued under the 2019 Plan, in the aggregate, through the exercise of incentive stock options. No non-employee director or director emeritus may be granted awards under the 2019 Plan, during any fiscal year, that have a total value that exceeds $3.0 million (calculating the value of any awards based on the grant date fair value for financial reporting purposes).

If any outstanding award expires or is canceled, forfeited, or terminated without issuance of the full number of shares of common stock to which the award related, then the number of shares available under the 2019 Plan is increased by the portion of the award that expired, or was canceled, forfeited or terminated. Shares tendered in payment of the option exercise price or delivered or withheld by the Company to satisfy any tax withholding obligation, or shares covered by a stock-settled stock appreciation right or other awards that were not issued upon the settlement of the award also again become available for future grants under the 2019 Plan. Awards may be granted under the 2019 Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines. The Compensation and Benefits Committee may make appropriate adjustments to these limits to prevent dilution or enlargement of the rights of participants under the 2019 Plan (see Adjustments Upon Changes in Stock).

Available Awards

Awards that may be granted under the 2019 Plan include stock options (including both incentive stock options (ISOs) and nonqualified stock options), stock appreciation rights (SARs), dividend equivalent rights, restricted stock, restricted stock units (RSUs), performance awards and other stock-based awards. The terms of each award will be set forth in a written agreement.

Stock Options

A stock option is the right to purchase shares of Class A common stock at a future date at a specified price per share called the exercise price. An option may be either an ISO or a nonqualified stock option. ISOs and nonqualified stock options are taxed differently, as described under Federal Income Tax Treatment of Awards Under the 2019 Plan. Except in the case of options granted pursuant to an assumption or substitution for another option, the exercise price of a stock option may not be less than the fair market value (or in the case of an ISO granted to a ten percent stockholder, 110% of the fair market value) of a share of common stock on the grant date. Full payment of the exercise price must be made at the time of such exercise in cash, shares of Class A common stock, withholding of shares of Class A common stock deliverable upon exercise or in another manner approved by the Compensation and Benefits Committee. No stock option may be exercisable for a period of more than ten (10) years following the grant date of the stock option (or in the case of an ISO granted to a ten percent stockholder, for a period of more than five (5) years following the grant date). As of January 31, 2024, 10,128,003 options have been granted under the Plan.

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Stock Appreciation Rights

A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of common stock on the date of exercise of the SAR over the exercise price. The exercise price of a SAR may not be less than the fair market value of a share of common stock on the grant date. SARs may be granted alone (“freestanding rights”) or in tandem with options (“related rights”).

Dividend Equivalent Rights

Dividend Equivalent Rights represent the right to receive all or some portion of the dividends that are or would be payable with respect to shares of Class A common stock, payable in either cash or shares of Class A common stock.

Restricted Stock

A restricted stock award is an award of actual shares of common stock which are subject to certain restrictions for a period of time determined by the Compensation and Benefits Committee. Restricted stock may be held by the Company in escrow or delivered to the participant pending the release of the restrictions. The participant generally has the rights and privileges of a stockholder as to such restricted stock during the restricted period, including the right to vote the restricted stock and the right to receive dividends.

Restricted Stock Units

An RSU is an award of hypothetical common stock units having a value equal to the fair market value of an identical number of shares of common stock, which are subject to certain restrictions for a period of time determined by the Compensation and Benefits Committee. No shares of common stock are issued at the time an RSU is granted, and the Company is not required to set aside any funds for the payment of any RSU award. Prior to settlement of an RSU award and the receipt of shares, the participant does not have any rights as a stockholder with respect to such shares. The Compensation and Benefits Committee may grant RSUs with a deferral feature, whereby settlement of the RSU is deferred beyond the vesting date until a future payment date or event set out in the participant’s award agreement. The Compensation and Benefits Committee has the discretion to credit RSUs with dividend equivalents.

Performance Awards

A performance award is an award that is only earned if certain conditions are met. Performance awards may be denominated in shares of Class A common stock or in cash. The Compensation and Benefits Committee has the discretion to determine: the number of shares of common stock or stock-denominated units subject to a performance share award; the applicable performance period; the conditions that must be satisfied for a participant to earn an award; and the other terms, conditions and restrictions of the award. Whether a participant earns all or a portion of a performance award depends on the extent to which the performance goals established by the Compensation and Benefits Committee are attained within the applicable performance period. The Compensation and Benefits Committee has the discretion to determine whether the performance award is paid in shares of Class A common stock, cash or a combination of both.

Other Stock-Based Awards

The Compensation and Benefits Committee may grant other stock-based awards, either alone or in tandem with other awards, in amounts and subject to conditions as determined by the Compensation and Benefits Committee as set out in an award agreement.

Vesting

The 2019 Plan allows for awards subject to either time-based vesting or performance-based vesting, or both. The Compensation and Benefits Committee has the authority to determine the vesting schedule of each award, and to accelerate the vesting and exercisability of any award. The Company’s practice with respect to employee grants over the last five years has been to grant awards with a minimum of three years before any part of the award vests. Please see the Compensation Discussion and Analysis for information regarding the Company’s grant practices and outstanding awards for its Named Executive Officers.

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Adjustments Upon Changes in Stock

In the event of changes in the outstanding common stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the grant date of any award, awards granted under the 2019 Plan and any award agreements, the exercise price of options and SARs, the maximum number of shares of common stock subject to all awards may be equitably adjusted or substituted, as to the number, price or kind of a share of common stock or other consideration subject to such awards to the extent necessary to preserve the economic intent of the award.

Unless the Compensation and Benefits Committee specifically determines that such adjustment is in the best interests of the Company or its affiliates, the Compensation and Benefits Committee will, in the case of non-qualified stock options, ensure that any adjustments will not constitute a modification of such non-qualified stock options within the meaning of Code Section 409A. Any adjustments will be made in a manner which does not adversely affect the exemption provided under Rule 16b-3 under the Exchange Act. The Company will give participants notice of any adjustment.

Change in Control

Unless otherwise provided in an award agreement, in the event of a participant’s termination of service without cause or for good reason, in either case, during the 30-day period prior to or 13-month period following a change in control, the vesting of all awards will fully accelerate and all outstanding options and SARs will become immediately exercisable as of the date of the participant’s termination of service. In the case of performance awards, in the event of a participant’s termination of service without cause or for good reason, in either case, during the 30-day period prior to or 13-month period following a change in control, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met as of the date of the participant’s termination of service.

In the event of a change in control, the Compensation and Benefits Committee may in its discretion cancel any outstanding awards and pay to the holders the value of the awards based upon the price per share of Class A common stock received or to be received by other stockholders of the Company in the event. In the case of any option or SAR with an exercise price that equals or exceeds the price paid for a share of common stock in connection with the change in control, the Compensation and Benefits Committee may cancel the option or SAR without the payment of any consideration.

Unless otherwise provided in an award agreement, a change in control is defined generally as (a) the acquisition by one person or more than one person acting as a group, of beneficial ownership of Class A common stock representing more than 50% of the total voting power of the Company’s stock; (b) a majority of the members of the Board are replaced by directors whose appointment or election is not endorsed by a majority of the Board; (c) a merger, consolidation, reorganization or similar transaction involving the Company or in which securities of the Company are issued unless the Company’s stockholders before the transaction beneficially own at least 50% of the voting power of the resulting company’s equity and at least a majority of the Board prior to the transaction represent a majority of the board of the resulting company; or (d) the sale of all or substantially all of the assets of the Company.

Amendment or Termination of the 2019 Plan

The Board may amend or terminate the 2019 Plan. However, except in the case of adjustments upon changes in Class A common stock, no amendment will be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy any applicable laws or stock exchange rules. The 2019 Plan shall terminate on January 29, 2029, unless previously terminated by the Board.

Amendment of Awards

The Board may amend the terms of any one or more awards. However, the Board may not affect any amendment which would otherwise constitute an impairment of the rights under any award unless the Company requests the consent of the participant and the participant consents in writing.

Clawback and Recoupment

The Company may cancel any award or require the participant to reimburse any previously paid compensation provided under the 2019 Plan or an award agreement in accordance with (a) any Company recoupment policy (including the Charter

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Communications, Inc. Compensation Recovery Policy, as amended from time to time), (b) any other agreement or arrangement with a participant, or (c) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated under that act.

Repricing

The 2019 Plan, as amended, prohibits the repricing of options without shareholder approval, including reducing the exercise price per share of any outstanding option, permitting the cancellation, forfeiture or tender of outstanding options in exchange for other awards or for new options with a lower exercise price per share, or repricing or replacing any outstanding options by any other method. While the 2019 Plan initially authorized repricing, the 2019 Plan was amended by the Board on January 28, 2020 to prohibit repricing without shareholder approval and no such repricing has occurred under our equity plans to date.

Federal Income Tax Consequences of Awards

The following is a summary of the U.S. federal income tax consequences of awards granted under the 2019 Plan. This summary is based on U.S. federal income tax laws and regulations in effect on the date of this Proxy Statement and is not a complete description of the U.S. federal income tax laws. This summary is not intended to be exhaustive and does not constitute legal or tax advice. This summary does not address municipal, state or foreign income tax consequences of awards, or federal employment taxes.

Nonqualified Stock Options

The grant of a nonqualified stock option will not result in taxable income to the participant. The participant will recognize ordinary income at the time of exercise equal to the excess of the fair market value of the shares on the date of exercise over the exercise price and the Company will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon the sale of the shares acquired on exercise will be treated as capital gains or losses.

Incentive Stock Options (ISOs)

The grant of an ISO will not result in taxable income to the participant. The exercise of an ISO will not result in taxable income to the participant if at the time of exercise the participant has been employed by the Company or its subsidiaries at all times beginning on the date the ISO was granted and ending not more than 90 days before the date of exercise. However, the excess of the fair market value of the shares on the date of exercise over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum tax liability for the year the shares are sold.

If the participant does not sell the shares acquired on exercise within two years from the date of grant and one year from the date of exercise then on the sale of the shares any amount realized in excess of the exercise price will be taxed as capital gain. If the amount realized in the sale is less than the exercise price, then the participant will recognize a capital loss. If these holding requirements are not met, then the participant will generally recognize ordinary income at the time the shares are sold in an amount equal to the lesser of (a) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (b) the excess, if any, of the amount realized on the sale of the shares over the exercise price, and the Company will be entitled to a corresponding deduction.

SARs

The grant of a SAR will not result in taxable income to the participant. The participant will recognize ordinary income at the time of exercise equal to the amount of cash received or the fair market value of the shares received and the Company will be entitled to a corresponding deduction for tax purposes. If the SARs are settled in shares, then when the shares are sold the participant will recognize capital gain or loss on the difference between the sale price and the amount recognized at exercise. Whether it is a long-term or short-term gain or loss depends on how long the shares are held.

Restricted Stock and Performance Awards

Unless a participant makes an election to accelerate the recognition of income to the grant date (as described below), the grant of restricted stock or performance awards will not result in taxable income to the participant. When the restrictions

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lapse, the participant will recognize ordinary income on the excess of the fair market value of the shares on the vesting date over the amount paid for the shares, if any, or the amount received in the case of awards paid in cash and the Company will be entitled to a corresponding deduction. If the participant makes an election under Code Section 83(b) within thirty days after the grant date, the participant will recognize ordinary income as of the grant date equal to the fair market value of the shares on the grant date over the amount paid, if any, and the Company will be entitled to a corresponding deduction. Any future appreciation will be taxed at capital gains rates. However, if the shares are later forfeited, the participant will not be able to recover any taxes paid.

RSUs

The grant of an RSU will not result in taxable income to the participant. When the RSU vests, the participant will recognize ordinary income equal to the fair market value of the shares or the cash provided on settlement and the Company will be entitled to a corresponding deduction. Any future appreciation will be taxed at capital gains rates.

Section 409A

Code Section 409A imposes complex rules on nonqualified deferred compensation arrangements, including requirements with respect to elections to defer compensation and the timing of payment of deferred amounts. Depending on how they are structured, certain equity-based awards may be subject to Code Section 409A, while others are exempt. If an award is subject to Code Section 409A and a violation occurs, the compensation is includible in income when no longer subject to a substantial risk of forfeiture and the participant may be subject to a 20% penalty tax and, in some cases, interest penalties. The 2019 Plan and awards granted under the 2019 Plan are intended to be exempt from or conform to the requirements of Code Section 409A.

Section 162(m) and the Company’s Deduction

Generally, whenever a participant recognizes ordinary income under the 2019 Plan, a corresponding deduction is available to the Company provided that the Company complies with certain reporting requirements. However, under Code Section 162(m), the Company will be denied a deduction for compensation paid to certain senior executives that exceeds $1.0 million. Beginning January 1, 2018, with the passage and signing of the Tax Cuts and Jobs Act (the “Act”), this limitation will apply to the Company’s Chief Executive Officer, Chief Financial Officer, the Company’s other named executive officers, and anyone who was a covered person after December 31, 2016. Prior to January 1, 2018, certain performance-based compensation was excluded from the $1.0 million deduction limit. With the passage and signing of the Act, beginning January 1, 2018 (with an exception for certain grandfathered arrangements), the Company will be denied a deduction for any compensation exceeding $1.0 million for such covered individuals, regardless of whether the compensation is performance-based compensation.

New Plan Benefits

As of the record date, the closing price of our common stock was $299.42. No determination has yet been made as to the awards, if any, that any eligible individuals will be granted in the future and, therefore, the future benefits to be awarded under the 2019 Plan as amended by the Plan Amendment, which are subject to the discretion of the Committee, are not determinable at this time. The following table, however, sets forth the aggregate value of benefits or amounts that were received by or allocated to each of the following persons or groups, in each case, under the 2019 Plan with respect to fiscal year 2023:

Name and position	Dollar value ($)(1)	Number of units (#)(1)
Christopher L. Winfrey, President and Chief Executive Officer	8,696,687	715,855
Richard J. DiGeronimo, President, Product & Technology	6,085,226	414,267
Jessica M. Fischer, Chief Financial Officer	3,347,020	227,847
Kevin D. Howard, EVP, Chief Accounting Officer & Controller	912,843	62,140
R. Adam Ray, EVP, Chief Commercial Officer	1,825,353	124,280
Thomas M. Rutledge, Board Member Emeritus (Former Executive Chairman)(2)	—	110,225
Executive Group	20,867,129	1,654,614
Non-Executive Directors Group(2)	3,516,369	10,609
All Employees Group (including all current officers who are not executive officers)	539,826,845	4,184,675

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(1)

Such units are inclusive of all awards granted in fiscal 2023, inclusive of restricted stock units, restricted stock and stock options. Restricted stock and restricted stock units are valued based on the closing price on the date of grant. No dollar value is ascribed to stock options.

(2)	Restricted stock awards granted to Mr. Rutledge after his retirement and in connection with his role as Board Member Emeritus are included in the values for the Non-Executive Directors Group.

Securities Authorized for Issuance Under Equity Compensation Plans

The following information is provided as of December 31, 2023 with respect to equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	15,029,325	(1)	$403.81	5,113,241	(1)
Equity compensation plans not approved by security holders	—		$ —	—

TOTAL	15,029,325	(1)		5,113,241	(1)

(1)

This total does not include 10,609 shares issued pursuant to restricted stock grants made under our 2019 Stock Incentive Plan to our non-employee directors, which are subject to vesting based on continued service.

For information regarding outstanding equity awards granted to our NEOs, see the information contained in the “Outstanding Equity Awards at Fiscal Year End” table in this proxy statement.

Required Vote

Approval of this Proposal No. 2 requires the affirmative vote of the holders of a majority of the votes cast at the annual meeting. Abstentions and broker non-votes are not considered votes cast. Accordingly, assuming a quorum is present, abstentions, broker non-votes and a stockholder’s other failure to vote will have no effect on the approval of this Proposal No. 2.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” INCREASING THE NUMBER OF SHARES IN THE COMPANY’S 2019 STOCK INCENTIVE PLAN.

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Proposal No. 3: Amend the Company’s Amended and Restated Certificate of Incorporation to reflect new Delaware Law Provisions Regarding Officer Exculpation

(Item 3 on Proxy Card)

In 2022, the State of Delaware enacted legislation that enables Delaware companies to limit the liability of certain of their officers in limited circumstances. In light of this update, we are proposing to amend the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to add a provision exculpating certain of the Company’s officers from liability in specific circumstances, as permitted by Delaware law. The new Delaware legislation only permits, and our proposed amendment would only permit, exculpation for direct claims (as opposed to derivative claims made by stockholders on behalf of the corporation) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. The rationale for so limiting the scope of liability is to strike a balance between stockholders’ interest in accountability and their interest in the Company being able to attract and retain quality officers.

The Nominating and Corporate Governance Committee believes that there is a need for directors and officers to remain free of the risk of financial ruin as a result of an unintentional misstep. Further, the Nominating and Corporate Governance Committee noted that the proposed provision would not negatively impact stockholder rights. Therefore, taking into account the narrow class and type of claims for which officers’ liability would be exculpated, and the benefits the Nominating and Corporate Governance Committee believes would accrue to the Company and its stockholders in the form of an enhanced ability to attract and retain talented officers, the Nominating and Corporate Governance Committee recommended to the Board an amendment to the Certificate of Incorporation to provide such exculpation to the extent permitted by Delaware law. Based on this recommendation, the Board determined that it is in the best interests of the Company and our stockholders to amend the Certificate of Incorporation as described herein.

Accordingly, we ask our stockholders to vote on the following resolution:

“RESOLVED, that the Company’s stockholders approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to add a new Article TWELFTH, which shall read in its entirety as follows:

ARTICLE TWELFTH

OFFICER EXCULPATION

No officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. No amendment, alteration or repeal of this Article TWELFTH shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article TWELFTH would accrue or arise, prior to such amendment, alteration or repeal.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

Charter Communications  | 70 |  2024 Proxy Statement

Proposal No. 4: Ratification of the Appointment of Independent Registered Public Accounting Firm

(Item 4 on Proxy Card)

The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2024. Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or other applicable requirement. However, as a matter of corporate responsibility, the Audit Committee decided to solicit stockholder ratification of this appointment. Ratification of the appointment of KPMG as the Company’s independent registered public accounting firm is not required for KPMG’s retention; however, if the appointment is not ratified, the Audit Committee may consider re-evaluating the appointment.

KPMG has been serving as the Company’s independent registered public accounting firm since 2002. The Company has been advised that no member of KPMG had any direct financial interest or material indirect financial interest in the Company or any of its subsidiaries or, during the past three years, has had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The Company has been advised that no other relationship exists between KPMG and the Company that impairs KPMG’s status as the independent registered public accounting firm with respect to the Company within the meaning of the Federal securities laws and the requirements of the Independence Standards Board.

Representatives of KPMG will be in attendance at the annual meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024.

Charter Communications  | 71 |  2024 Proxy Statement

Accounting Matters

Principal Accounting Firm

KPMG acted as the Company’s independent registered public accounting firm since 2002, and, subject to ratification by stockholders at the annual meeting, KPMG is expected to serve as the Company’s independent registered public accounting firm for 2024.

Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures requiring the pre-approval of non-audit services that may be provided by our independent registered public accounting firm. We have also complied and will continue to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the related SEC rules pertaining to auditor independence and audit committee pre-approval of audit and non-audit services.

Audit Fees

During the years ended December 31, 2023 and 2022, we incurred fees and related expenses for professional services rendered by KPMG for the audits of Charter and its subsidiaries’ financial statements, for the review of Charter and its subsidiaries’ interim financial statements, registration statement filings and offering memoranda filings totaling approximately $7 million and $8 million, respectively.

Audit-Related Fees

No audit-related fees to KPMG were incurred during the years ended December 31, 2023 and 2022.

Tax Fees

Charter incurred tax fees to KPMG of approximately $1 million during each of the years ended December 31, 2023 and 2022.

All Other Fees

None.

The Audit Committee appoints, retains, compensates and oversees the independent registered public accounting firm (subject, if applicable, to Board of Director and/or stockholder ratification), and approves in advance all fees and terms for the audit engagement and non-audit engagements where non-audit services are not prohibited by Section 10A of the Exchange Act, with respect to independent registered public accounting firms. Pre-approvals of non-audit services are sometimes delegated to a single member of the Audit Committee. However, any pre-approvals made by the Audit Committee’s designee are presented at the Audit Committee’s next regularly scheduled meeting. The Audit Committee has an obligation to consult with management on these matters. The Audit Committee approved 100% of the KPMG fees for the years ended December 31, 2023 and 2022. The Audit Committee considered whether the provision of non-audit services was compatible with KPMG’s independence. Each year, including 2023, with respect to the proposed audit engagement, the Audit Committee reviews the proposed risk assessment process in establishing the scope of examination and the reports to be rendered.

In its capacity as a committee of the board, the Audit Committee oversees the work of the independent registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent registered public accounting firm reports directly to the Audit Committee. In performing its functions, the Audit Committee undertakes those tasks and responsibilities that, in its judgment, most effectively contribute to and implement the purposes of the Audit Committee charter. For more detail of the Audit Committee’s authority and responsibilities, see the Company’s Audit Committee charter on the “Investors” section of our website at ir.charter.com.

Charter Communications  | 72 |  2024 Proxy Statement

Report of the Audit Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, unless we state otherwise.

The Audit Committee was established to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s annual financial statements. In 2023 Ms. Goodman and Messrs. Merritt and Markley served on the Audit Committee for the entire year. All members were determined by the Board to be independent in accordance with the applicable corporate governance listing standards of the NASDAQ Global Select Market. The Company’s Board of Directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations.

The Audit Committee’s functions are detailed in a written amended and restated Audit Committee charter adopted by the Board of Directors, a copy of which is available on the “Investors” section of our website at ir.charter.com. As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Company management has the primary responsibility for the Company’s financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of the financial statements to generally accepted accounting principles. The internal auditors are responsible to the Audit Committee and the Board of Directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board of Directors determine. The Audit Committee held five meetings in 2023.

The Audit Committee has reviewed and discussed with management and the internal auditors the Company’s audited financial statements and effectiveness of internal controls for the year ended December 31, 2023. The Audit Committee has discussed the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC, including those described in Auditing Standard No. 1301, as amended (Communications with Audit Committees), with KPMG, the independent registered public accounting firm for the Company’s audited financial statements for the year ended December 31, 2023.

The Audit Committee has also received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of KPMG with that firm and has considered the compatibility of non-audit services with KPMG’s independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

The Audit Committee evaluated KPMG’s independence, performance, qualifications, tenure, partnership rotation and relationship management and based on that evaluation approved the appointment of KPMG as the Company’s independent registered public accounting firm for 2024.

DAVID C. MERRITT

KIM C. GOODMAN

JOHN D. MARKLEY, JR.

Charter Communications  | 73 |  2024 Proxy Statement

Proposal No. 5: Stockholder Proposal Regarding

Lobbying Activities

(Item 5 on Proxy Card)

This proposal was submitted by The Service Employees International Union Pension Plans Master Trust (“SEIU”), the beneficial owner of at least $2,000 worth of shares of our Class A common stock. The proposal from SEIU reads as follows:

“Resolved, stockholders request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Charter used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Charter’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s decision-making process and the Board’s oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Charter is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, territorial, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Charter’s website.

Supporting Statement

Full disclosure of Charter’s lobbying activities and expenditures is needed to assess whether Charter’s lobbying is consistent with its expressed goals and stockholder interests. Charter spent $92,185,000 from 2010 – 2022 on federal lobbying. This does not include state lobbying expenditures, where Charter also lobbies extensively, for example spending over $3.4 million on lobbying in California from 2015 – 2022.

Companies can give unlimited amounts to third party groups that spend millions on lobbying and undisclosed grassroots activity.1 Unlike many of its peers, Charter fails to disclose its payments to trade associations and social welfare groups (SWGs), or the amounts used for lobbying, to stockholders. Charter serves on the board of NCTA – The Internet & Television Association, which spent $203,440,000 on lobbying from 2010 – 2022, and supports SWGs that lobby like the RATE Coalition. Charter also does not disclose its contributions to groups which write and endorse model legislation, such as sponsoring the American Legislative Exchange Council (ALEC).2

Charter’s lack of disclosure presents reputational risks when its lobbying contradicts company public positions. For example, Charter states that it is committed to an open internet, yet NCTA has lobbied against net neutrality.3 Charter reportedly ran “a fake consumer group in Maine that’s killing community broadband.”4 As Charter paid zero federal taxes in 2020,55 the RATE Coalition lobbied against raising taxes to pay for health care, education and safety net programs.6 And while Charter is committed to diversity and inclusion, over 300 groups have asked Charter to leave ALEC because of its voter restriction efforts.7 In the last three years, this proposal received majority support of outside stockholders. Charter should expand its lobbying disclosure.”

[1]	https://theintercept.com/2019/08/06/business-group-spending-on-lobbying-in-washington-is-at-least-double-whats-publicly- reported/.
[2]	https://documented.net/reporting/energy-and-pharmaceutical-companies-among-sponsors-of-alec-policy-meeting.
[3]	https://arstechnica.com/tech-policy/2021/07/isps-spent-235-million-on-lobbying-and-donations-more-than-320000-a-day/.
[4]	https://www.techdirt.com/2022/07/12/charters-running-a-fake-consumer-group-in-maine-thats-killing-community-broadband-with- the-help-of-a-democratic-advisor/.
[5]	https://www.citizen.org/news/corporations-are-spending-millions-on-lobbying-to-avoid-taxes/.
[6]	https://www.washingtonpost.com/us-policy/2021/08/31/business-lobbying-democrats-reconciliation/.
[7]	https://www.commoncause.org/press-release/common-cause-fair-fight-action-and-over-300-organizations-call-on-corporations-to- cut-ties-with-alec/.

Charter Communications  | 74 |  2024 Proxy Statement

Statement Against Stockholder Proposal Regarding Lobbying Activities

Our Board believes that our Company’s participation in the political, legislative and regulatory processes at all levels of government enhances stockholder value. Our Company is committed to participating constructively in the political process to increase shareholder value and in full compliance with applicable rules and regulations. Our Company makes significant disclosures regarding lobbying and political contributions, including the publication of our new Political Activities Policy Statement, and our Board believes that these current disclosures are appropriate and consistent with the objectives of transparency and accountability reflected in the proposal. Indeed, the proponent includes contribution data from our disclosures, demonstrating that significant information concerning our activities is already publicly available.

As further detailed in our Company’s Political Activities Policy Statement, available on our website at: https://policy.charter.com, our Government Affairs team manages the Company’s political engagement strategy and lobbying activities and reports directly to the President and Chief Executive Officer, with oversight from the Nominating and Corporate Governance Committee of our Board of Directors, which is comprised exclusively of independent directors. The Board has delegated authority and responsibility for state and local campaign contributions to the President and Chief Executive Officer, subject to the provisions of the Company’s Code of Conduct and any other applicable Company policies. The Nominating and Corporate Governance Committee receives an annual report from the Government Affairs team on the Company’s political engagement strategy, including lobbying activities and expenditures made during the past year and the framework for the coming year. The Board of Directors receives quarterly updates on regulatory activities and policy priorities and regular updates on significant policy issues facing the Company.

Applicable laws and regulations include the prohibition under federal law barring corporations from making direct or indirect contributions to candidates or political parties at the federal level. Similarly, we make political contributions only in states where such contributions are permitted. Contributions are intended to support political issues and candidates consistent with our policy objectives. We disclose our policy objectives on our website at https://policy.charter.com. Charter publicly discloses all U.S. federal lobbying costs and the issues to which our lobbying efforts relate on a quarterly basis. Charter also makes such disclosures at the state or local level consistent with applicable lobbying laws.

Our Board believes that the information currently made available strikes the appropriate balance between transparency and excessive burden and cost, and that additional disclosures with respect to lobbying activities would not provide useful information to stockholders. The implementation of the proposal’s additional requirements would result in the unproductive consumption of valuable time and corporate resources without materially enhancing existing disclosures.

Additional detailed disclosures regarding our participation or contribution to any tax-exempt industry organization or trade associations may further encourage issue activists, some motivated by special or short-term interests, to pressure us to alter our political participation in a manner that could adversely affect stockholder interests, or require us to disclose proprietary information, putting us at a competitive disadvantage. As further addressed in our Political Activities Policy Statement, our Company maintains memberships in trade associations and other tax-exempt entities primarily for strategic, rather than advocacy-related purposes. For these reasons, additional disclosures regarding contributions to such organizations and associations would not provide useful information to stockholders.

Our Board also opposes the proposal because many aspects of it are vague or unworkable and may create confusion. The definition of lobbying, and the expenditures that would be considered lobbying-related, vary across jurisdictions and could include employee salaries, office rent and employee travel expenses. As a result, the disclosures regarding lobbying-related expenditures required by the proposal may be inconsistent and confusing, as a particular expenditure may be considered lobbying-related in one jurisdiction but not in another.

In light of our existing policies and disclosures with respect to lobbying activities, our Board believes that producing a report beyond our Political Activities Policy Statement, and what has been published on our website and required in our public filings, would impose a significant burden on the Company, but provide minimal additional information of value to Charter’s stockholders. As a result, our Board believes that adopting the proposal is unnecessary and is not in the best interests of our Company or our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Charter Communications  | 75 |  2024 Proxy Statement

Proposal No. 6: Stockholder Proposal Regarding

Political Expenditures Report

(Item 6 on Proxy Card)

This proposal was submitted by the New York State Common Retirement Fund, the beneficial owner of at least $2,000 worth of shares of our Class A common stock. The proposal reads as follows:

“Resolved, that the shareholders of Charter Communications, Inc. (“Charter” or “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.

Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.

Supporting Statement

As long-term shareholders of Charter, we support transparency and accountability in corporate electoral spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.

A company’s reputation, value, and bottom line can be adversely impacted by political spending. The risk is especially serious when giving to trade associations, Super PACs, 527 committees, and “social welfare” organizations – groups that routinely pass money to or spend on behalf of candidates and political causes that a company might not otherwise wish to support.

When the Conference Board released its 2021 “Under a Microscope” report8 it detailed these risks, and recommended the process suggested in this proposal. The organization also said, “a new era of stakeholder scrutiny, social media, and political polarization has propelled corporate political activity-and the risks that come with it-into the spotlight. Political activity can pose increasingly significant risks for companies, including the perception that political contributions-and other forms of activity-are at odds with core company values.”

Publicly available records show Charter has contributed at least $3.9 million in corporate funds since the 2010 election cycle.

This proposal asks Charter to disclose all of its electoral spending, including payments to trade associations and other tax-exempt organizations which may be used for electoral purposes – and are otherwise not public. This would bring our Company in line with a growing number of leading companies, including AT&T Inc., Comcast Corporation, and Verizon Communications Inc., which present this information on their websites.

Without knowing the recipients of our company’s political dollars, we cannot sufficiently assess whether our company’s election-related spending aligns or conflicts with its business strategy, corporate priorities, or other areas of concern. We urge your support for this critical governance reform.”

[8]	https://www.conference-board.org/topics/corporate-poIiticaI-activity/Under-a-Microscope-A-New-Era-of-Scrutiny-for-Corporate-Political-Activity

Charter Communications  | 76 |  2024 Proxy Statement

Statement Against Stockholder Proposal Regarding Political Expenditures Report

Our Board believes that our Company’s participation in the political, legislative and regulatory processes at all levels of government enhances stockholder value. Our Company is committed to participating constructively in the political process to increase shareholder value and in full compliance with applicable rules and regulations. Our Company’s political contributions and expenditures are made to further the best interests of the Company and our stockholders and are made without regard to the personal political preferences of individual board members, officers, or employees. We are subject to extensive regulation at the federal and state levels and are involved in a number of legislative initiatives across a broad spectrum of policy areas that can have an immediate and dramatic effect on our business and operations. We ethically and constructively promote legislative and regulatory actions that further the business objectives of our Company and attempt to protect our Company from unreasonable, unnecessary, or burdensome legislative or regulatory actions at all levels of government.

We actively participate in the political process and maintain memberships with a variety of trade associations with the ultimate goal of promoting and protecting the economic future of our Company and our stockholders and employees. An important part of participating effectively in the political process is making prudent political contributions and focused lobbying expenditures – but only where permitted by applicable law.

Participation in the political process and as a member of various trade associations comes with the understanding that we may not always agree with all of the positions of the recipients, organizations, or organizations’ other members. However, as detailed in our Company’s Political Activities Policy Statement, available on our website at https://policy.charter.com, we believe that these recipients take many positions and address many issues of importance to our Company in a meaningful manner, and the associations take positions and address issues in a collective industry manner and predominantly advance positions consistent with company interests, that will help us provide strong financial returns, enhance long-term stockholder value, and advance the best interests of our Company..

Our Board believes that the information currently made available strikes the appropriate balance between transparency and excessive burden and cost, and that additional disclosures with respect to lobbying and political expenditures would not provide useful information to stockholders. The implementation of the proposal’s additional requirements would result in the unproductive consumption of valuable time and corporate resources without materially enhancing existing disclosures.

Additional detailed disclosures regarding our participation or contribution to any tax-exempt industry organization or trade associations may further encourage issue activists, some motivated by special or short-term interests, to pressure us to alter our political participation in a manner that could adversely affect stockholder interests, or require us to disclose proprietary information, putting us at a competitive disadvantage. For these reasons, additional disclosures regarding contributions to such organizations and associations would not provide useful information to stockholders.

Because parties with interests adverse to our Company also participate in the political process to their business advantage, any unilateral expanded disclosure, above what is required by law and equally applicable to all similar parties engaged in public debate, could benefit those parties while harming the interests of our Company and our stockholders. The Board believes any reporting requirements that go beyond those required under existing law should be applicable to all participants in the process, rather than our Company alone (as the proponent requests).

In short, we believe our current policies and procedures governing political contributions, including our Political Activities Policy Statement, adequately protect our corporate brand, values and reputation, while allowing our Company to actively and effectively participate in the political process with the ultimate goal of promoting and protecting the best interests of the Company and our stockholders and employees. If adopted, the proposal would cause our Company to incur undue cost and administrative burden, as well as competitive harm given the level of detail it seeks and the complexity of the political advocacy process, without commensurate benefit to our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Charter Communications  | 77 |  2024 Proxy Statement

Pay Versus Performance
Pay Versus Performance Results & Discussion
An assessment of Charter’s pay versus performance alignment was conducted pursuant to Item 402(v) of Regulation
S-K,
evaluating the alignment of Charter’s executive pay, stock price performance, and financial performance for the
4-year
period from January 1, 2020 through December 31, 2023 (referred to as the “measurement period” throughout this Pay Versus Performance discussion).
As discussed on page 24 of the Compensation Discussion and Analysis, Charter’s philosophy for NEO compensation is to provide the largest portion of pay in the form of long-term incentives that vest over a multi-year timeframe and are tied to stock price appreciation; it is Charter’s view that this creates the strongest possible alignment between executives and shareholders. When evaluating this philosophy through the lens of pay versus performance, actual compensation realized or earned by NEOs should therefore be primarily dependent upon Charter creating sustained stock price growth, with increases in executive pay from periods of stock price appreciation and decreases in executive pay from periods where the stock price declines. Furthermore, while financial performance achievement drives payouts under Charter’s annual bonus plan, such outcomes should have a lesser impact than stock price performance given that – based on values disclosed in the Summary Compensation Table – 2023 bonus payouts represented 4% of Mr. Winfrey’s total compensation and 4% of total compensation for the other NEOs compared to the value of equity awards granted in 2023 (including both awards under the annual long-term incentive plan and the 2023 Performance Equity Program) which represented 94% of Mr. Winfrey’s total compensation, and 93% of total compensation for the other NEOs.
For purposes of evaluating the impact of performance on pay, the required disclosure utilizes two measurements of compensation, referred to as the “Summary Compensation Table Total” and “Compensation Actually Paid”. These measures are formally defined under “Description of Disclosure Requirements” at the end of this section (which also provides complete information on the methodology for the pay versus performance analysis), but are summarized as follows:

•
Summary Compensation Table Total
– Total compensation as disclosed in the Summary Compensation Table for each year, approximating an NEO’s target compensation opportunity with the exception that it reflects actual payouts from the annual bonus plan (versus target opportunities) and includes certain other compensation and benefits items not traditionally included in target compensation, such as matching contributions to the Company’s 401(k) plan.

•
Compensation Actually Paid
– The Summary Compensation Table Total with certain modifications applied to capture the change in the actual value of such compensation over time. With respect to Charter’s executive pay program, the difference between the Summary Compensation Table Total and Compensation Actually Paid primarily represents the change in fair value of unvested long-term incentive awards, mainly stock options, over the course of the year.

As outlined above, in order to demonstrate alignment between pay and performance for Charter’s executive compensation program, Compensation Actually Paid should be greater than or less than the Summary Compensation Table Total in proportion to respective positive or negative TSR achievement and, to a lesser degree, financial performance. Based on the outcomes observed from the pay versus performance analysis as applied to Charter – detailed below in both the required Tabular Disclosure of Pay Versus Performance as well as the Pay Versus Performance Graph – Charter’s executive pay program demonstrates the anticipated alignment between targeted compensation, actual compensation, stock price performance, and financial performance.

Tabular Disclosure of Pay Versus Performance (1)
							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO (Rutledge) (2)(3)	Compensation Actually Paid to CEO (Rutledge) (2)(3)	Summary Compensation Table Total for CEO (Winfrey) (2)(3)	Compensation Actually Paid to CEO (Winfrey) (2)(3)	Average Summary Compensation Table Total for Other NEOs (2)(3)	Average Compensation Actually Paid to Other NEOs (2)(3)	Charter Total Shareholder Return	Primary Peer Group Total Shareholder Return	Net Income ($M)	Adjusted EBITDA ($M)
2023	n/a	n/a	$89,077,078	$93,575,272	$25,243,133	$27,459,371	$80	$96	$5,261	$21,894
2022	$39,213,350	($35,738,207)	$15,626,967	($7,482,444)	$7,482,328	($4,316,044)	$70	$84	$5,849	$21,616
2021	$41,860,263	$39,859,417	n/a	n/a	$8,196,657	$11,663,225	$134	$114	$5,320	$20,630
2020	$38,846,705	$251,702,262	n/a	n/a	$16,403,815	$74,038,050	$136	$113	$3,676	$18,518

(1)
See the “Description of Disclosure Requirements” section below for additional information on the requirements for this Pay Versus Performance Disclosure and the required Tabular List of Additional Performance Metrics.

Charter Communications
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2024 Proxy Statement

(2)
Mr. Rutledge served as Chairman and CEO in each of 2020, 2021 and 2022 and is therefore included as the CEO in the table for each such year. Mr. Winfrey served as President and CEO from December 1, 2022 and is therefore included as the CEO for 2022 and 2023 only. The average values for Other NEOs pertain to the following executives and their roles for each year:

2020 – John R. Bickham (President and Chief Operating Officer, Mr. DiGeronimo (Chief Product & Technology Officer), David G. Ellen (Senior Executive Vice President), and Mr. Winfrey (Chief Financial Officer)
2021 – Mr. Bickham (Vice Chairman), Mr. DiGeronimo (Chief Product & Technology Officer), Mr. Ellen (Senior Executive Vice President), Ms. Fischer (Chief Financial Officer), and Mr. Winfrey (Chief Operating Officer)
2022 – Mr. DiGeronimo (President, Product & Technology), Mr. Ellen (Senior Executive Vice President), Ms. Fischer (Chief Financial Officer), and Mr. Hargis (Special Advisor to the COO).
2023 – Mr. DiGeronimo (President, Product & Technology), Ms. Fischer (Chief Financial Officer), Mr. Howard (EVP, Chief Accounting Officer & Controller), Mr. Ray (EVP, Chief Commercial Officer), and Mr. Rutledge (Former Executive Chairman)

(3)
The table below provides a reconciliation of the adjustments to Summary Compensation Table Totals to Compensation Actually Paid; refer to the “Determination of Compensation Actually Paid” section below for additional information on the methodology and assumptions for determining the fair value of stock and option awards.

	Chief Executive Officer					Other Named Executive Officers

	2020 (Rutledge)	2021 (Rutledge)	2022 (Rutledge)	2022 (Winfrey)	2023 (Winfrey)	2020	2021	2022	2023
Summary Compensation Table Total	$38,846,705	$41,860,263	$39,213,350	$15,626,967	$89,077,078	$16,403,815	$8,196,657	$7,482,328	$25,243,133
Less change in pension value	($176,085)	($59,302)	$249,614	$0	$0	($33,655)	($11,136)	$0	$0
Plus additional service cost of pension plan	$0	$0	$0	$0	$0	$0	$0	$0	$0
Less grant value of stock and option awards made during the year, as disclosed in the Summary Compensation Table	($30,005,695)	($30,004,409)	($30,005,043)	($12,001,909)	($83,653,337)	($12,999,065)	($4,000,613)	($5,325,719)	($22,689,724)
Plus the fair value of unvested stock and option awards made during the year, measured as of year-end (a)	$39,025,852	$32,007,744	$9,911,059	$5,490,586	$87,091,096	$16,074,306	$4,093,165	$2,034,016	$23,621,816
Plus the change in fair value of unvested stock and option awards granted in prior years, measured as of year-end or the vesting date, if earlier (b)	$204,011,485	($3,944,879)	($55,107,188)	($16,598,088)	$1,060,435	$54,592,650	$3,385,151	($8,506,669)	$1,284,147
Compensation Actually Paid (c)	$251,702,262	$39,859,417	($35,738,207)	($7,482,444)	$93,575,272	$74,038,050	$11,663,225	($4,316,044)	$27,459,371

(a)
The values for each of years 2020 – 2022 have been adjusted from the amounts disclosed in our 2023 Proxy Statement, which incorrectly presented the change in fair value of such awards instead of the fair value at year end.

(b)
The 2020 value for Rutledge and the 2022 value for Winfrey have been adjusted from the amounts disclosed in our 2023 Proxy Statement due to an incorrect award valuation being used for each amount when calculating the values for the 2023 Proxy Statement.

(c)
As a result of the adjustments described in footnotes (a) and (b), above, the values for Compensation Actually Paid for each of years 2020 – 2022 are different than the amounts disclosed in our 2023 Proxy Statement for those years.

Charter believes that the pay versus performance statistics above demonstrate the desired linkage between NEO compensation and stock price performance and affirm the effectiveness of Charter’s executive compensation philosophy and the compensation-setting process described in the Compensation Discussion and Analysis. In particular, for each year of the analysis, the ratio of Compensation Actually Paid to the Summary Compensation Table Total aligned with corresponding TSR performance (i.e., higher or lower in proportion to an increase or decrease in TSR). From a financial performance perspective, Charter achieved consistent growth in both Net Income and Adjusted EBITDA across all years of the analysis, although such performance does not directly impact any variance between the Summary Compensation Table Total and Compensation Actually Paid (while financial performance achievement impacts Charter’s actual bonus payouts, such payouts are included in both the Summary Compensation Table Total and Compensation Actually Paid). However, Charter views the financial metrics in its annual bonus plan – specifically Revenue and Adjusted EBITDA – as important drivers of stock price performance over the long-term, and such measures will therefore generally align with Charter’s executive pay outcomes that are driven predominately by stock price performance.
On a relative stock price performance basis, Charter’s TSR was generally comparable to corresponding Primary Peer performance levels each year, and there were no circumstances where NEOs realized higher levels of Compensation Actually Paid in connection with TSR underperformance on a relative basis. Furthermore, the TSR achieved by Charter for the
4-year
measurement period of the pay versus performance analysis followed a multi-year period of significant TSR growth that outperformed Primary Peers. From the close of the Bright House and TWC Transactions on May 18, 2016 through

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December 31, 2019 (the beginning of the measurement period for this pay versus performance disclosure), a $100 investment in Charter appreciated in value to $213.31, which was 51% higher than the $140.92 in value from an equivalent investment in Primary Peer companies. For the full period from May 18, 2016 through December 31, 2023, the returns for Charter and Primary Peers were $170.92 and $157.42, respectively, with the value of the Charter investment still 8.6% higher than that of Primary Peers. Therefore, while TSR performance was comparable between Charter and Primary Peers in each year of the pay versus performance analysis, over an extended timeframe Charter has outperformed peer companies.
The chart and table below provide additional detail regarding what Charter views as the key highlights demonstrating pay versus performance alignment in each year of the analysis. In particular, these outcomes illustrate how the design of Charter’s executive compensation programs create alignment under varied performance scenarios (i.e., periods of positive, flat and negative stock price performance).
Pay Versus Performance Graph

(1)
The ratio of Compensation Actually Paid to Summary Compensation Table Total is calculated based on the corresponding CEO and Other NEO values disclosed in the Tabular Disclosure of Pay Versus Performance.

Pay Versus Performance Annual Highlights

2020 – Strong stock price performance resulted in increased value for NEOs.

•
   Charter stock price performance outperformed Primary Peers (with a $100 fixed investment on 12/31/2019 increasing to $136 for Charter and $113 for Primary Peers, representing returns of 36.4% and 12.8%, respectively) and resulted in Compensation Actually Paid that was 6.5x the Summary Compensation Table Total for the CEO and 4.5x for the other NEOs.

•
   The significant upside leverage observed in Compensation Actually Paid was driven by Charter’s philosophy to deliver the substantial majority of NEO compensation in the form of stock options, including performance-based equity awards granted in 2016 and vesting based upon the achievement of stock price hurdles, a substantial portion of which were still unvested and outstanding in 2020 and therefore included in this analysis.

•
   Strong financial performance results for this year, with 9.9% Adjusted EBITDA growth and 84.5% growth in Net Income
(1)
, correlated with stock price performance achievement and also aligned with executive pay outcomes.

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2021 – Flat stock price performance resulted in flat value for NEOs relative to the prior year.

•
   Charter’s stock price continued to grow for most of the year before declining to essentially flat performance by year-end (the closing stock price of $661.55 on 12/31/2020 increased to a high of $821.01 on 9/2/2021 and then fell to $651.97 on 12/31/2021), with similar flat stock price performance observed among Primary Peers; the value of an initial $100 investment made in Charter on 12/31/2019 fell 1.5% over 2021 (from $136 to $134) versus a 0.8% increase (from $113 to $114) for such an investment among Primary Peers.

•
   Consistent with the change in stock price performance relative to 2020, Charter’s Compensation Actually Paid as a proportion of Summary Compensation Table Totals was much lower than in the prior year – declining from 6.5x to 1.0x for the CEO and 4.5x to 1.4x for the other NEOs. In addition, and consistent with Charter’s observed pay versus performance outcomes for 2021, Compensation Actually Paid should generally trend near 1.0x of Summary Compensation Table Totals for a short-term, single-year period of flat stock price performance, since the corresponding valuations of stock option and RSU awards should also remain flat over that period.

•
   The higher ratio of Compensation Actually Paid to Summary Compensation Table Totals for other NEOs (1.4x) relative to Mr. Rutledge as CEO (1.0x) was driven primarily by the timing of when the 2016 performance-based awards vested during the year. In particular, Mr. Rutledge’s awards vested in April and were valued for purposes of calculating Compensation Actually Paid based on a fair market value of $654.88 (the average of the high and low prices on the vesting date, approximately equal to the year-ending fair market value of $655.55), and the awards for the other NEOs vested in June and were valued based upon a fair market value of $691.87 (the average of the high and low prices on the vesting date and approximately 5.5% above the year-ending fair market value).

•
   Financial performance results were strong in 2021 – with 11.4% Adjusted EBITDA growth and 44.7% growth in Net Income – and initially correlated with strong stock price performance. However, in the latter half of the year, challenging macroeconomic conditions and an inflationary environment drove stock price declines among Charter, Primary Peers, and the broader market as a whole.

2022 – Declining stock price performance resulted in a significant contraction of value for NEOs.

•
   Stock prices for both Charter and Primary Peer companies continued to fall over the course of 2022; the value of an initial $100 investment made in Charter on 12/31/2019 fell 48.0% over 2022 (from $134 to $70) versus a 26.3% decline (from $114 to $84) for such an investment among Primary Peers.

•
   The decline in stock price had a significant impact on Charter’s levels of Compensation Actually Paid, with all NEOs recognizing overall negative values of Compensation Actually Paid (i.e., the net losses in equity value driven by the declining stock price exceeded the Summary Compensation Table Totals).

•
   Charter continued to achieve annual growth in both Net Income (increasing 9.9% from the prior year) and Adjusted EBITDA (increasing 4.8% from the prior year), albeit at lower growth rates than in prior years. As such growth in financial performance did not correspond to an increase in stock price, these results had no direct impact on Compensation Actually Paid.

•
   As a result of Charter’s philosophy to deliver the substantial majority of compensation in the form of stock options, the pay versus performance outcome in 2022 (negative Compensation Actually Paid resulting from a decline in stock price) mirrored that which was observed in 2020 (high levels of Compensation Actually Paid resulting from stock price growth) and demonstrated alignment between shareholder returns and value realized by NEOs under differing performance scenarios.

2023 – The near-term positive stock price performance over the year did not immediately translate into growth in value for NEOs due to the long-term, performance-based nature of Charter’s compensation program.

•
   Over the year, stock prices for both Charter and Primary Peer companies recovered from multi-year lows in 2022, with the value of an initial $100 investment made in Charter on 12/31/2019 increasing 14.6% over 2023 (from $70 to $80), approximately equal to the corresponding 15.0% increase (from $84 to $96) in such an investment among Primary Peers.

•
   The increase in stock price did not translate into meaningfully higher Compensation Actually Paid levels relative to Summary Compensation Table Totals, with the ratio of Compensation Actually Paid to Summary Compensation Table Totals equal to 1.1x for the CEO and 1.0x for the other NEOs. This outcome was driven primarily by awards under the 2023 Performance Equity Program, which were granted in February 2023, providing value equivalent to 5.0x each participating NEO’s annual LTI target in a single grant (net of the grant value from time-vested awards delivered earlier in January 2023), and with vesting tied to the achievement of stock price hurdles over a 3 to 5-year period following the grant date. The grant value of these awards therefore represented the substantial portion of unvested equity value for NEOs (including unvested grants from prior years), but saw limited appreciation in their fair market value between the

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grant date and
year-end
due to (i) the longer-time horizon for vesting (between 3 to 5 years) and (ii) aggressive stock price hurdle vesting requirements, with the lowest stock price hurdle of $507 representing approximately 30% appreciation relative to the fair market value of Charter stock at year-end
($390.73, equal to the average of Charter’s high and low stock price on December 29, 2023).

•
   Charter’s Net Income decreased by 10.1% from $5.8 billion to $5.3 billion and Adjusted EBITDA increased 1.3% from $21.6 billion to $21.9 billion. As noted above, financial performance achievement only impacts Charter’s Compensation Actually Paid to the extent that such results translate into stock price performance. However, the mixed performance results reflected in these earnings measures – a $500 million decline in Net Income against a $300 million increase in Adjusted EBITDA – do align with the flat relationship between Compensation Actually Paid and Summary Compensation Table Totals. In particular, the limited change in equity value over 2023 resulted in Compensation Actually Paid that was approximately the same as the Summary Compensation Table Totals, and this is an appropriate outcome given the mixed earnings results.

•
   The pay versus performance outcome in 2023 continues to demonstrate the high degree of performance accountability in Charter’s compensation program, with Compensation Actually Paid levels being comparable to Summary Compensation Table Totals in spite of stock price growth over the year (a similar outcome to 2021 but with positive versus flat stock price performance). In addition, given the multi-year nature of the 2023 Performance Equity Program – which is heavily tied to stock price performance through an option-heavy mix and stock price vesting hurdles – the awards made under the program will continue to be key drivers of pay versus performance outcomes in future years.

(1)	Based on 2019 Adjusted EBITDA of $16.855 billion and Net Income of $1.992 billion.
Description of Disclosure Requirements
The assessment of Charter’s pay versus performance was conducted pursuant to Item 402(v) of Regulation
S-K,
comparing the following elements of pay and performance for the measurement period (the four-year period from January 1, 2020 through December 31, 2023):

Pay
Summary Compensation Table Total

Total compensation disclosed in the Summary Compensation Table. Generally representative of target compensation for NEOs, with the main exception being that amounts in the non-equity
incentive compensation plan column represent actual payout levels under the annual incentive plan
(1)
.

Compensation Actually Paid

The Summary Compensation Table Total adjusted to reflect: (i) the replacement of the aggregate change in present value of defined benefit plans with the annual service cost for defined benefit plans, including modifications, (ii) the replacement of the amounts disclosed in the Stock Awards and Option Awards columns (which represent the fair value of awards at grant) with the fair value of such awards as of the end of the year, and (iii) the addition of the change in fair value of stock and options awards granted in prior years and either vesting during the year or outstanding at the end of the year.

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Performance	Total shareholder return (TSR) for Charter and Primary Peer companies

Equals the change in value of a notional $100 investment in Charter and a $100 investment in Primary Peer organizations
(1)
(with such investment weighted between peers based on market capitalization) from the beginning of the pay versus performance analysis period through the end of each year of the analysis.

Charter’s GAAP net income
Consolidated net income as disclosed in Charter’s annual report on Form 10-K for each year.
An additional financial performance measure considered to be the most important non-TSR related metric in determining compensation (Adjusted EBITDA)

Charter identified Adjusted EBITDA, as disclosed in Charter’s annual report on Form
10-K
for each year, as the appropriate metric based on the higher weighting of Adjusted EBITDA in the annual bonus plan relative to other metrics
(1)
. Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets.

Identification of three to seven additional performance metrics most important for assessing pay

Although not included in the analysis of pay and performance, regulations require the identification of additional performance measures tied to compensation, which for Charter applies to five performance metrics in the annual bonus plan
(1)
and listed below

Tabular List of Additional Performance Metrics

	Metric	Description
	Revenue	Financial metric used in 2020 – 2023 bonus designs for all NEOs
	Capital and Free Cash Flow Management	Non-financial metric used in 2020 – 2023 bonus designs for all NEOs
	Network Expansion and Evolution	Non-financial metric used in 2023 bonus design for all NEOs

(1)	Refer to the Compensation Discussion and Analysis for a description of Charter’s Primary Peer group and the annual bonus plan design and performance metrics.
Determination of “Compensation Actually Paid”
Since Charter did not have any additional annual service cost for its frozen defined benefit pension plan and the change in pension value did not exceed 2.5% of the Total from the Summary Compensation Table in any given year, the variation in fair value of Charter stock and option awards over the measurement period exclusively drove any material difference between the Summary Compensation Table Total and Compensation Actually Paid. For awards granted during each year of the measurement period, Compensation Actually Paid replaces the value at grant disclosed in the Stock and Option Awards columns of the Summary Compensation Table with the fair value of such awards calculated as of year-end
although such awards were unvested. In addition, for awards granted in prior years and unvested at the beginning of the applicable year of the measurement period, the change in value of such awards is included in Compensation Actually Paid and is equal to (i) the fair value calculated as of the end of the year or, if the award vested during the year, the vesting date, less (ii) the fair value calculated as of the beginning of the year.
The applicable Charter equity awards included in the pay versus performance analysis – all of which were outstanding for at least a portion of the measurement period – and their corresponding valuation methodology were as follows:

•	Time-vested RSUs – Included grants made from 2017 – 2023, valued at the average of the high and low prices of Charter common stock on each applicable valuation date.

•
Time-vested stock options
– Included grants made from 2017 – 2023, valued using the Black-Scholes option-pricing model. For each valuation date, the fair value was determined using the average of the high and low prices of Charter

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common stock on such date, the volatility and risk-free rate assumptions that were in effect for the given year, and the expected life assumption that was in effect on the original grant date of the stock options, less the time that had elapsed since the grant date.

•
Performance-based stock options
 & RSUs
– Included portions of performance-based awards granted in 2016 and 2023 and vesting based upon the achievement of certain stock price objectives over a period of up to six years. The final tranches of the 2016 awards vested in 2020 and 2021, and all of the tranches of the 2023 awards were outstanding and unvested as of December 31, 2023. For valuation dates on which awards were outstanding and unvested, the fair value was calculated using a Monte Carlo valuation analysis. For valuation dates on which awards were vesting, stock options were valued using the Black-Scholes option-pricing model with the same assumptions as noted above for time-vested stock options, and RSUs were valued at the average of the high and low prices of Charter common stock on the applicable valuation date.

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CEO Pay Ratio

Charter’s CEO to Median Employee pay ratio for 2023 was calculated pursuant to Item 402(u) of Regulation S-K, comparing total annual compensation for the CEO to that of the Median Employee. In 2022, a new Median Employee was identified for purposes of calculating our CEO Pay Ratio, as the prior analysis from which the Median Employee had been selected was conducted in 2020, and the regulations require that a Median Employee be identified once every three years. The Median Employee for 2022 was identified using the same methodology as in prior years and based on an analysis of the median 2022 W-2 Box 1 income among the 101,700 full and part-time U.S. employees, other than the CEO, who were actively employed by Charter as of December 31, 2022 (Charter has no employees outside of the U.S.). No adjustments were applied to W-2 Box 1 income for purposes of determining the Median Employee, such as for employees who were employed for only part of the year or on unpaid leave of absence at some point during the year. As of December 31, 2023, Charter had 101,100 full and part-time active U.S. employees, other than the CEO.

In 2023, the Median Employee identified in 2022 for purposes of calculating our CEO Pay Ratio had no material change in role or compensation since the original analysis, and this individual therefore continued to be used as the Median Employee for purposes of calculating this year’s pay ratio. Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u). However, due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, our CEO Pay Ratio may not be comparable to the CEO pay ratios presented by other companies.

For 2023, the Median Employee had total annual compensation of $54,476, calculated using the same methodology as applied for NEOs in the Summary Compensation Table. Full-time Charter employees in the U.S., including the Median Employee, are also eligible to participate in Company-sponsored retirement and health and welfare benefits programs and receive complimentary cable services, which provide significant additional value but are not included in the measure of total annual compensation used to calculate the pay ratio.

The ratio of the CEO’s total annual compensation as disclosed in the Summary Compensation Table relative to that of the Median Employee was as follows:

CEO Total Annual Compensation	$89,077,078
Median Employee Total Annual Compensation	$54,476
Ratio of CEO to Median Employee Total Annual Compensation	1,635.2

As approximately 75% of the CEO’s compensation disclosed in the Summary Compensation Table was from equity awards made under the 2023 Performance Equity Program – which is intended to provide value over a multi-year period and described in further detail in the in the Compensation Discussion and Analysis – an alternative pay ratio was calculated by annualizing the value delivered under the program over the 5-year vesting period for such awards. The resulting alternative ratio of the CEO’s total annual compensation relative to that of the Median Employee would be as follows:

Alternative CEO Total Annual Compensation	$35,753,917
Median Employee Total Annual Compensation	$54,476
Alternative Ratio of CEO to Median Employee Total Annual Compensation	656.3

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Code of Ethics

We have adopted a Financial Code of Ethics within the meaning of federal securities regulations for our employees, including all executive officers and directors. We also established a hotline and website for reporting alleged violations of the Financial Code of Ethics, established procedures for processing complaints and implemented educational programs to inform our employees regarding the Financial Code of Ethics. A copy of our Financial Code of Ethics is available on the “Investors” section of our website at ir.charter.com.

Delinquent Section 16(a) Reports

To the Company’s knowledge, with respect to the fiscal year ended December 31, 2023, all applicable filings were timely made.

Stockholder Proposals for 2025 Annual Meeting

To be included in the proxy statement for the 2025 annual meeting, a stockholder proposal must be delivered to the Corporate Secretary at the Company’s executive offices no later than November 14, 2024. The federal proxy rules specify what constitutes timely submission and whether a stockholder proposal is eligible to be included in the proxy statement.

If a stockholder desires to bring business before the meeting that is not the subject of a proposal timely and properly submitted for inclusion in the proxy statement or to make a nomination of a person for election to the Board of Directors, the stockholder must follow procedures outlined in the Company’s Bylaws. One of the procedural requirements in the Bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. To be timely with respect to the 2025 annual meeting, such a notice must be delivered to the Company’s Corporate Secretary at the Company’s executive offices no earlier than the close of business on December 24, 2024 and no later than the close of business on January 23, 2025. However, in the event that the Company elects to hold its next annual meeting more than 30 days before or more than 70 days after the anniversary of this annual meeting, such stockholder proposals would have to be received by the Company not earlier than 120 days prior to the next annual meeting date and not later than the later of (i) close of business on the 90th day prior to the next annual meeting date or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

Such notice must include the information required by the Company’s Bylaws, including: (1) for a nomination for director, all information relating to such person that is outlined in the Company’s Bylaws, including all information required to be disclosed in a proxy for election of directors; (2) as to any other business, a description of the proposed business, the text of the proposal, the reasons therefore, and any material interest the stockholder may have in that business; and (3) certain information regarding the stockholder making the proposal. These requirements are separate from the requirements a stockholder must meet to have a proposal included in the Company’s proxy statement. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b). The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Any stockholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Corporate Secretary. A copy of the amended and restated Bylaws was filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed on October 27, 2023 and is available at the SEC Internet site (http://www.sec.gov).

Other Matters

At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the matters discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholder sees fit.

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Our Annual Report on Form 10-K for the year ended December 31, 2023 is available without charge by accessing the “Investors” section of our website at ir.charter.com. You also may obtain a copy of the Form 10-K, without exhibits, at no charge by writing to the Company at 400 Washington Blvd., Stamford, CT 06902, Attention: Investor Relations.

In addition, certain financial and other related information, which is required to be furnished to our stockholders, is provided to stockholders concurrently with this Proxy Statement in our 2023 Annual Report. The SEC has enacted a rule that allows the Company to deliver only one copy of our Proxy Statement and 2023 Annual Report to multiple security holders sharing an address if they so consent. This is known as “householding.” The householding election, which appears on your proxy card, provides you with a means for you to notify us whether you consent to participate in householding. By marking “Yes” in the block provided, you will consent to participate in householding and by marking “no” you will withhold your consent to participate. If you do nothing, you will be deemed to have given your consent to participate in householding. Your consent to householding will be perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge Financial Solutions (“Broadridge”), either by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling (866) 540-7095. We will remove you from the householding program, following which you will promptly receive an individual copy of our Annual Report and this Proxy Statement. Even if your household receives only one Annual Report and one Proxy Statement, a separate proxy card will be provided for each stockholder. If you vote using the proxy card, please sign and return it in the enclosed postage-paid envelope. If you vote by Internet or telephone, there is no need to mail the proxy card.

All trademarks used in this report remain the property of their respective owners.

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Appendix A: Non-GAAP Financial Measures

The Company uses certain measures that are not defined by U.S. generally accepted accounting principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, below.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expense), net and other operating (income) expense, net, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s businesses as well as other non-cash or special items, and is unaffected by the Company’s capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter’s Board of Directors use Adjusted EBITDA and free cash flow to assess Charter’s performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company’s debt covenants refer to these expenses as management fees, which were $1.4 billion for each of the years ended December 31, 2023 and 2022.

A reconciliation of Adjusted EBITDA and free cash flow to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, is as follows (dollars in millions):

	Year Ended December 31,
	2023	2022
Net income attributable to Charter shareholders	$4,557	$5,055
Plus: Net income attributable to noncontrolling interest	704	794
Interest expense, net	5,188	4,556
Income tax expense	1,593	1,613
Depreciation and amortization	8,696	8,903
Stock compensation expense	692	470
Other, net	464	225

Adjusted EBITDA	$21,894	$21,616

Net cash flows from operating activities	$14,433	$14,925
Less: Purchases of property, plant and equipment	(11,115)	(9,376)
Change in accrued expenses related to capital expenditures	172	553

Free cash flow	$3,490	$6,102

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

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APPENDIX B

SECOND AMENDMENT TO

CHARTER COMMUNICATIONS, INC.

2019 STOCK INCENTIVE PLAN

THIS SECOND AMENDMENT (this “Second Amendment”) to the Charter Communications, Inc. 2019 Stock Incentive Plan, as amended January 28, 2020 (the “Plan”), is dated as of April 23, 2024 (the “Amendment Effective Date”).

1. Stock Subject to the Plan; Grant Limitations. Section 4.2 of the Plan is hereby amended and restated as follows:

Subject to adjustment pursuant to Section 13, the maximum number of Shares that may be made the subject of Options and Awards granted under the Plan is 23,000,000. Following the effective date of this Plan (as described in Section 20.3 hereof), no additional awards shall be made under the Amended and Restated 2009 Stock Incentive Plan, as amended through May 18, 2016. The Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company’s treasury, or partly out of each, such number of Shares as shall be determined by the Board in its discretion. The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 23,000,000 which number shall be calculated and adjusted pursuant to Section 13 only to the extent that such calculation or adjustment will not affect the status of any Option intended to qualify as an Incentive Stock Option under Code Section 422.

2. Effective Date. This Amendment shall become effective as of the Amendment Effective Date. Except as expressly set forth herein, the Plan shall remain in full force and effect in accordance with its terms.

[End of Document]